As filed with the Securities and Exchange Commission on May 21, 2008

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORFOLK SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	4011	52-1188014
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification ;No.)

Three Commercial Place
Norfolk, Virginia 23510-2191
(757) 629-2860
(Address, including zip code, and telephone number, including area code, of registration’s principal executive officer)

James A. Hixon, Esq.
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510-2191
(757) 629-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to
David J. Goldschmidt, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

5.75% Senior Notes due 2018	$600,000,000	100%	$600,000,000	$23,580

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2008

PROSPECTUS

Offer to Exchange
$600,000,000 aggregate principal amount of 5.75% Senior Notes due 2018
(CUSIP Nos. 655844 AY 4 and U65584 AA 9)
for
$600,000,000 aggregate principal amount of 5.75% Senior Notes due 2018
(CUSIP No. 655844 AZ1)
that have been registered under the Securities Act of 1933, as amended
The exchange offer will expire at 5:00 p.m.,
New York City time, on  , 2008, unless extended.

•

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $600,000,000 aggregate principal amount of our 5.75% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “exchange notes,” for a like principal amount of our outstanding 5.75% Senior Notes due 2018, which we refer to as the “original notes.” The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•

The terms of the exchange notes are substantially identical to the terms of the original notes in all material respects, except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

•	We will accept for exchange any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2008, unless extended.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of original notes for exchange notes generally will not be a taxable event for U.S. federal income tax purposes.

•	The notes will not be listed on any securities exchange, quotation system or PORTAL.

See “Risk Factors” beginning on page 8 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2008

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Investor Relations
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510-2191
(757) 629-2861

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate” and “project.” Forward-looking statements reflect management’s good-faith evaluation of information currently available. However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which management has little or no control, including: domestic and international economic conditions; interest rates; the business environment in industries that produce and consume rail freight; competition and consolidation within the transportation industry; the operations of carriers with which the company interchanges traffic; acts of terrorism or war; fluctuation in prices or availability of key materials, in particular diesel fuel; labor difficulties, including strikes and work stoppages; legislative and regulatory developments; results of litigation; changes in securities and capital markets; disruptions to the company’s technology infrastructure, including computer systems; and natural events such as severe weather, hurricanes and floods. For a discussion of significant risk factors applicable to the company, see “Risk Factors” on page 8 of this prospectus. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

ii

SUMMARY

The following is a summary of the more detailed information appearing elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read this prospectus in its entirety and the documents to which we have referred you, especially the risks of participating in the exchange offer discussed under “Risk Factors,” before participating in the exchange offer. Except as otherwise indicated or unless the context otherwise requires, “Norfolk Southern Corporation,” “Norfolk Southern,” “NS,” “we,” “us,” “our” and “our company” refer to Norfolk Southern Corporation and its subsidiaries. Unless otherwise indicated, information is presented as of March 31, 2008.

Our Company

We are a Norfolk, Virginia based corporation that controls a major freight railroad, Norfolk Southern Railway Company. Norfolk Southern Railway Company is primarily engaged in the rail transportation of raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest and, via interchange with other rail carriers, to and from the rest of the United States. We also transport overseas freight through several Atlantic and Gulf Coast ports. We provide comprehensive logistics services and offer the most extensive intermodal network in the eastern half of the United States. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “NSC.”

We were incorporated on July 23, 1980, under the laws of the Commonwealth of Virginia. On June l, 1982, we acquired control of two major operating railroads, Norfolk and Western Railway Company, or NW, and Southern Railway Company, or Southern, in accordance with an Agreement of Merger and Reorganization dated as of July 31, 1980, and with the approval of the transaction by the Interstate Commerce Commission (now the Surface Transportation Board, or STB). Effective December 31, 1990, we transferred all the common stock of NW to Southern, and Southern’s name was changed to Norfolk Southern Railway Company, which we refer to in this prospectus as “Norfolk Southern Railway” or “NSR.” Effective September 1, 1998, NW was merged with and into Norfolk Southern Railway. As of March 31, 2008, all the common stock of Norfolk Southern Railway was owned directly by us.

Through a limited liability company, we, along with CSX Corporation, or CSX, jointly own Conrail Inc., or Conrail, whose primary subsidiary is Consolidated Rail Corporation, or CRC. We have a 58% economic and 50% voting interest in the jointly owned entity, and CSX has the remainder of the economic and voting interests. CRC owns and operates certain properties (which we refer to in this prospectus as the “Shared Assets Areas”) for the joint and exclusive benefit of NSR and CSX Transportation Inc. (see Note 4 to the Consolidated Financial Statements elsewhere in this prospectus).

Our executive offices are located at Three Commercial Place, Norfolk, Virginia 23510-2191, and our telephone number is (757) 629-2600.

Recent Developments

On May 15, 2008, we and Pan Am Railways, or PAR, entered into an agreement pursuant to which the parties intend to create a joint venture to which: (1) PAR will transfer its 155-mile main line track that runs between Mechanicville (Albany), N.Y., and Ayer, Mass., along with 281 miles of secondary and branch lines, including trackage rights, in Connecticut, Massachusetts, New Hampshire, New York, and Vermont, and (2) we will transfer cash and other property valued at $140 million, $87.5 million of which is expected to be invested within a three-year period in capital improvements on the rail system, such as terminal expansions, track and signal upgrades. The transaction is subject to the approval of the STB, which we and PAR will be seeking.

Summary of the Exchange Offer

On April 4, 2008, we completed the private placement of $600,000,000 aggregate principal amount of 5.75% senior notes due 2018. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, dated as of April 4, 2008, in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered

Up to $600,000,000 aggregate principal amount of new 5.75% senior notes due 2018, that have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

The exchange offer

We are offering to exchange up to $600,000,000 principal amount of our 5.75% senior notes due 2018 that have been registered under the Securities Act for a like principal amount of the original notes outstanding. You may tender original notes only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue exchange notes as soon as practicable after the expiration of the exchange offer. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $600,000,000 aggregate principal amount of original notes outstanding. The $600,000,000 aggregate principal amount of our original 5.75% senior notes due 2018 were offered under an indenture dated April 4, 2008.

Expiration date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on  , 2008, unless we extend the exchange offer in our sole and absolute discretion. By tendering your original notes, you represent that:

	•	you are neither our “affiliate” (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering notes acquired directly from us for our own account;

	•	any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of business;

•

at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

•

if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the original notes or the exchange notes; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no such interest has been paid, from April 4, 2008. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes	Except as described in the section titled “The Exchange Offer—Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

•

if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offer—Procedures for Tendering.”

Special procedures for beneficial holders

If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed delivery procedures

If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of original notes and delivery of exchange notes

Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered as soon as practicable after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Material U.S. federal tax consequences	Your exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

Regulatory requirements

Following the effectiveness of the registration statement covering the exchange offer with the SEC, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange agent

U.S. Bank Trust National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker- dealers, against certain liabilities, including liabilities under the Securities Act.

Resales

Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

	•	you are acquiring the exchange notes in the ordinary course of your business;

	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

	•	you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

	•	you cannot rely on the applicable interpretations of the staff of the SEC; and

	•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any original notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

	•	must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the original notes directly from us.

Consequences of not exchanging original notes

If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

	•	if they are registered under the Securities Act and applicable state securities laws;

	•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

	•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will retain no rights under the registration rights agreement. We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, however, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer—Registration Rights Agreement.”

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. The form and terms of the exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms of “note” or “notes” in this prospectus, we are referring to the original notes and the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section of this prospectus entitled “Description of Notes.”

Issuer	Norfolk Southern Corporation.

Securities offered	$600,000,000 aggregate principal amount of 5.75% senior notes due 2018.

Maturity	April 1, 2018.

Interest

Interest will accrue on the notes at the rate of 5.75% per annum, and will be payable in cash semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2008. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The notes will be unsecured obligations of Norfolk Southern and will rank on parity with each other and with all of our other unsecured and unsubordinated indebtedness.

Optional Redemption

We may redeem some or all of the notes, in whole or in part, at any time, from time to time, at the redemption prices set forth in the indenture, as summarized in this prospectus. See “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined herein), each holder of notes may require us to repurchase all or a portion of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest to the repurchase date. See “Description of Notes—Change of Control Repurchase Event.”

Certain covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability to consolidate, merge or transfer all or substantially all of our assets.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before making any investment decision. The risk factors generally have been separated into three groups: (i) risks relating to our business; (ii) risks relating to the exchange notes; and (iii) risks relating to the exchange offer. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company and the exchange offer. However, the risks and uncertainties are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the following risk factors may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to Our Business

We are subject to significant governmental regulation and legislation over commercial, environmental and operating matters.

Railroads are subject to commercial regulation by the Surface Transportation Board, or STB, which has jurisdiction over some routes, fuel surcharges, conditions of service and the extension or abandonment of rail lines. The STB also has jurisdiction over the consolidation, merger or acquisition of control of and by rail common carriers. In addition, Congress could enact re-regulation legislation. Economic re-regulation of the rail industry by Congress could have a significant negative impact on our ability to determine prices for rail services, reduce capital spending on our rail network, and result in a material adverse effect in the future on our financial position, results of operations or liquidity in a particular year or quarter.

Railroads are subject to safety and security regulation by the U.S. Department of Transportation, or DOT, and the U.S. Department of Homeland Security, or DHS, which regulate most aspects of our operations. Proposed amendments to federal rail safety statutes, if enacted, could add significantly to operating costs and increase the number of employees we and other railroads employ. In addition, our failure to comply with applicable laws and regulations could have a material adverse effect on us.

Our operations are subject to extensive federal, state, and local environmental laws and regulations concerning, among other things, emissions to the air; discharges to water ways or ground water supplies; handling, storage, transportation, and disposal of waste and other materials; and the cleanup of hazardous material or petroleum releases. The risk of incurring environmental liability—for acts and omissions, past, present and future—is inherent in the railroad business. Several of our subsidiaries own, or have owned, land used as operating property or held for sale, or which is leased or may have been leased and operated by others. Environmental problems that are latent or undisclosed may exist on these properties, and we could incur environmental liabilities or costs, the amount and materiality of which cannot be estimated reliably at this time, with respect to one or more of these properties. Moreover, lawsuits and claims involving other unidentified environmental sites and matters are likely to arise from time to time, and the resulting liabilities could have a significant effect on financial position, results of operations or liquidity in a particular year or quarter.

As a common carrier by rail, we must offer to transport hazardous materials, regardless of risk.

Transportation of certain hazardous materials could create catastrophic losses in terms of personal injury and property damage costs, and compromise critical parts of our rail network. Legislation introduced in Congress would give federal regulators increased authority to conduct investigations and levy substantial fines and penalties in connection with railroad accidents. Under provisions enacted in August 2007, federal regulators are required to prescribe new regulations governing railroads’ transportation of hazardous materials, including annual routing analyses, security risk assessments and employee security training. Regulations proposed in late 2006 by DHS mandating chain of custody and security measures will likely cause service degradation and higher costs for the transportation of toxic inhalation hazard materials. Further, certain local governments have sought to enact ordinances banning hazardous materials moving by rail within their borders. Some legislators have contemplated pre-notification requirements for hazardous materials shipments. If promulgated, such ordinances could require the re-routing of hazardous materials shipments, with the potential for significant additional costs and network inefficiencies.

We may be affected by terrorism or war.

Any terrorist attack, or other similar event, any government response thereto, and war or risk of war could cause significant business interruption and may adversely affect our results of operations, financial position or liquidity in a particular year or quarter. Because we play a critical role in the nation’s transportation system, we could become the target of such an attack or have a significant role in the government’s preemptive approach or response to an attack or war. Although we currently maintain insurance coverage for third-party liability arising out of war and acts of terrorism, we maintain only limited insurance coverage for first-party property damage and damage to property in our care, custody or control caused by certain acts of terrorism. In addition, premiums for some or all of our current insurance programs covering these losses could increase dramatically, or insurance coverage for certain losses may not be available to us in the future.

We may be affected by general economic conditions.

Prolonged negative changes in domestic and global economic conditions affecting the producers and consumers of the commodities we carry may have an adverse effect on our results of operations, financial position or liquidity. Economic conditions resulting in bankruptcies of one or more large customers could have a significant impact on our financial position, results of operations or liquidity in a particular year or quarter.

We face competition from other transportation providers.

We are subject to competition from motor carriers, other railroads, and to a lesser extent, ships, barges and pipelines, on the basis of transit time, pricing and the quality and reliability of service. While we have used primarily internal resources to build or acquire and maintain our rail system, trucks and barges have been able to use public rights-of-way maintained by public entities. Any future improvements or expenditures materially increasing the quality or reducing the cost of alternative modes of transportation in the regions in which we operate, or legislation granting materially greater latitude for motor carriers with respect to size or weight limitations, could have a material adverse effect on our results of operations, financial position or liquidity in a particular year or quarter.

The operations of carriers with which we interchange may adversely affect our operations.

Our ability to provide rail service to customers in the U.S. and Canada depends in large part upon our ability to maintain cooperative relationships with connecting carriers with respect to, among other matters, freight rates, revenue divisions, car supply and locomotive availability, data exchange and communications, reciprocal switching, interchange and trackage rights. Deterioration in the operations of, or service provided by connecting carriers, or in our relationship with those connecting carriers, could result in our inability to meet our customers’ demands or require us to use alternate train routes, which could result in significant additional costs and network inefficiencies.

We rely on technology and technology improvements in our business operations.

If we experience significant disruption or failure of one or more of our information technology systems, including computer hardware, software, and communications equipment, we could experience a service interruption, security breach, or other operational difficulties, which could have a material adverse impact on our results of operations, financial position or liquidity in a particular year or quarter. Additionally, if we do not have sufficient capital to acquire new technology or if we are unable to implement new technology, we may suffer a competitive disadvantage within the rail industry and with companies providing other modes of transportation service, which could have a material adverse effect on our results of operations, financial position or liquidity in a particular year or quarter.

The vast majority of our employees belong to labor unions, and labor agreements, strikes, or work stoppages could adversely affect our operations.

Approximately 26,000, or about 85%, of our railroad employees are covered by collective bargaining agreements with various labor unions. If unionized workers were to engage in a strike, work stoppage, or other slowdown, we could experience a significant disruption of our operations. Additionally, future national labor agreements, or renegotiation of labor agreements or provisions of labor agreements, could significantly increase our costs for healthcare, wages and other benefits. Any of these factors could have a material adverse impact on our results of operations, financial position or liquidity in a particular year or quarter.

We may be subject to various claims and lawsuits that could result in significant expenditures.

The nature of our business exposes us to the potential for various claims and litigation related to labor and employment, personal injury, commercial disputes, freight loss and other property damage, and other matters. Job-related personal injury and occupational claims are subject to the Federal Employers’ Liability Act, or FELA, which is applicable only to railroads. FELA’s fault-based tort system produces results that are unpredictable and inconsistent as compared with a no-fault worker’s compensation system. The variability inherent in this system could result in actual costs being very different from the liability recorded.

Any material changes to current litigation trends or a catastrophic rail accident involving any or all of freight loss or property damage, personal injury, and environmental liability could have a material adverse effect on our operating results, financial position or liquidity to the extent not covered by insurance. We have obtained insurance for potential losses for third-party liability and first- party property damages. Specified levels of risk are retained on a self-insurance basis (currently up to $25 million and above $1 billion per occurrence for bodily injury and property damage to third parties and $25 million and above $175 million per occurrence for property owned by us or in our care, custody or control). Insurance is available from a limited number of insurers and may not continue to be available or, if available, may not be obtainable on terms acceptable to us.

Severe weather could result in significant business interruptions and expenditures.

Severe weather conditions and other natural phenomena, including hurricanes and floods, may cause significant business interruptions and result in increased costs, increased liabilities, and decreased revenues, which could have an adverse effect on our results of operations, financial position or liquidity in a particular year or quarter.

Unpredictability of demand for rail services resulting in the unavailability of qualified personnel could adversely affect our operational efficiency and ability to meet demand.

Workforce demographics, training requirements, and the availability of qualified personnel, particularly engineers and trainmen, could each have a negative impact on our ability to meet demand for rail service. Unpredictable increases in demand for rail services may exacerbate such risks, which could have a negative impact on our operational efficiency and otherwise have a material adverse effect on our results of operations, financial position or liquidity in a particular year or quarter.

We may be affected by supply constraints resulting from disruptions in the fuel markets or the nature of some of our supplier markets.

We consume about 500 million gallons of diesel fuel each year. Fuel availability could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. If a severe fuel supply shortage arose from production curtailments, disruption of oil imports, disruption of domestic refinery production, damage to refinery or pipeline infrastructure, political unrest, war or otherwise, our results of operations, financial position or liquidity in a particular year or quarter could be adversely affected. Also, such an event would impact us as well as our customers and other transportation companies.

Due to the capital intensive nature and industry-specific requirements of the rail industry, there are high barriers of entry for potential new suppliers of core railroad items, such as locomotives and rolling stock equipment. Additionally, we compete with other industries for available capacity and raw materials used in the production of certain track materials, such as rail and ties. Changes in the competitive landscapes of these limited-supplier markets could result in increased prices or material shortages that could materially affect our results of operations, financial position or liquidity in a particular year or quarter.

Risks Relating to the Exchange Notes

There is no current public market for the exchange notes and a market may not develop.

The exchange notes are a new issue of securities for which there is currently no public trading market. We cannot guarantee:

•	the liquidity of any market that may develop for the exchange notes;

•	your ability to sell the exchange notes; or

•	the price at which you might be able to sell the exchange notes.

Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The initial purchasers have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of any of the exchange notes on any securities exchange or for inclusion of any of the exchange notes in any automated quotation system. As a result, it may be difficult for you to find a buyer for the exchange notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the sale of the original notes on April 4, 2008, we entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer within 180 days of the issue date of the original notes. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC within 270 days of the issue date of the original notes and to consummate this exchange offer within 30 days after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if we fail to comply with such filing effectiveness and offer consummation requirements. See “—Registration Rights Agreement” below for more information on the additional interest we will owe if we do not complete the exchange offer within a specified timeline.

The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on April 9, 2008 and is available from us upon request. See “Where You Can Find More Information.”

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on,   2008. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $600,000,000 aggregate principal amount of the original notes is outstanding. The original notes were offered under an indenture dated April 4, 2008. This prospectus, together with the letter of transmittal, is first being sent on or about,  2008 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. In the event of any such extension, we would delay acceptance for exchange of any original notes by giving oral or written notice of the extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to U.S. Bank Trust National Association, as the exchange agent, at the address listed below under the heading “—Exchange Agent;” or

•

if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes, if any;

•

the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company, or DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•	the holder is not an affiliate of ours (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

However, any purchaser of original notes who is our “affiliate” (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker- dealer may be a statutory underwriter. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the original notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under “—Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book- entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery;

(1)	stating the name and address of the holder of original notes and the amount of original notes tendered;

(2)	stating that the tender is being made; and

(3)

guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•

in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer;

•	a change in applicable law prohibits the consummation of such exchange offer; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.

All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery To:

U.S. Bank Trust National Association

By Hand, Registered or Certified Mail, or Overnight Courier:

U.S. Bank National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance

For Information Call:
(800) 934-6802

By Facsimile Transmission
(for eligible Institutions only):

Attn: Specialized Finance
(651) 495-8158

Confirm by Telephone:
(800) 934-6802

All other questions should be addressed to Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, Attention: Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by us. We estimate these expenses in the aggregate to be approximately $25,000.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its original notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on April 9, 2008 and is available from us upon request. See “Where You Can Find More Information.”

On April 4, 2008, we and the initial purchasers of the original notes entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed to file with the SEC a registration statement, or Exchange Offer Registration Statement, with respect to the exchange notes. Upon the effectiveness of this Exchange Offer Registration Statement, we will offer to the holders of the original notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

If either: (1) we are not required to file this Exchange Offer Registration Statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or (2) any holder of original notes notifies us prior to the 20th business day following consummation of the exchange offer that: (i) it is prohibited by law or SEC policy from participating in the exchange offer, (ii) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales, or (iii) it is a broker-dealer and owns original notes acquired directly from us or an affiliate of ours; then we will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the original notes by the holders of the original notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

We agreed to file an Exchange Offer Registration Statement with the SEC within 180 days of the issue date of the original notes and use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 270 days after the issue date of the original notes. Unless the exchange offer would not be permitted by applicable law or

SEC policy, we will (a) commence the exchange offer, and (b) use all commercially reasonable efforts to issue on or prior to 30 days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement is declared effective by the SEC, exchange notes in exchange for all original notes tendered prior thereto in the exchange offer. If obligated to file the Shelf Registration Statement, we will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

We will pay additional interest to each holder of original notes if: (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); (3) we fail to consummate the exchange offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of original notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”).

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, additional interest will be paid in an amount equal to 0.25% per annum of the principal amount of original notes. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 0.50% per annum of the principal amount of original notes.

All accrued additional interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of the original notes will be required to make certain representations to us in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By acquiring original notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	($ in millions)
Ratio of Earnings to Fixed Charges	4.63x	3.95x	5.07x	4.88x	3.90x	3.12x	2.01x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents our selected historical consolidated financial data. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2007 and the consolidated balance sheet data as of December 31, 2007 and 2006 have been derived from our audited consolidated financial statements included herein. The consolidated statement of income data for the years ended December 31, 2004 and 2003 and the consolidated balance sheet data as of December 31, 2005, 2004 and 2003 have been derived from the audited consolidated financial statements not included elsewhere herein.

The selected historical consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein. Our audited consolidated financial information may not be indicative of our future performance.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2008	2007	2007	2006	2005(1)	2004(2)	2003(3)
	($ in millions, except share, per share, stockholder and employee amounts)
Results of operations:
Railway operating revenues	$2,500	$2,247	$9,432	$9,407	$8,527	$7,312	$6,468
Railway operating expenses	1,922	1,719	6,847	6,850	6,410	5,610	5,404

Income from railway operations	578	528	2,585	2,557	2,117	1,702	1,064
Other income—net	7	7	93	149	74	76	19
Interest expense on debt	109	115	441	476	494	489	497

Income from continuing operations before income taxes and accounting changes	476	420	2,237	2,230	1,697	1,289	586
Provision for income taxes	185	135	773	749	416	379	175

Income from continuing operations before accounting changes	291	285	1,464	1,481	1,281	910	411
Discontinued operations(4)	—	—	—	—	—	—	10
Cumulative effect of changes in accounting principles, net of taxes(5)	—	—	—	—	—	—	114

Net income	$291	$285	$1,464	$1,481	$1,281	$910	$535

Per share data:
Income from continuing operations before accounting changes—basic	$0.77	$0.72	$3.74	$3.63	$3.17	$2.31	$1.05
—diluted	$0.76	$0.71	$3.68	$3.57	$3.11	$2.28	$1.05
Net income—basic	$0.77	$0.72	$3.74	$3.63	$3.17	$2.31	$1.37
—diluted	$0.76	$0.71	$3.68	$3.57	$3.11	$2.28	$1.37
Dividends	$0.29	$0.22	$0.96	$0.68	$0.48	$0.36	$0.30
Stockholders’ equity at end of period	$25.94	$24.48	$25.64	$24.19	$22.63	$19.92	$17.83

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2008	2007	2007	2006	2005(1)	2004(2)	2003(3)
	($ in millions, except share, per share, stockholder and employee amounts)
Financial position:
Total assets	$26,465	$26,030	$26,144	$26,028	$25,859	$24,748	$20,596
Total long-term debt, including current maturities(6)	$6,493	$6,533	$6,368	$6,600	$6,930	$7,525	$7,160
Stockholders’ equity	$9,748	$9,628	$9,727	$9,615	$9,276	$7,977	$6,976
Other:
Capital expenditures	$304	$236	$1,341	$1,178	$1,025	$1,041	$720
Average number of shares outstanding (thousands)	375,675	394,208	389,626	405,988	404,170	394,201	389,788
Number of stockholders at end of period	36,602	38,457	36,955	38,900	48,180	51,032	52,091
Average number of employees:
Rail	30,240	30,484	30,336	30,079	29,851	28,057	28,363
Nonrail	471	469	470	462	443	418	390

Total	30,711	30,953	30,806	30,541	30,294	28,475	28,753

(1)

2005 provision for income taxes includes a $96 million benefit related to the reduction of our deferred income tax liabilities resulting from tax legislation enacted by Ohio. This benefit increased net income by $96 million, or 23 cents per diluted share.

(2)	2004 other income—net includes a $40 million net gain from the Conrail Corporate Reorganization. This gain increased net income by $40 million or 10 cents per diluted share.

(3)

2003 operating expenses include a $107 million charge for a voluntary separation program. Other income—net includes an $84 million charge to recognize the impaired value of certain telecommunications assets. These charges reduced net income by $119 million, or 30 cents per diluted share.

(4)

2003 discontinued operations relate to the 1998 sale of the common stock of motor carrier subsidiary, North American Van Lines, Inc. Results in 2003 include an additional after-tax gain of $10 million, or $0.03 per diluted share, resulting from resolution of tax issues related to the transaction.

(5)

2003 net income reflects two accounting changes, the cumulative effect of which increased net income by $114 million, or $0.29 per diluted share: a change in accounting for the cost to remove railroad crossties, which increased net income by $110 million, and a change in accounting related to a special-purpose entity that leases certain locomotives to us, which increased net income by $4 million.

(6)	2003 long-term debt excludes notes payable to Conrail of $716 million.

Norfolk Southern Corporation and Subsidiaries
Quarterly Financial Data
(Unaudited)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	($ in millions, except per share amounts)
2007
Railway operating revenues	$2,247	$2,378	$2,353	$2,454
Income from railway operations	528	690	681	686
Net income	285	394	386	399
Earnings per share:
Basic	$0.72	$1.00	$0.99	$1.04
Diluted	$0.71	$0.98	$0.97	$1.02
2006
Railway operating revenues	$2,303	$2,392	$2,393	$2,319
Income from railway operations	551	677	715	614
Net income	305	375	416	385
Earnings per share:
Basic	$0.74	$0.91	$1.04	$0.97
Diluted	$0.72	$0.89	$1.02	$0.95

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis of financial condition and results of operations are based upon financial statements which have been prepared in accordance with United States generally accepted accounting principles, and should each be read together with the consolidated financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus.

This discussion contains certain statements of a forward-looking nature that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors” and those appearing elsewhere in this prospectus, actual results may differ materially from those anticipated by such forward-looking statements.

Overview

We are a Norfolk, Virginia based corporation that controls a major freight railroad, Norfolk Southern Railway Company. Norfolk Southern Railway Company is primarily engaged in the rail transportation of raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest and, via interchange with other rail carriers, to and from the rest of the United States. We also transport overseas freight through several Atlantic and Gulf Coast ports. We provide comprehensive logistics services and offer the most extensive intermodal network in the eastern half of the United States. Our common stock is listed on the NYSE under the symbol “NSC.”

We were incorporated on July 23, 1980, under the laws of the Commonwealth of Virginia. On June l, 1982, we acquired control of two major operating railroads, NW and Southern in accordance with an Agreement of Merger and Reorganization dated as of July 31, 1980, and with the approval of the transaction by the Interstate Commerce Commission (now the STB). Effective December 31, 1990, we transferred all the common stock of NW to Southern, and Southern’s name was changed to Norfolk Southern Railway Company. Effective September 1, 1998, NW was merged with and into Norfolk Southern Railway. As of March 31, 2008, all the common stock of Norfolk Southern Railway was owned directly by us.

Through a limited liability company, we, along with CSX jointly own Conrail, whose primary subsidiary is CRC. We have a 58% economic and 50% voting interest in the jointly owned entity, and CSX has the remainder of the economic and voting interests. CRC owns and operates certain properties (which we refer to in this prospectus as the “Shared Assets Areas”) for the joint and exclusive benefit of NSR and CSX Transportation Inc. (see Note 4 to the Consolidated Financial Statements elsewhere in this prospectus).

Our 2007 results reflected softness in the overall economy that resulted in reduced traffic volumes. Despite this, railway operating revenues increased slightly as improved average revenue per unit offset the volume declines. Railway operating expenses were about even, resulting in a railway operating ratio (a measure of the amount of revenues consumed by operating expenses) of 72.6%, which improved modestly from 2006.

Our first-quarter 2008 net income was 2% higher than the prior year due to improved income from railway operations. Railway operating revenues increased 11% as higher average revenue per unit more than offset a 2% reduction in traffic volume. Railway operating expenses, driven by higher fuel costs, increased 12% as compared to the first quarter of 2007, and the railway operating ratio rose to 76.9% compared with 76.5% for the first quarter of 2007.

Cash provided by operating activities exceeded $2 billion for the third consecutive year and, along with a reduction in cash and short-term investment balances, provided funding for increased capital expenditures, significant share repurchases and higher dividends. Cash provided by operating activities for the first quarter of 2008 was $604 million and, along with proceeds from borrowings, provided funding for capital expenditures, debt maturities, share repurchases and dividends.

During 2007, we purchased and retired 23.6 million shares of our common stock at a total cost of $1.2 billion under the share repurchase program approved by our board of directors on November 22, 2005. Our board of directors amended the program in March 2007 and authorized the repurchase of up to 75 million shares of our common stock through December 31, 2010. As of December 31, 2007, we had purchased and retired 45.3 million shares under this program at a total cost of $2.2 billion. In the first quarter of 2008, 5.6 million shares of common stock were repurchased at a total cost of $276 million. At March 31, 2008, cash and short-term investment balances totaled $364 million.

Summarized Results of Operations

First Quarter 2008 Compared with First Quarter 2007

First-quarter 2008 net income was $291 million, up $6 million, or 2%, compared with the same period last year. The increase primarily resulted from a $50 million increase in income from railway operations and a $6 million reduction in interest expense. First-quarter net income was reduced by a $50 million increase in income taxes, reflecting both the absence of benefits associated with synthetic fuel tax credits that expired in 2007 and higher pretax income.

2007 Compared with 2006

Net income in 2007 was $1.5 billion, down $17 million, or 1%, compared with 2006. Diluted earnings per share were $3.68, up $0.11, or 3%, reflecting fewer shares outstanding as a result of our share repurchase program. The decrease in net income was primarily due to higher income taxes and lower non-operating items that offset higher income from railway operations. Railway operating revenues increased $25 million, as higher average revenue per unit overshadowed lower traffic volumes. Railway operating expenses decreased $3 million, principally due to lower volume-related expenses that offset higher fuel expense.

2006 Compared with 2005

Net income in 2006 was $1.5 billion, or $3.57 per diluted share, up $200 million, or 16%, compared with $1.3 billion, or $3.11 per diluted share, in 2005. The increase in net income was primarily due to higher income from railway operations, offset in part by the absence of the $96 million income tax benefit recorded in 2005 because of Ohio tax law changes. Railway operating revenues increased $880 million, reflecting higher rates, including fuel surcharges that accounted for about 40% of the increase, and modestly higher traffic volume. Railway operating expenses rose $440 million, or 7%, principally due to higher fuel prices and increased compensation and benefits costs.

Detailed Results of Operations

Railway Operating Revenues

First-quarter 2008 railway operating revenues were $2.5 billion, up $253 million, or 11%, compared with the first quarter of 2007. As shown in the following table, the increases were the result of higher average revenue per unit and increased fuel surcharges (up $144 million) that were offset in part by lower traffic volume.

First Quarter 2008 vs. 2007
(Increase / (Decrease)) ($ in millions)
Traffic volume (units)	$(52)
Revenue per unit/mix	305

Total	$253

Revenues, units and average revenue per unit for our market groups were as follows:

	First Quarter
	Revenues		Units		Revenue per Unit
	2008	2007	2008	2007	2008	2007
	($ in millions)		(in thousands)		($ per unit)
Coal	$662	$557	427.0	420.2	$1,551	$1,326
General merchandise:
Chemicals	305	274	102.2	105.7	2,986	2,587
Metals/construction	305	275	186.5	185.6	1,636	1,480
Agr./consumer prod./govt.	299	241	152.1	146.7	1,968	1,644
Automotive	228	227	119.6	132.5	1,908	1,717
Paper/clay/forest	215	211	100.2	109.3	2,139	1,936

General merchandise	1,352	1,228	660.6	679.8	2,047	1,807
Intermodal	486	462	740.4	771.5	656	598

Total	$2,500	$2,247	1,828.0	1,871.5	$1,367	$1,201

Railway operating revenues were $9.4 billion in 2007 and 2006, and $8.5 billion in 2005. The following table presents a three-year comparison of revenues, volume and average revenue per unit by market group.

	Revenues			Units			Revenue per Unit
	2007	2006	2005	2007	2006	2005	2007	2006	2005
	($ in millions)			(in thousands)			($ per unit)
Coal	$2,315	$2,330	$2,115	1,699.4	1,760.0	1,735.4	$1,363	$1,324	$1,219
General merchandise:
Chemicals	1,166	1,079	978	426.7	426.4	442.1	2,732	2,530	2,212
Metals/construction	1,149	1,168	978	783.6	835.3	794.2	1,467	1,398	1,231
Agr./cons. prod./govt.	1,047	994	832	601.5	594.1	571.8	1,740	1,673	1,454
Automotive	974	974	997	533.0	561.9	615.9	1,827	1,734	1,620
Paper/clay/forest	860	891	801	428.1	466.7	472.2	2,010	1,909	1,697

General merchandise	5,196	5,106	4,586	2,772.9	2,884.4	2,896.2	1,874	1,770	1,583
Intermodal	1,921	1,971	1,826	3,120.7	3,256.5	3,154.9	615	605	579

Total	$9,432	$9,407	$8,527	7,593.0	7,900.9	7,786.5	$1,242	$1,191	$1,095

Revenues increased by $25 million in 2007 and by $880 million in 2006. Automotive revenue in 2007 included $26 million related to a contract volume settlement. As shown in the following table, the increase in 2007 was due to higher average revenue per unit that more than offset decreased traffic volumes, whereas the improvement in 2006 was the result of increased average revenue per unit and higher traffic volumes.

Revenue Variance Analysis
Increases (Decrease)

	2007 vs. 2006	2006 vs. 2005
	($ in millions)
Revenue per unit/mix	$392	$755
Traffic volume (units)	(367)	125

Total	$25	$880

Both comparisons reflect large increases in average revenue per unit, a result of higher rates. In 2006 about 40% of the revenue increase was attributable to higher fuel surcharges. Traffic volume decreased in 2007, reflecting declines in all commodity groups except agriculture/consumer products/government, and chemicals. In 2006, traffic volume rose 1%, principally due to higher intermodal and metals/construction shipments.

On January 26, 2007, the STB issued a decision that the type of fuel surcharge imposed by us and most other large railroads—a fuel surcharge based on a percentage of line haul revenue—would no longer be permitted for regulated traffic that moves under public (tariff) rates. The STB gave the railroads a 90-day transition period to adjust their fuel surcharge programs. During the second quarter of 2007, we discontinued assessing fuel surcharges on our published (non-intermodal) public rates. Future adjustments to public prices will reflect ongoing market conditions. We do not expect that compliance with the new STB regulations will have a material effect on our financial condition, results of operations or liquidity. The traffic moving under these tariffs and public quotes comprised less than 10% of our total revenue base.

Coal revenues increased $105 million, or 19%, in the first quarter of 2008 compared with the same period in 2007. The increase reflected a 17% increase in average revenue per unit and a 2% increase in carloads. For the first quarter, tonnage handled increased, reflecting improved export volume. Coal tonnage by market was as follows:

	First Quarter
	2008	2007
	(in thousands)
Utility	35,604	36,216
Export	5,773	3,526
Steel	3,517	3,630
Industrial	1,909	2,397

Total	46,803	45,769

Coal revenues decreased $15 million, or 1%, in 2007 compared with 2006, as a 2% reduction in tonnage handled more than offset a 3% increase in average revenue per unit. Carloads declined 3%, a higher percentage than the change in tonnage handled because of increased average tonnage per car. Coal represented 25% of our revenues in 2007, and 78% of shipments handled originated on our lines. As shown in the following table, decreased shipments of utility and domestic metallurgical coal more than offset higher export and industrial shipments.

Total Coal, Coke and Iron Ore Tonnage

	2007	2006	2005
	(Tons in thousands)
Utility	142,734	148,078	142,522
Domestic metallurgical	17,873	20,878	20,076
Export	15,564	12,409	14,531
Industrial	9,794	9,202	9,524

Total	185,965	190,567	186,653

Coal revenues in 2006 increased $215 million, or 10%, compared with 2005, which reflected higher average revenue per unit and slightly higher traffic volume. Coal average revenue per unit was up 9% compared with 2005, reflecting increased fuel surcharges and higher rates, tempered by the absence of a $55 million benefit from coal rate settlements in the second quarter of 2005. Coal represented 25% of our revenues in 2006, and 79% of shipments handled originated on our lines. Traffic volumes rose 1%, primarily because of increased shipments of utility and domestic metallurgical coal that offset lower export and iron ore shipments.

We are currently involved in litigation with Virginia Electric and Power Company/Old Dominion Electric Cooperative, or Virginia Power, regarding rate adjustment provisions in a transportation contract between us. In 2007, the Virginia Supreme Court issued a decision that remanded the case to the trial court on the grounds that neither of its prior decisions constituted a final order. On April 17, 2008, the trial court entered a final order granting us monetary damages, including interest, and prescribing the methodology for determining future rates. Virginia Power is expected to appeal this order to the Virginia Supreme Court. Future developments and the ultimate resolution of this matter could result in our recognition of additional revenues related to this dispute, which could have a favorable impact on results of operations in a particular year or quarter.

Utility coal tonnage declined 2% in the first quarter of 2008 as higher export demand and the temporary closure of a major coal mine tightened coal availability for domestic customers. Utility coal tonnage decreased 4% in 2007, compared with 2006, reflecting high stockpile levels (particularly in the Southeast) that led to reduced shipments, despite fairly strong electric generation (up 4%) in our service region. In addition, the temporary closure of a major coal mine as well as the loss of business to barge transportation contributed to the decline.

In 2006, utility coal tonnage increased 4%, compared with 2005, reflecting the rebuilding of stockpiles by customers, more shipments from the Powder River Basin in the West and higher shipments of import coal through Charleston, South Carolina.

A number of evolving environmental issues could affect the utility coal market. These include potential regional programs aimed at capping and reducing power plant carbon dioxide emissions, and ongoing efforts at addressing climate change. In response to changes in environmental regulations, certain utilities have begun adding or are planning to add emissions control technologies to their electric generating units, allowing them to utilize their existing coal-fired power plants.

Domestic metallurgical coal, coke and iron ore tonnage declined 3% in the first quarter of 2008 due to constrained coal supply. Domestic metallurgical coal, coke and iron ore tonnage decreased 14% in 2007 compared with 2006. The decrease was primarily due to coke furnace outages, mine production outages and reduced spot iron ore traffic. Domestic metallurgical coal, coke and iron ore tonnage increased 4% in 2006 compared with 2005. The increase was driven by higher domestic metallurgical coal and coke shipments in the first half of the year in response to steel-making demand, which more than offset a decline in iron ore volume caused by the shutdown of a blast furnace at a major customer location.

Export coal tonnage increased 64% for the first quarter of 2008, reflecting increased global demand coupled with weather-related supply constraints in Australia and reduced export volume from China. Export coal tonnage in 2007 increased 25% compared to 2006, primarily due to increased demand reflecting a lower valued dollar as well as loading delays at Australian ports. Norfolk volume increased by approximately 26,000 cars, or 25%, and Baltimore volume was up approximately 4,500 cars, or 19%.

In 2006, export coal tonnage decreased 15% compared to 2005, reflecting weaker demand for U.S. coal as Europe and Asia continued to increase purchases from other countries. Baltimore volume was down approximately 13,500 cars, or 37%, and Norfolk volume declined by approximately 3,000 cars, or 3%.

Industrial coal tonnage decreased 20% for the first quarter of 2008 compared with 2007, principally due to a temporary mine shutdown and production problems that affected coal availability.

Other coal tonnage (principally steam coal shipped to industrial plants) increased 6% versus 2006, primarily due to new business and stronger demand. In 2006, other coal tonnage decreased 3% versus 2005, primarily due to plant closures and mine production problems.

General merchandise revenues increased $124 million, or 10%, in the first quarter of 2008, compared with the same period in the previous year, reflecting a 13% increase in average revenue per unit, which was partially offset by a 3% decline in traffic volume. The improvement in average revenue per unit reflected continued market-based pricing in all groups and higher fuel surcharges.

General merchandise revenues increased $90 million, or 2%, in 2007 compared with 2006, as a 6% increase in average revenue per unit, reflecting continued market-based pricing in all groups, more than offset a 4% decline in traffic volume. Revenue in 2007 included $26 million related to a volume-related contract settlement with an automotive customer.

In 2006, general merchandise revenues increased $520 million, or 11%, compared with 2005, as all market groups posted higher average revenue per unit driven by increased rates and fuel surcharges. Traffic volume declined slightly as improved metals and construction and agriculture volumes were offset by declines in the other business groups.

Chemicals traffic volume decreased 3% in the first quarter of 2008, reflecting continued weakness in plastics linked to housing construction declines. Chemicals revenue increased 8% in 2007, compared with 2006, reflecting higher rates in all groups. Traffic volume rose modestly as more shipments of industrial intermediates offset fewer shipments in the petroleum, miscellaneous chemicals and plastics markets, which continued to reflect weakness in housing-related demand.

In 2006, chemicals revenues increased 10%, despite a 4% drop in traffic volume, reflecting increased rates and fuel surcharges. Petroleum, industrial and plastics traffic volumes were down as a result of lower inventories arising from post-Katrina conditions, the closure of several plants on our lines and the weaker housing and automotive markets.

Metals and construction volume was up slightly in the first quarter of 2008 as increased carloads from metals, machinery and aggregate markets offset declines in housing-related markets. Metals and construction revenue decreased 2% in 2007, compared with 2006, as a 5% increase in average revenue per unit that resulted from higher rates was more than offset by the effects of a 6% decrease in traffic volume. The decline in volume was principally due to lower iron, steel and coil shipments and reduced demand for construction materials, both reflecting the soft automotive and housing sectors.

In 2006, metals and construction revenue increased 19% and traffic volume increased 5% compared with 2005 as declines in the fourth quarter were offset by higher volumes through the rest of the year. Revenue per unit rose 14% because of increased rates and fuel surcharges. The increase in traffic volume was driven primarily by higher import slab business to steel mills served by us, more scrap metal shipments and higher sand, gravel and cement traffic for commercial and highway construction projects.

Agriculture, consumer products and government volume increased 4% in the first quarter of 2008, reflecting increases in ethanol and feed shipments. Agriculture, consumer products and government revenue increased 5% in 2007 compared with 2006. The revenue improvement resulted from higher average revenue per unit, which reflected higher rates. Traffic volume rose modestly as more corn, fertilizer and ethanol shipments were mitigated by less government and consumer product volume.

In 2006, agriculture, consumer products and government revenue increased 19% and traffic volume increased 4% compared with 2005. Average revenue per unit rose 15%, a result of higher rates and fuel surcharges. Traffic volume growth resulted from increased ethanol, military and corn shipments. Military traffic growth was primarily due to the continued support of military operations in Iraq.

Automotive volumes decreased 10% for the first quarter of 2008, as Ford, General Motors and Chrysler reduced production. Ford, General Motors and Chrysler combined operate 17 of 27 assembly plants served by us. Automotive revenues were flat in 2007 compared with 2006 as lower traffic volumes offset higher average revenue per unit. Revenue in 2007 included a $26 million volume-related contract settlement. Volume decreased 5%, reflecting softness in demand for vehicles as well as parts, and the closure in June 2007 of a plant served by us.

In 2006, automotive revenues declined 2% compared with 2005 as lower volumes offset increased average revenue per unit, including fuel surcharges. Volume decreased 9% primarily due to substantial production cuts at Ford, General Motors and Daimler-Chrysler assembly plants, including two plant closures served by us at Ford and one at General Motors during 2006. Reduced production at Honda and BMW also contributed to the volume decrease.

Paper, clay and forest traffic volume was down 8% for the first quarter of 2008, reflecting lower volumes related to the housing slowdown and continued decline in conventional paper markets. Paper, clay and forest products revenue decreased 3% in 2007 compared with 2006 as the effects of higher average revenue per unit were more than offset by an 8% decrease in traffic volume reflecting the continued housing slowdown and decline in conventional paper markets.

In 2006, paper, clay and forest products revenue increased 11% compared with 2005 due to higher average revenue per unit, including fuel surcharges, despite a 1% decrease in traffic volume.

Higher solid waste and debris traffic, and growth in traffic from the import of printing paper, partially offset reduced pulp and pulp board shipments.

Intermodal revenues increased $24 million, or 5%, in the first quarter of 2008, compared with the same period last year, primarily due to higher average revenue per unit (up 10%). Intermodal volume was down 4% for the first quarter. Truckload volume decreased 13% reflecting the soft economy. International traffic volume declined 5%, primarily driven by a soft economy and less inland rail movement of West Coast port traffic that offset East Coast port volume growth. The Premium business, which includes parcel and less-than-truckload, or LTL, carriers, decreased 2%, as LTL conversions partially offset soft parcel business. Triple Crown Services Company, or Triple Crown, volume was up 2%. Intermodal marketing companies volumes grew 2%, reflecting the relative efficiency of intermodal versus over-the-road transportation in a high fuel cost environment.

Intermodal revenues decreased $50 million, or 3%, in 2007, compared with 2006, as a 4% reduction in traffic volumes offset a 2% increase in average revenue per unit. Truckload volume decreased 10% compared with 2006 and domestic intermodal marketing companies, or IMC, volume declined 4%. Traffic volume for Triple Crown, a service with rail-to-highway trailers, dropped 3%. The declines for truckload, IMC and Triple Crown were primarily due to lower national demand for dry van shipments resulting from continued weakness in the housing and automotive markets and increased over-the-road competition. International traffic volume decreased 4% reflecting reduced shipments of empty containers and less inland rail transportation of West Coast port traffic, which offset volume growth from East Coast port traffic. Premium business, which includes parcel and less-than-truckload carriers, was up 2% reflecting gains in parcel shipments that offset modest declines in LTL shipper traffic.

In 2006, intermodal revenues increased $145 million, or 8%, compared with 2005, largely because of higher fuel surcharges, increased rates and improved traffic volume. Traffic volume for the year rose 3% notwithstanding a 3% decline in the fourth quarter. Truckload volume increased 8% reflecting continued expansion of business with traditional truckload companies. IMC volume declined 9%, a result of declines in the housing, construction and automotive markets. Triple Crown had flat volume compared with 2005 as higher consumer product shipments were offset by weaker automotive-related shipments. International traffic volume rose 9% reflecting growth in imported goods from Asia and exported goods through East Coast ports served by us, as well as West Coast ports. Premium business was down 3% as lower LTL shipper traffic offset modest gains in parcel shipments. Intermodal revenue per unit increased 4%, principally a result of higher fuel surcharges as well as increased rates and longer-haul international traffic, which was offset in part by the ongoing shift of shipments from higher revenue per unit, rail-provided assets (trailers and containers) to lower revenue per unit shipments in shipper-provided equipment.

Railway Operating Expenses

First-quarter railway operating expenses were $1.9 billion in 2008, up $203 million, or 12%, compared with the same period in 2007. Railway operating expenses in 2007 were $6.8 billion, about even with railway operating expenses in 2006, which were up $440 million compared to 2005. The 2007 comparison reflected volume-related decreases offset by higher fuel expense. The increase in 2006 was due to higher fuel prices and increased compensation and benefits.

The railway operating ratio, which measures the percentage of railway operating revenues consumed by railway operating expenses, improved to 72.6% in 2007, compared with 72.8% in 2006 and 75.2% in 2005.

The following table shows the changes in railway operating expenses summarized by major classifications (prior year amounts have been reclassified to conform to the current year presentation).

Operating Expense Variances
Increases (Decreases)

	First Quarter 2008 vs. 2007	2007 vs. 2006	2006 vs. 2005
	($ in millions)
Compensation and benefits	$24	$(85)	$144
Purchased services and rents	(9)	(27)	31
Fuel	156	74	274
Depreciation	6	37	(36)
Materials and other	26	(2)	27

Total	$203	$(3)	$440

Compensation and benefits increased $24 million, or 4%, in first quarter 2008, compared with the same period in 2007. The increase was primarily the result of higher stock-based compensation (up $14 million) and increased wage rates (up $10 million). Compensation and benefits, which represented 37% of total railway operating expenses, decreased $85 million, or 3%, in 2007 compared with 2006, primarily due to lower incentive compensation (down $48 million), lower volume-related payroll (down $37 million), the absence of the prior year retirement and waiver agreements with our former executives as well as the cost of the regular stock-based grant to our former Chief Executive Officer ($24 million), lower stock-based compensation (down $13 million), and lower payroll taxes (down $12 million), that were partially offset by increased wage rates (up $27 million) and higher medical costs (up $27 million).

In 2006, compensation and benefits increased $144 million, or 6%, compared with 2005. Expenses in 2006 included the effect of the implementation of Statement of Accounting Standards No. 123(R) “Share-Based Payment,” which increased stock-based compensation expense by $27 million. Most of the increase was reflected in the first quarter which included the effect of accelerated recognition of costs related to grants to retirement-eligible employees. The remaining increase was attributable to increased salaries and wages (up $44 million), higher health and welfare benefit costs (up $29 million), retirement and waiver agreements entered into in the first quarter as well as the cost of the regular stock-based grant to the former chief executive officer who retired (up $24 million), and higher payroll taxes (up $17 million).

Our number of employees averaged 30,806 in 2007 compared with 30,541 in 2006 and 30,294 in 2005. The increased number of employees was almost exclusively in operating department personnel to meet service needs, as well as to prepare for expected retirements. We continue to hire and train additional workers in order to meet the requirements of forecasted volumes in light of the demographics of our work force.

Purchased services and rents includes the costs of services purchased from outside contractors, including the net costs of operating joint (or leased) facilities with other railroads and the net cost of equipment rentals. Purchased services and rents decreased $9 million, or 2%, in the first quarter of 2008, compared with the same period in 2007, reflecting lower equipment rents as a result of lower traffic volume (down $3 million) and fewer third-party freight car repairs (down $4 million). This category of expenses decreased $27 million, or 2%, in 2007 compared to 2006, but increased $31 million, or 2%, in 2006 compared to 2005. The decline in 2007 was principally due to lower equipment rents, while the 2006 increase reflected increased maintenance activities.

Purchased services costs were $1,172 million in 2007, $1,165 million in 2006 and $1,142 million in 2005. In 2007, higher expenses for maintenance activities were largely offset by volume-related declines. The increase in 2006 reflected higher intermodal volume-related expenses.

Equipment rents, which includes the cost to us of using equipment (mostly freight cars) owned by other railroads or private owners less the rent paid to us for the use of our equipment, amounted to $379 million, $413 million and $405 million for 2007, 2006 and 2005, respectively. The decrease in 2007 was principally due to lower shipment volumes. The increase in 2006 was primarily due to a reduction in rents received on automotive equipment as a result of decreased shipments.

Fuel expense, which includes the cost of locomotive fuel as well as other fuel used in railway operations, increased $156 million, or 63%, for the first quarter of 2008, compared with the same period in 2007. The increase reflected a 65% increase in the price per gallon of locomotive fuel and a 1% increase in consumption. Fuel expense increased $74 million, or 7%, in 2007 compared with 2006, and increased $274 million, or 33%, in 2006 compared with 2005. Fuel expense is recorded net of hedge benefits, although there have been no such benefits since May 2006 when the program wound down (see “—Other Matters—Market Risks and Hedging Activities” below). The increase in 2007 reflected a 9% increase in the price per gallon of locomotive fuel as well as the absence of hedge benefits offset in part by a 4% decline in consumption. Expense in 2006 included hedge benefits of $20 million compared with benefits of $148 million in 2005, and reflected a 13% rise in the average price per gallon with a 1% increase in consumption.

Legislation enacted in the first quarter of 2005 repealed the $0.043 per gallon excise tax on railroad diesel fuel for 2007, with the following phased reductions in 2005 and 2006: $0.01 per gallon from January 1, 2005 through June 30, 2005; $0.02 per gallon from July 1, 2005 through December 31, 2006; and by the full $0.043 per gallon thereafter. We consume about 500 million gallons of locomotive diesel fuel per year.

Depreciation expense increased $37 million, or 5%, in 2007 compared to 2006, but decreased $36 million, or 5%, in 2006 compared with 2005. In both years, substantial capital investments and improvements resulted in higher depreciation expense. The net decrease in 2006 reflected the results of an equipment depreciation study and an analysis of the assets received in the Conrail Corporation Reorganization completed in 2006.

Materials and other expenses (including the estimates of costs related to personal injury, property damage and environmental matters) increased $26 million, or 12%, in the first quarter of 2008, compared with the same period in 2007. The increase reflected the Avondale Mills settlement related to the Graniteville accident (see additional discussion below) as well as higher locomotive and freight car material costs. These increases were partially offset by lower personal injury and environmental claims development. Materials and other expenses decreased $2 million in 2007 compared with 2006, but increased $27 million, or 3%, in 2006 compared to 2005, as shown in the following table.

	First Quarter		Year Ended
	2008	2007	2007	2006	2005
	($ in millions)
Materials	$101	$89	$359	$346	$315
Casualties and other claims	65	52	171	220	224
Other	74	73	270	236	236

Total	$240	$214	$800	$802	$775

In April 2008, we settled a lawsuit brought by Avondale Mills, Inc. (Avondale Mills) for claims associated with the Graniteville derailment. A portion of the settlement will not be reimbursed by insurance and is recorded as an expense in the first quarter of 2008. This expense combined with other favorable claims-related adjustments increased our year-over-year operating expenses by $13 million and reduced first-quarter earnings by $0.02 per diluted share.

The decline in 2007 was primarily due to lower derailment and personal injury costs, offset in part by higher property and other taxes, and increased materials costs for maintenance activities.

The increase in 2006 reflected increased locomotive and freight car repair costs due to more maintenance activity related to higher usage from increased traffic volumes coupled with the age of the fleet, as well as higher expenses arising from derailments and insurance costs. These increases were partially offset by the absence of $38 million of costs associated with the 2005 derailment in Graniteville, South Carolina, and an unfavorable jury verdict in an employee injury case.

In 2005, we recorded a liability related to the January 6, 2005 derailment in Graniteville, SC. The total liability related to the derailment, which includes a current and long-term portion, represents our best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs. Our commercial insurance policies are expected to cover substantially all expenses related to this derailment above the unreimbursed portion and our self-insured retention, including our response costs and legal fees. Accordingly, the Consolidated Balance Sheets reflect a current and long-term receivable for estimated recoveries from our insurance carriers. One of our insurance carriers has made assertions indicating that it may contest all or part of its coverage obligations, as such all or part of the recorded recovery attributable to such carrier ($100 million) may be contested. We believe these expenses are covered by the insurance policy and that recovery of any contested amount is probable, in that if the carrier contests payment an arbitrator would determine the settlement amounts to be reasonable and that the insurer’s refusal to consent to and to fund the settlement was a breach of contract.

The largest component of casualties and other claims expense is personal injury costs. Cases involving occupational injuries comprised about 60% of total employee injury cases resolved and about 40% of total payments made. With our long-established commitment to safety, we continue to work actively to eliminate all employee injuries and to reduce the associated costs. With respect to occupational injuries, which are not caused by a specific accident or event but result from a claimed exposure over time, the benefits of any existing safety initiatives may not be realized immediately. These types of claims are being asserted by former or retired employees, some of whom have not been actively employed in the rail industry for decades.

The rail industry remains uniquely susceptible to litigation involving job-related accidental injury and occupational claims because of the FELA, which is applicable only to railroads. FELA’s fault-based system, which covers employee claims for job-related injuries, produces results that are unpredictable and inconsistent as compared with a no-fault workers’ compensation system.

We maintain substantial amounts of insurance for potential third-party liability and property damage claims. We also retain reasonable levels of risk through self-insurance.

Other Income—Net

Other income—net was flat in the first quarter of 2008 compared with the same period in 2007 as lower returns from corporate-owned life insurance (down $21 million) were offset by decreased expenses associated with tax credit investments (down $20 million). Other income—net was $93 million in 2007, $149 million in 2006 and $74 million in 2005. The decrease in 2007 reflected lower interest income ($31 million), higher expenses associated with synthetic fuel-related tax credit investments ($15 million) and lower returns from corporate-owned life insurance ($15 million) that combined to offset higher equity in earnings of Conrail ($20 million).

We have membership interests representing ownership in companies that owned and operated facilities that produced synthetic fuel from coal. In addition, we purchased two facilities that produced synthetic fuel from coal in 2007. The production of synthetic fuel resulted in tax credits as well as expenses related to the investments. The expenses are recorded as a component of “Other income—net,” and the tax credits, as well as tax benefits related to the expenses, are reflected in “Provision for income taxes” (see discussion below).

Results in 2006 reflected lower expense associated with tax credit investments primarily due to synthetic fuel related investments, greater interest income, and higher returns from corporate-owned life insurance, that were partially offset by lower equity in Conrail earnings.

Income Taxes

The first-quarter 2008 effective income tax rate was 38.9%, compared with 32.1% in the same period in 2007. The increase for the quarter was largely due to the absence of synthetic fuel-related credits which expired at the end of 2007.

Income tax expense in 2007 was $773 million for an effective rate of 35%, compared with effective rates of 34% in 2006 and 25% in 2005. The increase in the rate for 2007 largely resulted from Illinois tax legislation which increased deferred taxes by $19 million. The increase in the rate for 2006 was primarily due to the absence of an Ohio tax law change that lowered the effective rate in 2005, as well as fewer tax credits from synthetic fuel-related investments. Synthetic fuel tax credits were available through the end of 2007.

Synthetic fuel credits are subject to reduction if the Reference Price of a barrel of oil for the year falls within an inflation-adjusted phase-out range specified by the tax code. The Reference Price for a year is the annual average wellhead price per barrel of unregulated domestic crude oil as determined by the Secretary of the Treasury by April 1 of the following year. In 2006, the phase-out range was $55.06 to $69.12, and the phase-out range is adjusted annually for inflation. While we cannot predict with certainty the Reference Price for the year, we estimated a 66% phase-out of synthetic fuel credits in 2007 based on actual oil prices during the year.

Net income in 2007 reflects $5 million less in net benefits from these credits, as compared with the same period of 2006, as shown below:

	2007	2006	2005
	($ in millions)
Effect in “Other income—net:”
Expenses on synthetic fuel related investments	$77	$62	$102

Effect in “Provision for income taxes:”
Tax credits	60	56	98
Tax benefit of expenses on synthetic fuel related investments	30	24	40

Total reduction of income tax expense	90	80	138

Effect in “Net income:”
Net benefit from synthetic fuel related investments	$13	$18	$36

The tax credits generated by our synthetic fuel related investments, which reduced the effective tax rate by 3% in 2007 and 2006, expired at the end of 2007 and, accordingly, the effective tax rate is expected to increase in 2008.

Our consolidated federal income tax returns for 2004 and 2005 are being audited by the Internal Revenue Service, or IRS, and those audits are expected to be completed within the next six months. The IRS completed its examination of our 2002 and 2003 consolidated federal income tax returns during the third quarter of 2006 and we have appealed certain adjustments proposed by the IRS. The results of the examination had a negligible effect on the effective tax rate.

Financial Condition, Liquidity and Capital Resources

Cash provided by operating activities, our principal source of liquidity, was $604 million in the first three months of 2008, compared with $586 million in the first three months of 2007 reflecting higher income from railway operations. We had a working capital deficit of $191 million at March 31, 2008, compared with a working capital deficit of $273 million at December 31, 2007; the change was largely the result of increased proceeds from borrowings that were partially used to repurchase shares of NS common stock. Our cash, cash equivalents and short-term investment balances totaled $364 million at March 31, 2008. We expect that cash on hand combined with cash flows from operations will be sufficient to meet our ongoing obligations.

Cash provided by operating activities was $2.3 billion in 2007, compared with $2.2 billion in 2006 and $2.1 billion in 2005. The improvement in 2007 resulted from favorable changes in working capital as well as the modest improvement in income from railway operations. In 2006, higher income from railway operations was partially offset by higher income tax payments. We had a working capital deficit of $273 million at December 31, 2007, compared with working capital of $307 million at December 31, 2006. The change was largely the result of reduced cash and short-term investments that were used to repurchase stock. Our cash, cash equivalents and short-term investment balances totaled $206 million and $918 million at December 31, 2007 and 2006, respectively.

Contractual obligations at December 31, 2007, comprised of our long-term debt (including capital leases), operating leases, agreements with CRC, unconditional purchase obligations, long-term advances from Conrail and unrecognized tax benefits were as follows:

	Payments Due By Period
	Total	2008	2009-2010	2011-2012	2013 and Subsequent	Other
	($ in millions)
Long-term debt and capital lease principal	$6,368	$369	$817	$369	$4,813	$—
Operating leases	937	138	243	151	405	—
Agreements with CRC	457	28	56	56	317	—
Unconditional purchase obligations	298	201	97	—	—	—
Unrecognized tax benefits*	167	36	—	—	—	131
Long-term advances from Conrail	133	—	—	—	133	—

Total	$8,360	$772	$1,213	$576	$5,668	$131

*

When the amount and timing of liabilities for unrecognized tax benefits can be reasonably estimated, the amount is shown in the table under the appropriate period. When the year of settlement cannot be reasonably estimated, the amount is shown in the Other column.

Off balance sheet arrangements consist of obligations related to operating leases, which are included in the table of contractual obligations above.

Cash used for investing activities was $247 million in the first quarter of 2008, compared with $256 million in the same period in 2007, reflecting lower investment sales net of purchases and higher property additions. In March 2008, our board of directors approved the addition of $64 million to our 2008 capital expenditures budget to accelerate the purchase of approximately 750 new coal cars.

In 2007, cash used for investing activities was $1 billion, compared with $684 million in 2006 and $1.8 billion in 2005. The increase in 2007 primarily reflected lower net proceeds from short-term investment sales and purchases and increased property additions. The decrease in 2006 reflected higher proceeds from short-term investment sales, principally to fund share repurchases reflected in financing activities, offset in part by the $100 million investment in Meridian Speedway LLC, or MSLLC, (see discussion below) and increased property additions.

Property additions account for most of the recurring spending in this category. The following tables show capital spending (including capital leases) and track and equipment statistics for the past five years.

Capital Expenditures

	2007	2006	2005	2004	2003
	($ in millions)
Road and other property	$894	$756	$741	$612	$502
Equipment	447	422	284	429	218

Total	$1,341	$1,178	$1,025	$1,041	$720

Track Structure Statistics (Capital and Maintenance)

	2007	2006	2005	2004	2003
Track miles of rail installed	401	327	302	246	233
Miles of track surfaced	5,014	4,871	4,663	5,055	5,105
New crossties installed (millions)	2.7	2.7	2.5	2.5	2.8

Average Age of Owned Railway Equipment

	2007	2006	2005	2004	2003
	(years)
Freight cars	30.1	30.0	29.4	28.6	27.8
Locomotives	18.1	17.7	17.4	16.9	15.3
Retired locomotives	30.0	35.0	27.4	22.9	28.7

For 2008, we have budgeted $1.49 billion for capital expenditures. The anticipated spending includes $613 million for rail, crosstie, ballast and bridge programs, and $339 million is provided for infrastructure and expansion investments, including increased mainline capacity, track upgrades and expansions to accommodate new customers or traffic and large network public/private partnership investments such as the Heartland Corridor and Chicago CREATE programs (see discussion below). We expect to spend approximately $143 million on intermodal terminals and equipment to add capacity to the intermodal network, increased access and capacity for coal and merchandise traffic, and bulk transfer facilities. Planned equipment spending of $264 million provides $119 million for locomotives, including the purchase of 15 new units and continued spending on improvements to the locomotive fleet. Approximately $209 million will be spent on freight cars, including the acquisition of 2,080 new higher capacity coal cars as part of a multi-year program to replace the existing coal car fleet, the purchase of 321 freight cars upon their lease expiration, 163 multi-level automobile racks and improvements to multi-level racks. We also expect to spend $66 million related to computers, systems and information technology. We expect to make all of our capital expenditures with internally generated funds.

The Meridian Speedway is a 320-mile rail line between Meridian, Mississippi and Shreveport, Louisiana. On May 1, 2006, we and Kansas City Southern, or KCS, formed a joint venture (MSLLC) pursuant to which we expect to contribute $300 million in cash, substantially all of which will be used for capital improvements to the Meridian Speedway over a period of approximately three years, in exchange for a 30% interest in the joint venture. Through March 31, 2008, we had contributed $240 million. At the formation of MSLLC, KCS contributed the Meridian Speedway. We are recognizing our pro rata share of MSLLC’s earnings or loss as required under the equity method of accounting. Our total investment in MSLLC is supported by the fair value of the rail line as well as intangible assets obtained through the transaction. The joint venture is expected to increase capacity and improve service over the Meridian Speedway into the Southeast.

The Heartland Corridor is a package of proposed clearance improvements and other facilities that is designed to create a seamless, high-capacity intermodal route across Virginia and West Virginia to Midwest markets. During 2006, with respect to the tunnel clearance component of the Heartland Corridor, we, along with the states of Ohio, West Virginia and Virginia, entered into a Memorandum of Agreement with the Federal Highway Administration that governs the release of up to $95 million in authorized federal funding. In 2006, we also entered into agreements with two states governing the use of up to $11 million in state funding for the Heartland Corridor rail double-stack clearance project. We expect to spend about $60 million in connection with this project. We began work on the Heartland Corridor tunnel clearances in October 2007, and the entire project is expected to be completed by the end of 2010.

The Chicago Region Environmental and Transportation Efficiency, or CREATE, project is a public-private partnership to reduce rail and highway congestion and add freight and passenger capacity in the metropolitan Chicago area. We and other public and private parties, including six other railroads, have agreed to participate in CREATE. A portion of the public funding has been approved, and the parties have developed a list of projects to be included in Phase I of the project. A total of $100 million in public funding has been secured for Phase I and the railroads have contributed an additional $100 million. The railroads expect to complete Phase I over the next three years. As currently planned, the total project is estimated to cost $1.5 billion with city, state and federal support. If additional public funding is secured, the railroads are expected to contribute a total of $232 million towards the entire project with our share slated to be $34 million.

Cash used for financing activities was $199 million in the first quarter of 2008, compared with $387 million in the first quarter of 2007. The change reflected higher debt repayments and increased dividend payments, which were more than offset by more proceeds from borrowings and higher exercises of employee stock options. Our debt-to-total capitalization ratio was 40.0% at March 31, 2008, compared with 39.6% at December 31, 2007.

In 2007, cash used for financing activities was $1.6 billion, compared with $1.3 billion in 2006 and $456 million in 2005. The increases reflected higher share repurchases as a part of our ongoing share repurchase program, as well as higher debt repayments and increased dividend payments.

Financing activities in 2007 include $250 million of proceeds from our receivable securitization facility.

Share repurchases totaled $1.2 billion in 2007 and $964 million in 2006 for the purchase and retirement of 23.6 million shares and 21.7 million shares, respectively, of common stock as part of our ongoing share repurchase program. In the first quarter of 2008, 5.6 million shares of NS common stock were repurchased at a total cost of $276 million. In March 2007, our board of directors amended our share repurchase program by increasing the authorized amount of share repurchases from 50 million to 75 million shares and shortening the authorized period from 2015 to 2010. The timing and volume of purchases is guided by management’s assessment of market conditions and other pertinent facts. To date, almost all of the purchases under the program have been made with internally generated cash. However, future funding sources are expected to include proceeds from the issuance of debt, including the use of our receivable securitization program. Dependent on economic and market conditions, we expect to purchase and retire a similar amount of shares in 2008.

We have in place and available a $1 billion, five-year credit agreement expiring in 2012 that provides for borrowings at prevailing rates and includes financial covenants. There were no amounts outstanding under this facility at March 31, 2008, and we are in compliance with all of the financial covenants. Through February 2009, we are ineligible to utilize our March 2001 and September 2004 Form S-3 registration statements due to a late filing of a Form 8-K which was unrelated to our financial condition or results of operations. However, this is not expected to have an impact on financial liquidity.

Looking forward, we expect to refinance maturing debt over the next several years and modestly increase current debt levels. Overall, our goal is to maintain a capital structure with appropriate leverage to support our business strategy and provide flexibility through business cycles.

Application of Critical Accounting Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions may require significant judgment about matters that are inherently uncertain, and future events are likely to occur that may require management to change them. Accordingly, management regularly reviews these estimates and assumptions based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Management regularly discusses the development, selection and disclosures concerning critical accounting estimates with the audit committee of our board of directors.

Pensions and Other Postretirement Benefits

Accounting for pensions and other postretirement benefit plans requires management to make several estimates and assumptions. These include the expected rate of return from investment of the plans’ assets, projected increases in medical costs and the expected retirement age of employees as well as their projected earnings and mortality. In addition, the amounts recorded are affected by changes in the interest rate environment because the associated liabilities are discounted to their present value. Management makes these estimates based on our historical experience and other information that it deems pertinent under the circumstances (for example, expectations of future stock market performance). Management utilizes an independent consulting actuarial firm’s studies to assist it in selecting appropriate assumptions and valuing our related liabilities.

Our net pension benefit, which is included in “Compensation and benefits” on our Consolidated Statements of Income, was $40 million for the year ended December 31, 2007. In recording this amount, we assumed a long-term investment rate of return of 9%. Investment experience of the pension fund over the past 10-, 15- and 20-year periods has been a rate of return in excess of 10%

and supports the current rate of return assumption. A one percentage point change to this rate of return assumption would result in a $19 million change to the pension credit for 2007 and, as a result, an equal change in “Compensation and benefits” expense. Changes that are reasonably likely to occur in assumptions concerning retirement age, projected earnings and mortality would not be expected to have a material effect on our net pension benefit or net pension asset in the future. The net pension asset is recorded at its net present value using a discount rate that is based on the current interest rate environment in light of the timing of expected benefit payments. In 2007, we utilized an analysis in which the projected annual cash flows from the pension and postretirement benefit plans were matched with a yield curve based on an appropriate universe of high-quality corporate bonds. We used the results of the yield curve to select the discount rate that matches the payment stream of the benefits in these plans. Previously, we referred to Moody’s seasoned Aa corporate bond yields and the changes in such yields in establishing the discount rate.

Our net cost for other postretirement benefits, which is also included in “Compensation and benefits,” was $76 million for the year ended December 31, 2007. In recording this expense and valuing the net liability for other postretirement benefits, which is included in “Other postretirement benefits,” management estimated future increases in health-care costs.

Properties and Depreciation

Most of our total assets are comprised of long-lived railway properties. Our properties are depreciated using group depreciation. Rail is depreciated primarily on the basis of use measured by gross-ton miles. Other properties are depreciated generally using the straight-line method over the lesser of estimated service or lease lives. We review the carrying amount of properties whenever events or changes in circumstances indicate that such carrying amount may not be recoverable based on future undiscounted cash flows. Assets that are deemed impaired as a result of such review are recorded at the lesser of carrying amount or fair value.

Our depreciation expense is based on management’s assumptions concerning service lives of our properties as well as the expected net salvage that will be received upon their retirement. In developing these assumptions, our management utilizes periodic depreciation studies that are performed by an outside firm of consulting engineers. These studies analyze our historical patterns of asset use and retirement and take into account any expected change in operation or maintenance practices. Our recent experience with these studies has been that while they do result in changes in the rates used to depreciate our properties, these changes have not caused a significant effect to our annual depreciation expense. The studies may also indicate that the recorded amount of accumulated depreciation is deficient (or in excess) of the amount indicated by the study. Any such deficiency (or excess) is amortized as a component of depreciation expense over the remaining service lives of the affected class of property. Our depreciation expense for the year ended December 31, 2007, amounted to $775 million. Our weighted-average depreciation rates for 2007 were 2.7% for road, 3.7% for equipment and 2.3% for other property; a one-tenth percentage point increase (or decrease) in these rates would have resulted in a $27 million increase (or decrease) to our depreciation expense for 2007.

Personal Injury, Environmental and Legal Liabilities

Our expense for casualties and other claims, included in “Materials and other,” amounted to $171 million for the year ended December 31, 2007. Most of this expense was composed of our accrual related to personal injury liabilities. Job-related personal injury and occupational claims are subject to FELA, which is applicable only to railroads. FELA’s fault-based tort system produces results that are unpredictable and inconsistent as compared with a no-fault worker’s compensation system. The variability inherent in this system could result in actual costs being very different from the liability recorded. In all cases, we record a liability when the expected loss for the claim is both probable and estimable.

To aid in valuing our personal injury liability and determining the amount to accrue during the year, our management utilizes studies prepared by an independent consulting actuarial firm. For employee personal injury cases, the actuarial firm studies our historical patterns of reserving for claims and subsequent settlements, taking into account relevant outside influences. An estimate of the ultimate amount of the liability, which includes amounts for incurred but unasserted claims, is based on the results of this analysis. For occupational injury claims, the actuarial firm studies our history of claim filings, severity, payments and other relevant facts. Additionally, the estimate of the ultimate loss for occupational injuries includes a provision for those claims that have been incurred but not reported by projecting our experience into the future as far as can be reasonably determined. We have recorded this actuarially determined liability. The liability is dependent upon many individual judgments made as to the specific case reserves as well as the judgments of the consulting actuary and management in the periodic studies. Accordingly, there could be significant changes in the liability, which we would recognize when such a change became known. The most recent actuarial study, completed in the first quarter of 2008, resulted in a decrease to our personal injury liability during the first quarter. While the liability recorded is supported by the most recent study, it is reasonably possible that the ultimate liability could be higher or lower.

We are subject to various jurisdictions’ environmental laws and regulations. It is our policy to record a liability where such liability or loss is probable and its amount can be estimated reasonably. Claims, if any, against third parties for recovery of cleanup costs incurred by us, are reflected as receivables (when collection is probable) in our Consolidated Balance Sheets and are not netted against our associated liability. Environmental engineers regularly participate in ongoing evaluations of all known sites and in determining any necessary adjustments to liability estimates. We also have established an Environmental Policy Council, composed of senior managers, to oversee and interpret our environmental policy.

Operating expenses for environmental matters totaled approximately $16 million in 2007, $19 million in 2006 and $16 million in 2005, and capital expenditures totaled approximately $7 million in 2007, $6 million in 2006 and $9 million in 2005.

Our Consolidated Balance Sheets include liabilities for environmental exposures in the amount of $43 million at March 31, 2008, and $46 million at December 31, 2007 (of which $12 million is classified as a current liability at the end of each period). At March 31, 2008, the liability represents our estimate of the probable cleanup and remediation costs based on available information at 154 known locations. As of that date, 11 sites account for $24 million of the liability, and no individual site was considered to be material. We anticipate that much of this liability will be paid out over five years; however, some costs will be paid out over a longer period.

At 31 locations, one or more of our subsidiaries, usually in conjunction with a number of other parties, have been identified as potentially responsible parties by the Environmental Protection Agency, or EPA, or similar state authorities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or comparable state statutes, which often impose joint and several liability for cleanup costs.

With respect to known environmental sites (whether identified by us or by the EPA or comparable state authorities), estimates of our ultimate potential financial exposure for a given site or in the aggregate for all such sites are necessarily imprecise because of the widely varying costs of currently available cleanup techniques, the likely development of new cleanup technologies, the difficulty of determining in advance the nature and full extent of contamination and each potential participant’s share of any estimated loss (and that participant’s ability to bear it), and evolving statutory and regulatory standards governing liability. We estimate our environmental remediation liability on a site-by-site basis, using assumptions and judgments that management deems appropriate for each site. As a result, it is not practical to quantitatively describe the effects of changes in these many assumptions and judgments. We have consistently applied our methodology of estimating our environmental liabilities.

Based on an assessment of known facts and circumstances, management believes that it is unlikely that any known matters, either individually or in the aggregate, will have a material adverse effect on our results of operations, financial position or liquidity.

We, along with certain of our subsidiaries, are defendants in numerous lawsuits and other claims relating principally to railroad operations. When management concludes that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, the liability is accrued through a charge to expenses. While the ultimate amount of liability incurred in any of these lawsuits and claims is dependent on future developments, in management’s opinion the recorded liability, if any, is adequate to cover the future payment of such liability and claims. However, the final outcome of any of these lawsuits and claims cannot be predicted with certainty, and unfavorable or unexpected outcomes could result in additional accruals that could be significant to results of operations in a particular year or quarter. Any adjustments to recorded liabilities will be reflected in expenses in the periods in which such adjustments are known.

Income Taxes

Our net long-term deferred tax liability totaled $6.4 billion at December 31, 2007. This liability is estimated based on the expected future tax consequences of items recognized in the financial statements. After application of the federal statutory tax rate to book income, judgment is required with respect to the timing and deductibility of expenses in our corporate income tax returns. For state income and other taxes, judgment is also required with respect to the apportionment among the various jurisdictions. A valuation allowance is recorded if management expects that it is more likely than not that our deferred tax assets will not be realized. We had a $10 million valuation allowance on $685 million of deferred tax assets as of December 31, 2007, reflecting the expectation that most of these assets will be realized.

In addition, we have a recorded liability for our estimate of uncertain tax positions taken or expected to be taken in a tax return. Judgment is required in evaluating the application of federal and state tax laws and assessing whether it is more likely than not that a tax position will be sustained on examination and, if so, judgment is also required as to the measurement of the amount of tax benefit that will realized upon settlement with the taxing authority. Management believes this liability for uncertain tax positions to be adequate. Income tax expense is adjusted in the period in which new information about a tax position becomes available or the final outcome differs from the amounts recorded. For every one half percent change in the 2007 effective rate net income would have changed by $11 million.

Other Matters

Labor Agreements

Approximately 26,000, or about 85%, of our railroad employees are covered by labor agreements with various labor unions. These agreements remain in effect until changed pursuant to the Railway Labor Act, or RLA. We largely bargain in concert with other major railroads. Moratorium provisions in the labor agreements govern when the railroads and the unions may propose changes. The most recent bargaining round began in late 2004. Since that time, the railroads have finalized agreements that extend through 2009 with all of the major rail unions except the United Transportation Union, or UTU, and the International Association of Machinists, or IAM. The unions with which the railroads have reached agreement represent about two-thirds of our unionized employees. A tentative agreement with UTU is currently subject to ratification by the employees; a tentative agreement with IAM failed ratification and the parties remain in mediation.

Because we previously reached separate agreements with the Brotherhood of Locomotive Engineers and Trainmen, or BLET, and the American Train Dispatchers Association, or ATDA, only the health and welfare provisions from the national agreements will apply to our locomotive engineers and ATDA-represented dispatchers. We also recently reached a tentative agreement that would have extended our contract with BLET through 2014; however, the tentative agreement failed ratification by the employees.

Negotiations with the unions that have not settled are being mediated by the National Mediation Board, or NMB, a federal agency. The status quo is preserved during mediation (that is, the union may not strike and management may not change the labor agreements) while the NMB assists the parties in their efforts to reach agreement. If the NMB were to terminate mediation, it would, at that time, propose that the parties arbitrate their differences. A strike could occur 30 days thereafter if the parties did not accept arbitration. However, the President of the United States of

America could then appoint an Emergency Board which would delay any strike for a further 60 days while the Board made recommendations and the parties engaged in further negotiations. The outcome of the negotiations cannot be determined at this time.

Market Risks and Hedging Activities

We have used derivative financial instruments in the past to reduce the risk of volatility in our diesel fuel costs, and we continue to use such instruments to manage our overall exposure to fluctuations in interest rates. We manage our overall exposure to fluctuations in interest rates by issuing both fixed- and floating-rate debt instruments, and by entering into interest-rate hedging transactions to achieve an appropriate mix within our debt portfolio.

At March 31, 2008, our debt subject to interest rate fluctuations totaled $532 million. A 1% increase in interest rates would increase our total annual interest expense related to all our variable debt by approximately $5 million. Management considers it unlikely that interest rate fluctuations applicable to these instruments will result in a material adverse effect on our results of operations, financial position or liquidity.

In 2001, we began a program to hedge a portion of our diesel fuel consumption. The intent of the program was to assist in the management of our aggregate risk exposure to fuel price fluctuations, which can significantly affect our operating margins and profitability, through the use of one or more types of derivative instruments. No new hedges have been entered into since May of 2004, and the last remaining contracts were settled in the second quarter of 2006, bringing an end to the benefits from the program. Locomotive diesel fuel costs represented 14% of our operating expenses for 2006 and 11% for 2005.

Some of our capital leases, which carry an average fixed rate of 7%, were effectively converted to variable rate obligations using interest rate swap agreements. On March 31, 2008, the average pay rate under these agreements was 5%, and the average receive rate was 7%. During the first quarter of 2008, the effect of the swaps was to reduce interest expense by less than $1 million. A portion of the lease obligations is payable in Japanese yen. We eliminated the associated exchange rate risk at the inception of each lease with a yen deposit sufficient to fund the yen-denominated obligation. Most of these deposits are held by foreign banks, primarily Japanese. As a result, we are exposed to financial market risk relative to Japan. Counterparties to the interest rate swaps and Japanese banks holding yen deposits are major financial institutions believed by management to be creditworthy.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. This statement, effective for interim or annual reporting periods beginning after November 15, 2007, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements. We adopted the statement January 1, 2008, related to financial instrument assets and liabilities with no material effect on our consolidated financial statements.

FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes,” issued in June 2006, clarifies accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under the guidelines of FIN 48, an entity should recognize the financial statement benefit of a tax position if it determines that it is more likely than not that the position will be sustained on examination. We adopted this Interpretation in the first quarter of 2007.

Inflation

In preparing financial statements, U.S. generally accepted accounting principles require the use of historical cost that disregards the effects of inflation on the replacement cost of property. We are a capital-intensive company and have most of our capital invested in such assets. The replacement cost of these assets, as well as the related depreciation expense, would be substantially greater than the amounts reported on the basis of historical cost.

Proposed Legislation and Regulations on Safety and Transportation of Hazardous Materials

Regulations proposed by the Department of Homeland Security in late 2006 would mandate that railroads adopt chain of custody and security measures related to the transportation of toxic inhalation hazard, or TIH, materials. If enacted, such regulations could cause service degradation and higher costs for the transportation of TIH materials. In addition, certain local governments have sought to enact ordinances banning hazardous materials moving by rail within their borders. Some legislators have contemplated pre-notification requirements for hazardous material shipments. If promulgated, such ordinances could require the re-routing of hazardous materials shipments, with the potential for significant additional costs and network inefficiencies. Accordingly, we will oppose efforts to impose unwarranted regulation in this area.

BUSINESS

Overview

We are a Norfolk, Virginia based corporation that controls a major freight railroad, Norfolk Southern Railway Company. Norfolk Southern Railway Company is primarily engaged in the rail transportation of raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest and, via interchange with other rail carriers, to and from the rest of the United States. We also transport overseas freight through several Atlantic and Gulf Coast ports. We provide comprehensive logistics services and offer the most extensive intermodal network in the eastern half of the United States. Our common stock is listed on the NYSE, under the symbol “NSC.”

We were incorporated on July 23, 1980, under the laws of the Commonwealth of Virginia. On June l, 1982, we acquired control of two major operating railroads, NW and Southern in accordance with an Agreement of Merger and Reorganization dated as of July 31, 1980, and with the approval of the transaction by the Interstate Commerce Commission (now the Surface Transportation Board). Effective December 31, 1990, we transferred all the common stock of NW to Southern, and Southern’s name was changed to Norfolk Southern Railway Company. Effective September 1, 1998, NW was merged with and into Norfolk Southern Railway. As of March 31, 2008, all the common stock of Norfolk Southern Railway was owned directly by us.

Through a limited liability company, we, along with CSX, jointly own Conrail Inc., whose primary subsidiary is CRC. We have a 58% economic and 50% voting interest in the jointly owned entity, and CSX has the remainder of the economic and voting interests. CRC owns and operates the Shared Assets Areas for the joint and exclusive benefit of NSR and CSX Transportation Inc. (see Note 4 to the Consolidated Financial Statements elsewhere in this prospectus).

Railroad Operations

As of March 31, 2008, we operated approximately 21,000 miles of railroad in 22 eastern states and the District of Columbia.

Our lines reach many individual industries, electric generating facilities, mines (in western Virginia, eastern Kentucky, southern and northern West Virginia and western Pennsylvania), distribution centers, transload facilities and other businesses located in smaller communities in our service area.

The following corridors have the heaviest freight volume:

•	New York City area to Chicago (via Allentown and Pittsburgh);

•	Chicago to Macon (via Cincinnati, Chattanooga and Atlanta);

•	Appalachian coal fields of Virginia, West Virginia and Kentucky to Norfolk and Sandusky, Ohio;

•	Cleveland to Kansas City;

•	Birmingham to Meridian;

•	Memphis to Chattanooga.

The miles of railroad operated, which include major leased lines between Cincinnati, Ohio, and Chattanooga, Tennessee, and trackage rights over property owned by North Carolina Railway Company, were as follows:

	Mileage Operated as of March 31, 2008
	Miles of Road	Second and Other Main Track	Passing Track, Crossovers and Turnouts	Way and Yard Switching	Total
Owned	15,943	2,808	2,045	8,492	29,288
Operated under lease, contract or trackage rights	4,948	1,977	417	970	8,312

Total	20,891	4,785	2,462	9,462	37,600

Triple Crown Operations

Triple Crown, our subsidiary, offers door-to-door intermodal service using RoadRailer® equipment and domestic containers. RoadRailer® units are enclosed vans that can be pulled over highways in tractor-trailer configuration and over the rails by locomotives. Triple Crown provides intermodal service in major traffic corridors, including those between the Midwest and the Northeast, the Midwest and the Southeast, and the Midwest and Texas.

The following table sets forth certain statistics relating to our railroads’ operations for the past 5 years and for the first quarter of 2008:

Rail Operating Statistics
	For the Three Months Ended March 31, 2008	Years Ended Dec. 31,
		2007	2006	2005	2004	2003
Revenue ton miles (billions)	49	196	204	203	198	183
Freight train miles traveled (millions)	20.3	81.9	84.2	81.2	77.7	73.9
Revenue per ton mile	$0.0515	$0.0481	$0.0462	$0.0421	$0.0369	$0.0353
Revenue ton miles per man-hour worked	3,013	3,066	3,196	3,146	3,347	3,111
Percentage ratio of railway operating expenses to railway operating revenues	76.9%	72.6%	72.8%	75.2%	76.7%	83.5	%(1)

(1)	Includes $107 million of costs for a voluntary separation program, which added 1.6 percentage points to the ratio.

Railway Operating Revenues

Our total railway operating revenues were $9.4 billion in 2007. For a discussion of railway operating revenues in the first quarter of 2008, see the financial information by traffic segment in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Coal Traffic

Coal, coke and iron ore—most of which is bituminous coal—is our railroads’ largest commodity group as measured by revenues. The railroads handled a total of 186.0 million tons in 2007, most of which originated on our lines in West Virginia, Virginia, Pennsylvania and Kentucky. Revenues from coal, coke and iron ore accounted for about 25% of our total railway operating revenues in 2007.

Total coal handled through all system ports in 2007 was 34.1 million tons. Of this total, 13.4 million tons (including coastwise traffic) moved through Norfolk, Virginia, 2.9 million tons moved through the Baltimore Terminal, 10.9 million tons moved to various docks on the Ohio River, and

6.9 million tons moved to various Lake Erie ports. Other than coal for export, virtually all coal handled by our railroads was terminated in states east of the Mississippi River.

For a discussion of coal traffic by type of coal, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

General Merchandise Traffic

General merchandise traffic is composed of five major commodity groupings: automotive; chemicals; metals and construction; agriculture, consumer products and government; and paper, clay and forest products. The automotive group includes finished vehicles for BMW, Chrysler, Ford Motor Company, General Motors, Honda, Isuzu, Jaguar, Land Rover, Mazda, Mercedes-Benz, Mitsubishi, Nissan, Saab, Subaru, Suzuki, Toyota and Volkswagen, and auto parts for Ford Motor Company, General Motors, Mercedes-Benz and Toyota. The chemicals group includes sulfur and related chemicals, petroleum products, chlorine and bleaching compounds, plastics, rubber, industrial chemicals, chemical wastes and municipal wastes. The metals and construction group includes steel, aluminum products, machinery, scrap metals, cement, aggregates, bricks and minerals. The agriculture, consumer products and government group includes soybeans, wheat, corn, fertilizer, animal and poultry feed, food oils, flour, beverages, canned goods, sweeteners, consumer products, ethanol and items for the military. The paper, clay and forest products group includes lumber and wood products, pulp board and paper products, wood fibers, wood pulp, scrap paper and clay.

In 2007, 142 million tons of general merchandise freight, or approximately 67% of total general merchandise tonnage handled by us, originated online. The balance of general merchandise traffic was received from connecting carriers at interterritorial gateways. The principal interchange points for traffic that we received included Chicago, Memphis, New Orleans, Cincinnati, Kansas City, Detroit, Hagerstown, St. Louis/East St. Louis and Louisville. General merchandise carloads handled in 2007 were 2.8 million, the revenue from which accounted for 55% of our total railway operating revenues in 2007.

For a discussion of general merchandise traffic by commodity group, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Intermodal Traffic

The intermodal market consists of shipments moving in trailers, domestic and international containers and Roadrailer® equipment. These shipments are handled on behalf of intermodal marketing companies, international steamship lines, truckers and other shippers. Intermodal units handled in 2007 were 3.1 million, the revenues from which accounted for 20% of our total railway operating revenues for the year.

For a discussion of intermodal traffic, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Freight Rates

In 2007 and in the first quarter of 2008, our railroads continued their reliance on private contracts and exempt price quotes as their predominant pricing mechanisms. Thus, a major portion of our railroads’ freight business is not currently economically regulated by the government. In general, market forces have been substituted for government regulation and now are the primary determinant of rail service prices.

In May 2008, our railroads were found by the STB to be “revenue adequate” for the year 2006. Similarly, our railroads were found by the STB in 2006 to be “revenue adequate” for the year 2005. The STB has not made its revenue adequacy determination for the year 2007. A railroad is “revenue adequate” under the applicable law when its return on net investment exceeds the rail industry’s composite cost of capital. This determination is made pursuant to a statutory requirement.

Passenger Operations

Regularly scheduled passenger trains are operated by Amtrak on our lines between the following locations: Alexandria, Virginia, and New Orleans, Louisiana; Raleigh and Charlotte, North Carolina; Selma and Charlotte, North Carolina; Chicago, Illinois, and Porter, Indiana; Chicago, Illinois, and Battle Creek, Michigan; Chicago, Illinois, and Pittsburgh, Pennsylvania; Chicago, Illinois, and Detroit, Michigan; and Pittsburgh and Harrisburg, Pennsylvania. Commuter trains are operated on our line between Manassas and Alexandria in accordance with contracts with two transportation commissions of the Commonwealth of Virginia. We lease the Chicago to Manhattan, Illinois, line to the Commuter Rail Division of the Regional Transportation Authority of Northeast Illinois. We operate freight service over lines with significant ongoing Amtrak and commuter passenger operations, and are conducting freight operations over trackage owned by: Amtrak; New Jersey Transit; Southeastern Pennsylvania Transportation Authority; Metro-North Commuter Railroad Company; and Maryland Department of Transportation. Passenger operations are conducted either by Amtrak or by the commuter agencies over trackage owned by Conrail in the Shared Assets Areas.

Noncarrier Operations

Our noncarrier subsidiaries engage principally in the acquisition, leasing and management of coal, oil, gas and minerals; the development of commercial real estate; telecommunications; and the leasing or sale of rail property and equipment. In 2007, no such noncarrier subsidiary or industry segment grouping of noncarrier subsidiaries met the requirements for a reportable business segment set forth in Statement of Financial Accounting Standards No. 131.

Railway Property

Our railroad system extends across 22 states and the District of Columbia. The railroad infrastructure makes us a capital intensive company with total net property of approximately $22 billion.

Capital Expenditures

Capital expenditures for road, equipment and other property for the past five years and for the first quarter of 2008 were as follows (including capitalized leases):

	Capital Expenditures
	For the Three Months Ended March 31, 2008	2007	2006	2005	2004	2003
	($ in millions)
Road and other property	$206	$894	$756	$741	$612	$502
Equipment	98	447	422	284	429	218

Total	$304	$1,341	$1,178	$1,025	$1,041	$720

Capital spending and maintenance programs are and have been designed to assure the ability to provide safe, efficient and reliable transportation services. For 2008, we have budgeted $1.49 billion of capital expenditures. On May 1, 2006, we and KCS formed a joint venture, MSLLC, pursuant to which we intend to contribute $300 million in cash, substantially all of which will be used for capital improvements over a period of approximately three years, in exchange for a 30% interest in the joint venture. Through March 31, 2008, we contributed $240 million to MSLLC. For further information concerning MSLLC, see the discussion following “Cash used for investing activities,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Equipment

As of December 31, 2007, we owned or leased the following units of equipment:

	Owned*	Leased**	Total	Capacity Of Equipment
				(Horsepower)
Locomotives:
Multiple purpose	3,593	132	3,725	12,888,500
Switching	149	—	149	216,700
Auxiliary units	74	—	74	—

Total locomotives	3,816	132	3,948	13,105,200

Freight cars:				(Tons)
Hopper	17,153	808	17,961	1,916,374
Box	16,145	2,078	18,223	1,465,342
Covered hopper	8,830	2,805	11,635	1,274,667
Gondola	31,335	7,959	39,294	4,231,932
Flat	2,656	1,335	3,991	313,570
Caboose	177	—	177	—
Other	4,236	20	4,256	212,311

Total freight cars	80,532	15,005	95,537	9,414,196

Other:
Work equipment	5,274	3	5,277
Vehicles	4,164	—	4,164
Highway trailers and Containers	171	11,413	11,584
RoadRailer®	7,035	193	7,228
Miscellaneous	1,314	15,826	17,140

Total other	17,958	27,435	45,393

*	Includes equipment leased to outside parties and equipment subject to equipment trusts, conditional sale agreements and capitalized leases.

**	Includes 60 locomotives and 5,776 freight cars leased from CRC.

The following table indicates the number and year built for the locomotives and freight cars we owned at December 31, 2007.

	Year Built
	2007	2006	2005	2004	2003	1996- 2002	1991- 1995	1990 & Before	Total
Locomotives:
No. of units	90	143	89	207	100	906	487	1,794	3,816
% of fleet	2%	4%	2%	5%	3%	24%	13%	47%	100%
Freight cars:
No. of units	1,200	404	89	—	—	5,620	5,008	68,211	80,532
% of fleet	1%	1%	—%	—%	—%	7%	6%	85%	100%

The following table shows the average age of our locomotive and freight car fleets at December 31, 2007, and the number of retirements in 2007:

	Locomotives	Freight Cars
Average age—in service	18.1 years	30.1 years
Retirements	64 units	3,598 units
Average age—retired	30.0 years	38.9 years

Between 1988 and 2000, about 29,000 of our coal cars were rebodied. As a result, the remaining serviceability of our freight car fleet is greater than may be inferred from the high percentage of freight cars built in earlier years.

Ongoing freight car and locomotive maintenance programs are intended to ensure the highest standards of safety, reliability, customer satisfaction and equipment marketability. The locomotive bad order ratio includes units out of service for required inspections every 92 days and program work such as overhauls.

	Annual Average Bad Order Ratio
	For the Three Months Ended March 31, 2008	2007	2006	2005	2004	2003
Freight cars	6.6%	4.9%	6.4%	6.3%	7.4%	7.4%
Locomotives	4.6%	5.7%	5.7%	6.2%	6.3%	6.2%

Encumbrances

Certain of our railroad equipment is subject to the prior lien of equipment financing obligations amounting to approximately $287 million as of March 31, 2008, $389 million as of December 31, 2007, and $534 million as of December 31, 2006.

Track Maintenance

Of the approximately 38,000 total miles of track we operate, we have responsibility for maintaining about 29,300 miles with the remainder being operated under trackage rights.

Over 75% of our main line trackage (including first, second, third and branch main tracks, all excluding trackage rights) has rail ranging from 131 to 155 pounds per yard with the standard installation currently at 136 pounds per yard. Approximately 45% of our lines carried 20 million or more gross tons per track mile during 2007.

The following table summarizes several measurements regarding our track roadway additions and replacements during the past five years and for the first quarter of 2008:

	For the Three Months Ended March 31, 2008	2007	2006	2005	2004	2003
Track miles of rail installed	120	401	327	302	246	233
Miles of track surfaced	1,091	5,014	4,871	4,663	5,055	5,105
New crossties installed (millions)	0.5	2.7	2.7	2.5	2.5	2.8

Microwave System

Our microwave system, consisting of approximately 7,400 radio route miles, 424 core stations, 14 secondary stations and five passive repeater stations, provides communications between most of our operating locations. The microwave system is used primarily for voice communications, VHF radio control circuits, data and facsimile transmissions, traffic control operations and AEI data transmissions.

Traffic Control

Of the approximately 15,900 route miles we own, about 11,000 miles are signalized, including 8,000 miles of centralized traffic control, or CTC, and 3,000 miles of automatic block signals. Of the 8,000 miles of CTC, approximately 3,000 miles are controlled by data radio originating at 258 base station radio sites.

Computers

A computer network consisting of a centralized data center in Atlanta, Georgia, and various distributed computers throughout our company connects our yards, terminals, transportation offices, rolling stock repair points, sales offices and other key system locations. Operating and traffic data are processed and stored to provide customers with information on their shipments throughout the system. Computer systems provide current information on the location of every train and each car on line, as well as related waybill and other train and car movement data. In addition, our computer systems are utilized to assist management in the performance of a variety of functions and services including payroll, car and revenue accounting, billing, material management activities and controls and special studies.

Environmental Matters

Compliance with federal, state and local laws and regulations relating to the protection of the environment is a principal goal of ours. To date, such compliance has not affected materially our capital additions, earnings, liquidity or competitive position. See “—Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Personal Injury, Environmental and Legal Liabilities.”

Employees

The following table shows the average number of employees and the average cost per employee for wages and benefits:

	For the Three Months Ended March 31, 2008	2007	2006	2005	2004	2003
Average number of employees	30,711	30,806	30,541	30,294	28,475	28,753
Average wage cost per employee	$16,000	$62,000	$62,000	$61,000	$59,000	$58,000
Average benefit cost per employee	$9,000	$30,000	$32,000	$29,000	$28,000	$28,000

Approximately 85% of our railroad employees are covered by collective bargaining agreements with various labor unions. See the discussion of “Labor Agreements” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Government Regulation

In addition to environmental, safety, securities and other regulations generally applicable to all businesses, our railroads are subject to regulation by the STB. The STB has jurisdiction over some rates, routes, conditions of service and the extension or abandonment of rail lines. The STB also has jurisdiction over the consolidation, merger or acquisition of control of and by rail common carriers. The Federal Railroad Administration regulates certain track and mechanical equipment standards.

The relaxation of economic regulation of railroads, begun over two decades ago under the Staggers Rail Act of 1980, includes exemptions of intermodal business (trailer-on-flat-car, container-on- flat-car), rail boxcar traffic, lumber, manufactured steel, automobiles and certain bulk commodities such as sand, gravel, pulpwood and wood chips for paper manufacturing. Transportation contracts on regulated shipments effectively remove those shipments from regulation as well for the duration of the contract. About 87% of our freight revenues come from either exempt traffic or traffic moving under transportation contracts.

Efforts were made in 2007 to re-subject the rail industry to federal economic regulation and such efforts are expected to continue in 2008. The Staggers Rail Act of 1980, which substantially reduced such regulation, encouraged and enabled rail carriers to innovate and to compete for business, thereby contributing to the economic health of the nation and to the revitalization of the industry. Accordingly, we will continue to oppose efforts to reimpose unwarranted economic regulation.

Competition

There is continuing strong competition among rail, water and highway carriers. Price is usually only one factor of importance as shippers and receivers choose a transport mode and specific hauling company. Inventory carrying costs, service reliability, ease of handling and the desire to avoid loss and damage during transit are also important considerations, especially for higher-valued finished goods, machinery and consumer products. Even for raw materials, semifinished goods and work-in-process, users are increasingly sensitive to transport arrangements that minimize problems at successive production stages.

Our primary rail competitor is the CSX system. We and CSX both operate throughout much of the same territory. Other railroads also operate in parts of the territory. We also compete with motor carriers, water carriers and with shippers who have the additional option of handling their own goods in private carriage.

Certain marketing strategies among railroads and between railroads and motor carriers enable carriers to compete more effectively in specific markets.

Security of Operations

We have taken significant steps to provide enhanced security for our rail system. In particular, we have developed and implemented a comprehensive security plan that is modeled on and was developed in conjunction with the security plan prepared by the Association of American Railroads, or AAR, post September 11, 2001. The AAR Security Plan defines four Alert Levels and details the actions and countermeasures that are being applied across the railroad industry, as the terrorist threat increases or decreases. The Alert Level actions include countermeasures that will be applied in three general areas: (1) operations (including transportation, engineering, and mechanical); (2) information technology and communications; and (3) railroad police. Although security concerns preclude public disclosure of its contents, our Departmental Security Plan outlines the protocol within our company for all concerned to be notified of AAR Alert Level changes. All of our Operations Division employees are advised by their supervisors or train dispatchers, as appropriate, of any change in Alert Level and any additional responsibilities they may incur due to such change.

Our plan also effectively addresses and complies with U.S. Department of Transportation, or DOT, security regulations pertaining to training and security plans with respect to the transportation of hazardous materials. Among more focused elements of the plan, security awareness training is given to all railroad employees who directly affect hazardous material transportation safety, and this training is integrated into recurring hazardous material training and re-certification programs. Toward that end, our company, working closely with the National Transit Institute at Rutgers University, developed a four-module uniform national training program. More in-depth security training has been given to those select employees of ours who have been given specific security responsibilities, and additional, location-specific security plans have been developed for certain metropolitan areas and each of six port facilities served by us. With respect to the ports, each facility plan has been approved by the applicable Captain of the Port and subject to inspection by the U.S. Coast Guard.

Additionally, we engage in close and regular coordination with numerous federal and state agencies, including the DHS, the Transportation Security Administration, or TSA, the Federal Bureau of Investigation, or FBI, the Federal Railroad Administration, or FRA, the U.S. Coast Guard, U.S. Customs and Border Protection and various state Homeland Security offices. As one notable example, a Police Special Agent of ours, under the auspices of the AAR, has been assigned to the National Joint Terrorism Task Force, or NJTTF, operating out of FBI Headquarters in Washington, D.C. to represent and serve as liaison to the North American rail industry. This arrangement improves logistical flow of vital security and law enforcement information with respect to the rail industry as a whole, while having the post filled by a Special Agent of ours, has served to foster a strong working relationship between us and the FBI. We also have become a member of the Customs-Trade Partnership Against Terrorism, or C-TPAT, program sponsored by U.S. Customs. C-TPAT allows us to work closely with U.S. Customs and its customers to develop measures that will help ensure the integrity of freight shipments moving on our railroad, particularly those moving to or from a foreign country. Based on participation in C-TPAT, we have ensured that our plan meets all current applicable security recommendations made by U.S. Customs.

Similarly, we are guided in our operations by various supplemental security action items issued by DHS and DOT, U.S. Coast Guard Maritime Security requirements, as well as voluntary security action items developed in collaboration with TSA, DOT, and the freight railroads in 2006. Many of the action items are based on lessons learned from DHS and DOT security assessments of rail corridors in High Threat Urban Areas, or HTUA, begun in 2004. Particular attention is paid to: (1) the establishment of secure storage areas for rail cars carrying toxic-by-inhalation, or TIH, materials;

(2) the expedited movement of trains transporting rail cars carrying TIH materials; (3) the minimization of unattended loaded tank cars carrying TIH materials; and (4) cooperation with federal, state, local and tribal governments to identify, through risk assessments, those locations where security risks are the highest. These action items and our compliance initiatives are outlined in the various departmental sections of our Departmental Security Plan.

In 2007, through participation in the Transportation Community Awareness and Emergency Response, or TRANSCAER, Program, we provided rail accident response training to approximately 5,000 emergency responders, such as local police and fire personnel, representing over 22,000 man-hours of emergency response training. Our other training efforts throughout 2007 included participation in a major security drill with Amtrak and the State of Delaware in New Castle County, as well as coordinating table-top exercises involving the “staged” release of TIH shipments with various local, state, and federal agencies. We also have ongoing programs to sponsor local emergency responders at tank car emergency response training programs conducted at the AAR Transportation Technology Center in Pueblo, Colorado, and our annual TRANSCAER Whistle-Stop train makes stops in numerous cities, our special training cars serving as a resource to an audience of nearly 1,000 emergency responders annually.

Improvements in equipment design also are expected to play a role in enhancing rail security. The AAR has developed new specifications for tank cars carrying chlorine and anhydrous ammonia which became effective on April 1, 2008. In the near future, the FRA is also expected to issue a proposed regulation addressing the redesign of pressurized tank cars used for the transportation of TIH gases and liquids. A consortium of chemical companies is also studying improvements in tank car head, shell, fittings, and thermal protection in order to improve the survivability of current tank cars.

Legal Proceedings

With respect to antitrust class actions consolidated on November 6, 2007, in the U.S. District Court for the District of Columbia by the Judicial Panel on Multidistrict Litigation, consolidated amended class action complaints were filed against NS and three other railroads on April 15, 2008. The complaints allege violations of Federal antitrust laws and other laws with regard to the railroads’ fuel surcharge programs. On March 25, 2008, a lawsuit containing similar allegations against NS and four other major railroads was filed in the U.S. District Court for the District of Minnesota by a customer on behalf of itself, although NS has not yet received service of process. We believe the allegations in the complaints are without merit and intend to vigorously defend these actions. In addition, NS received a subpoena from a state grand jury on July 13, 2007, requesting documents and materials relating to the setting of fuel surcharges. NS is cooperating with the state in its investigation. We do not believe that the outcome of these proceedings will have a material effect on our financial position, results of operations, or liquidity.

In April 2008, we settled a lawsuit brought by Avondale Mills for claims associated with the January 6, 2005, derailment in Graniteville, SC. See the discussion of materials and other expenses in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, on April 24, 2008, the United States Department of Justice brought an action against us for alleged violations of federal environmental laws resulting from the discharge of chlorine and oil that occurred as a result of the derailment, including claims for civil penalties as well as injunctive relief. We intend to vigorously defend this action and do not believe that the resolution of these claims will have a material adverse effect on our financial position, results of operations or liquidity.

MANAGEMENT

Executive Officers

Our executive officers generally are elected and designated annually by our board of directors at its first meeting held after the annual meeting of stockholders, and they hold office until their successors are elected. Executive officers also may be elected and designated throughout the year as our board of directors considers appropriate. There are no family relationships among the officers, nor any arrangement or understanding between any officer and any other person pursuant to which the officer was selected. The following table sets forth certain information, as of March 31, 2008, relating to our executive officers (the “Executive Officers”).

Name	Age	Position(s)
Charles W. Moorman, IV	56	Chairman, President and Chief Executive Officer
Stephen C. Tobias	63	Vice Chairman and Chief Operating Officer
Deborah H. Butler	53	Executive Vice President—Planning and Chief Information Officer
James A. Hixon	54	Executive Vice President—Law and Corporate Relations
Mark D. Manion	55	Executive Vice President—Operations
John P. Rathbone	55	Executive Vice President—Administration
Donald W. Seale	55	Executive Vice President and Chief Marketing Officer
James A. Squires	46	Executive Vice President—Finance and Chief Financial Officer
Daniel D. Smith	55	Senior Vice President—Energy and Properties
Marta R. Stewart	50	Vice President and Controller

Charles W. Moorman, IV has been our Chief Executive Officer since November 1, 2005 and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004. Mr. Moorman has been a director since 2005 and has been chairman of the board of directors since February 2006.

Stephen C. Tobias has been in his present position since August 1, 1998.

Deborah H. Butler has been in her present position since June 1, 2007. Prior thereto she served as Vice President—Customer Service.

James A. Hixon has been in his present position since October 1, 2005. Prior thereto he served as Executive Vice President—Finance and Public Affairs from October 1, 2004 to October 1, 2005, Senior Vice President—Legal and Government Affairs from December 1, 2003 to October 1, 2004 and prior thereto served as Senior Vice President—Administration.

Mark D. Manion has been in his present position since October 1, 2004. Prior thereto he served as Senior Vice President—Transportation Operations from December 1, 2003 to October 1, 2004 and prior thereto served as Vice President—Transportation Services and Mechanical.

John P. Rathbone has been in his present position since October 1, 2004. Prior thereto he served as Senior Vice President—Administration from December 1, 2003 to October 1, 2004 and prior thereto served as Senior Vice President and Controller.

Donald W. Seale has been in his present position since April 1, 2006. Prior thereto he served as Executive Vice President—Sales and Marketing from October 1, 2004 to April 1, 2006, Senior Vice President—Marketing Services from December 1, 2003 to October 1, 2004 and prior thereto served as Senior Vice President—Merchandise Marketing.

James A. Squires has been in his present position since July 1, 2007. Prior thereto he served as Executive Vice President—Finance from April 1, 2007 to July 1, 2007, Senior Vice President—Financial

Planning from April 1, 2006 to April 1, 2007, Senior Vice President—Law from October 1, 2004 to April 1, 2006, Vice President—Law from December 1, 2003 to October 1, 2004 and prior thereto was Senior General Counsel.

Daniel D. Smith has been in his present position since December 1, 2003. Prior thereto he served as President—NS Development.

Marta R. Stewart has been in her present position since December 1, 2003. Prior thereto she served as Assistant Vice President Corporate Accounting.

Board of Directors

The following sets forth, as of March 31, 2008, information with respect to those persons who serve on our Board of Directors.

Name	Age	Position(s)
Charles W. Moorman, IV	56	Chairman of the Board of Directors
Gerald L. Baliles	67	Director
Daniel A. Carp	59	Director
Gene R. Carter	68	Director
Alston D. Correll	66	Director
Landon Hilliard	68	Director
Karen N. Horn	64	Director
Burton M. Joyce	66	Director
Steven F. Leer	55	Director
Admiral J. Paul Reason	67	Director

Gerald L. Baliles has been a director since 1990. He has been Director of the Miller Center of Public Affairs at the University of Virginia since April 2006. Mr. Baliles was a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices, from 1990 until his retirement in March 2006. He is former Governor and Attorney General of Virginia.

Daniel A. Carp has been a director since 2006. He formerly served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having previously served as President and Chief Operating Officer and as a director of Eastman Kodak. He retired from Kodak at the end of 2005. He is non-executive Chairman of Delta Air Lines, Inc. and is also a director of Texas Instruments Incorporated and Liz Claiborne, Inc.

Gene R. Carter has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

Alston D. Correll has been a director since 2000. He has been Chairman of Atlanta Equity Investors, LLC since September 2007. He retired as Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, in January 2006, a position he had held since 1993. He is also a director of SunTrust Banks, Inc., SunTrust Bank, SunTrust Banks of Georgia, Inc. and Mirant Corporation.

Landon Hilliard has been a director since 1992. He has been a partner of Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens Corning, Western World Insurance Group Inc. and Russell Reynolds Associates, Inc.

Karen N. Horn has been a director since February 22, 2008. Ms. Horn has been a partner with Brock Capital Group since 2003. Ms. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking, Bankers Trust Company; chair and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U. S. Russia Investment Fund, a presidential appointment; Simon Property Group, Inc.; Eli Lilly and Company; and Fannie Mae.

Burton M. Joyce has been a director since 2003. He joined the Board of Directors of IPSCO Inc., a leading steel producer, in 1992, and served as Chairman from 2000 to 2007. Mr. Joyce previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. He is also a director of Hercules Incorporated.

Admiral J. Paul Reason has been a director since 2002. He was Vice Chairman and Director beginning in 2005, and Chief Operating Officer beginning in 2000, of Metro Machine Corporation, an employee-owned ship repair company, until his retirement in September 2006. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet, having served more than 34 years on active duty in the U.S. Navy. He is a member of the Naval Studies Board at the National Academy of Sciences, Vice Chair of the Board of Directors for the Oak Ridge Associated Universities Foundation, Chairman of the Board of Directors for the United States Navy Memorial Foundation, and member of the National War Powers Commission. He is also a director of Amgen Inc. and Todd Shipyards Corporation.

Steven F. Leer has been a director since 1999. He has been Chief Executive Officer and a director of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992, and became Chairman of the Board in December 2006. He is also a director of USG Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Our primary objective with respect to executive compensation is to design compensation programs which will align executives’ compensation with our overall business strategies, attract and retain highly qualified executives and provide incentives that drive stockholder value. The Compensation Committee of our Board of Directors (which we will refer to as the “Committee”) is responsible for developing and maintaining appropriate compensation programs for our Executive Officers, including our principal executive officer, each individual serving as our principal financial officer during 2007, and each of the other three most highly compensated Executive Officers, based on total compensation for 2007 (collectively, the “Named Executive Officers”).

In order to enhance the Committee’s ability to carry out these responsibilities effectively, as well as ensure that we maintain strong links between executive pay and performance, the Committee:

•	Reviews management recommendations to the Committee with respect to compensation decisions.

•

Reviews the Chief Executive Officer’s individual performance evaluations for executive officers and discusses such performance assessments with the Chief Executive Officer on an annual basis and recommends any adjustments to the Board of Directors for approval.

•	Has retained Towers Perrin as an outside compensation consultant.

Management Recommendations

The Chief Executive Officer and the Executive Vice President-Administration provide recommendations to the Committee on any adjustments to compensation for the Executive Officers, other than the Chief Executive Officer, and other officers elected by the Board of Directors based on each individual’s performance, level of responsibility and time in position. In addition, the Chief Executive Officer and Executive Vice President-Administration provide recommendations to the Committee on adjustments to compensation to address retention needs, performance goals and internal pay equity. The Executive Vice President-Administration makes recommendations to the Committee on any adjustments to compensation for the Chief Executive Officer, and the Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

Use of Compensation Consultant

Towers Perrin provides requested reports and information to the Committee and attends Committee meetings at the Committee’s request. For 2007, the Committee engaged Towers Perrin to (1) conduct a market pay assessment of our compensation levels relative to both the competitive market and our compensation philosophy, including identifying and reviewing market benchmark positions and compensation comparison data, (2) assist us with the development of long-term incentive grant guidelines for the officer and management groups, based on Towers Perrin’s competitive pay assessment and long-term incentive competitive market data, (3) conduct an assessment of our non-employee directors’ compensation package relative to competitive market practices, and (4) review emerging trends and issues in executive compensation with the Committee and discuss the implications for us. In conducting the market pay assessment, Towers Perrin reviews with the Committee parameters for the selection of peer group companies (i.e., companies within a specified revenue range) and compiles compensation data for the peer group. The Committee uses this information as a starting point for its compensation decisions.

Towers Perrin provides additional work for us, and the Chair of the Compensation Committee must approve Towers Perrin’s performance of any such additional work. For 2007, these additional services performed for us included our portion of an annual rail industry salary survey and quarterly actuarial studies to aid us in valuing our employee personal injury liability. Total fees paid for all additional work was in aggregate approximately equal to fees paid for compensation consulting.

Compensation Policies

In setting compensation for the Executive Officers, the Committee:

•

Considers comparative market data, gathered by its compensation consultant, from peer group companies of comparable size in revenues and other U.S. Class I railroads as a guideline. In aggregate, the Committee targets approximately the 65th percentile for Executive Officers’ total direct compensation (i.e., total cash compensation plus the expected value of long-term incentive awards), the 50th percentile for Executive Officers’ base salaries and between the 50th and 75th percentile when performance merits for total cash compensation (i.e., salary and annual bonus) compared to peer group companies in the industry.

•	Considers prior salary levels, targeted bonus opportunities and the value of long-term incentive awards at the time the awards were made.

•

Does not consider amounts realized from prior performance-based or stock-based compensation awards, regardless of whether such amounts realized may have resulted in a higher payout than targeted or a lower payout than targeted. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with such purpose.

The Committee monitors the continuing appropriateness of the peer group. Peer group companies are selected to provide an indication of compensation levels for the industry and for comparable sized companies on the basis of revenue. For 2007, the peer group included a Rail Industry Peer Group consisting of the other North American Class I railroads and a General Industry Peer Group consisting of companies having $6 to $10 billion in revenues (which the Committee considered to be companies of comparable size in revenues). In making comparisons to these peer group companies, a comparison is made to the Rail Industry Peer Group and a separate comparison is made to the General Industry Peer Group. These two comparisons are averaged together to approximate a comparison to both groups, and this process is referred to as a comparison to the “Peer Group Companies.” These peer group companies are listed in the Appendix to this prospectus. Due to our continuing growth, the Committee expanded the General Industry Peer Group of companies having comparable size in revenues to companies having from $6 to $15 billion in revenues for 2008.

The Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for executives at different management levels within the company. In setting the Chief Executive Officer’s compensation, the Committee applies the policies described above and, in particular, strives to balance comparative market data for chief executive officers of peer group companies and other U.S. Class I railroads with its goal to provide meaningful incentive opportunities earned on the basis of performance which contributes to delivering stockholder returns. In considering comparative market data for the Chief Executive Officer, the Committee also considers time in position and targets a lower percentile to reflect the fact that Mr. Moorman has served as Chief Executive Officer for a relatively short period of time. In addition, the Committee looks at executives at the vice chairman and executive vice president levels and considers the appropriate compensation differential between these levels. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher variable or “at-risk” component than that of other executives.

Compensation Components

Overview

Our executive compensation programs are designed so that, at target levels of performance, total direct compensation for Executive Officers is in approximately the 65th percentile in aggregate as compared to the Peer Group Companies. Total direct compensation consists of salary, annual bonus and long-term incentives. In establishing compensation for the different executive levels, the Committee strives to provide internal pay equity across each level so that executives occupying positions at a similar level and having a similar level of responsibility, such as Executive Vice Presidents, receive similar total direct compensation. While the Committee may adjust compensation for an individual executive based on individual performance, the Committee determined in 2007 that the performance of all Named Executive Officers met or exceeded its expectations and therefore did not make any adjustments to compensation on the basis of individual performance.

The Committee considers what proportion of total direct compensation should be paid annually as base salary, as total cash compensation (salary plus bonus) and as long-term compensation. The Committee targets approximately the 50th percentile as compared to the Peer Group Companies as a guideline in establishing base salaries (see the discussion under “Salaries”) and targets between the 50th and 75th percentile when performance merits compared to the Peer Group Companies for the portion paid annually as total cash compensation. In 2007, the average portion of total direct compensation awarded as cash compensation was approximately 30% for Executive Officers.

For 2007, Mr. Moorman’s base salary fell at the 28th percentile as compared to the aggregate for Peer Group Companies because his time in position is relatively short and his total direct compensation consists of a higher proportion of compensation which is at risk (i.e., bonus, options and performance shares). Base salary for Mr. Tobias and Mr. Henry C. Wolf, our former Vice Chairman and Chief Financial Officer, fell at the 63rd percentile as compared to the aggregate for Peer Group Companies to acknowledge their higher level of responsibility in assisting the Chairman in his duties. Base salaries for Mr. Manion and Mr. Seale fell at the 47th percentile as compared to the aggregate for Peer Group Companies. Mr. Squires’ base salary (at the time of his promotion to Chief Financial Officer) fell at the 25th percentile as compared to the aggregate for Peer Group Companies because his time in position is relatively short in light of his promotion to Chief Financial Officer during the year. For Mr. Moorman, total cash compensation fell at the 25th percentile as compared to the aggregate for Peer Group Companies because his time in position is relatively short. Total cash compensation for Mr. Tobias and Mr. Wolf fell at the 53rd percentile as compared to the aggregate for Peer Group Companies. Total cash compensation for Mr. Manion and Mr. Seale fell at the 46th percentile as compared to the aggregate for Peer Group Companies, and Mr. Squires’ total cash compensation fell at the 25th percentile because his time in position is relatively short. For Mr. Tobias, Mr. Wolf, Mr. Manion and Mr. Seale, the Committee considered total cash compensation to be within a reasonable range of the targeted 50th to 75th parameter.

The Committee also considers where total direct compensation valued at the time of the award falls within the targeted 65th parameter. This comparison is based on salary for the upcoming year, an estimated 50% earn-out for the bonus and performance share units awarded for the upcoming year, a binomial model valuation for options and an estimated fair market value for restricted stock units. For Mr. Moorman, his total direct compensation awarded for the upcoming year fell at the 48th percentile as compared to the aggregate for Peer Group Companies, which was below the targeted percentile for total direct compensation because his time in the position is relatively short. For Mr. Tobias and Mr. Wolf, their total direct compensation awarded for the upcoming year fell at the 62nd percentile as compared to the aggregate for Peer Group Companies. Mr. Manion’s and Mr. Seale’s total direct compensation fell at the 71st and Mr. Squires’ fell at the 25th percentile, all as compared to the aggregate for Peer Group Companies. Mr. Squires’ total direct compensation was below the targeted parameter because his time in position is relatively short and he was not serving as Chief Financial Officer at the time the long-term incentive award was made for 2007. For Mr. Tobias, Mr. Wolf, Mr. Manion and Mr. Seale, the Committee considered their compensation to be within a reasonable range of the targeted 65th parameter.

The greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is at risk. For the at-risk portion of total direct compensation, the Committee awarded Executive Officers 15-25% as an annual incentive in the form of an annual bonus and 75-85% as long-term incentive compensation (options and performance shares). Each of these components is described below. The establishment of short-term at-risk compensation (i.e., bonus) is based in part on the total cash compensation target, and the establishment of long-term at-risk compensation is based in part on the total direct compensation target; this allocation is not directly based on a target against comparative market data for the amount of short-term compensation and long-term compensation which is at risk. In addition, the Committee considers market practices, internal pay equity and our objective to attract and retain highly qualified executives in establishing short-term at-risk and long-term at-risk compensation. This allocation is re-evaluated annually.

The Committee further considers the portion of total direct compensation which is to be awarded as long-term compensation (including both the fixed and the at-risk portions) and how the long- term piece of compensation should be allocated between options, performance shares, restricted shares and restricted stock units. This allocation is based on general market practices, compensation trends, governance practices and business issues facing us. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards and the burn rate of such awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will contribute to its overall compensation policies. The Committee does not target comparative market data in making this allocation decision. For 2007, the Committee increased the percentage of long-term compensation awarded as performance shares and options and decreased the percentage awarded as restricted shares and restricted stock units to increase the focus on performance.

Salaries

We target approximately the 50th percentile as compared to Peer Group Companies as a guideline in establishing Executive Officers’ base salaries. However, we may provide for base salaries above the median if, in the Committee’s view, a particular executive’s performance exceeded expectations; if an executive takes on additional responsibilities; or under other special circumstances. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Annual Bonus

Each of our Executive Officers participates in our Executive Management Incentive Plan, or EMIP, which is designed to compensate executives based on achievement of annual corporate performance goals. We target between the 50th and 75th percentile when performance merits as compared to the Peer Group Companies for Executive Officers’ base salaries plus bonuses.

Under EMIP, each participant has an opportunity to earn a bonus amount that is contingent upon achieving the relevant performance goals. The performance goals for 2007 were based on pre- tax net income and operating ratio because we believe that use of such metrics promotes operating efficiency and thereby enhances stockholder value. The Committee raised the performance goals for 2007 to further drive performance.

For 2007, the Committee set the following threshold, target and maximum payouts:

•	threshold payout of 30% at $1.9 billion pre-tax net income and an operating ratio equal to or above 74%;

•	a targeted payout of 66% for pre-tax net income of $2.401 billion and operating ratio of 71.6%; and

•	a maximum payout of 100% if we achieved either:

➢	a pre-tax net income equal to or in excess of $2.4 billion with an operating ratio of 70.3% or lower; or

➢	an operating ratio equal to or lower than 71.1% with pre-tax net income at or in excess of $2.5 billion for the year.

If our performance for 2007 had equaled our performance for 2006, the bonus payout for 2007 would have been at 52.6%. In 2007, our performance resulted in a 53.9% bonus payout.

Long-Term Incentive Awards

We believe that the most effective means to encourage long-term performance by our Executive Officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals. For long-term incentive awards in 2007, the Committee provided approximately 40% of the total award value as options, 15% as restricted stock units and 45% as performance shares (assuming a 50% earn-out of performance share units granted). This allocation was changed from the allocation for awards for 2006 (approximately 25% of the total award value as options, 50% as restricted shares and 25% as performance shares) to increase the focus on performance and lessen the focus on retention. In addition, we required executives to enter into an agreement not to engage in competing employment as a condition to receiving the 2007 award.

Stock Options. We believe that use of options provides us with the ability to retain key employees and at the same time increase stockholder value since the value of the options is only realized if our stock price increases from the date on which the options are granted. For 2007, the Committee increased the option vesting period from one year to three years to further encourage retention of key employees. With the exception of employees hired in connection with the Conrail transaction in 1999, since 1989, we have granted stock options annually at the regularly-scheduled January meeting of the Committee. The Committee approves all options grants and sets the option price based on a long-standing pricing practice. Under this long-standing practice, the Board of Directors approves year-end financial results at its January meeting, and we typically release such results the following day. Also at the January meeting, the Committee sets the exercise price for the options as the fair market value of our common stock on the first day of the upcoming window period during which executives are permitted to trade in our securities and following the release of our financial results (the “effective date”), thereby establishing a prospective effective date to price the options. Until 2007, options were priced at the fair market value of our common stock on the effective date of the grant, based on the average of the high and low price. For the 2007 award, options were priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant.

Performance Shares. We use performance shares to reward the achievement of performance goals over a three-year period. For performance shares, vesting of 1/3 of the shares is based on Return on Average Invested Capital, which we believe is an indicator important to stockholders of a capital-intensive company such as ours. Vesting of an additional one-third of the shares is based on total stockholder return as compared to the S&P 500 and the remaining 1/3 is based on operating ratio, all over a three-year performance period. Each 1/3 of performance shares granted vests independently of the other 2/3 and their respective performance metrics. We believe that the use of the three metrics described above promotes the enhancement of stockholder value and efficient utilization of corporate assets.

In setting the performance targets for the 2007-2009 cycle, the Committee considered the performance targets for the 2006-2008 and the 2005-2007 cycles and the earn-out percentages for prior years’ performance share awards. The Committee raised the performance targets for Operating Ratio and Return on Average Invested Capital for the 2007-2009 cycle to motivate executives to seek improvements in these areas and retained the same performance targets for Total Shareholder Return because they continue to provide appropriate goals for this metric.

For the 2007-2009 performance cycle, the performance criteria and resulting earn-out percentages are as follows:

2007-2009 Cycle Total Stockholder Return (“TSR”) vs. S&P 500		2007-2009 Cycle Return on Average Invested Capital (“ROAIC”)
Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned Out	Three-Year Average ROAIC	Percentage of Performance Share Units Earned Out
90th percentile and above	100%	20% and above	100%
80th	90%	19%	90%
70th	85%	18%	80%
60th	80%	17%	70%
50th	75%	16%	60%
40th	50%	15%	50%
30th	30%	14%	40%
25th and below	0%	13%	20%
		Below 13%	0%

2007-2009 Cycle Operating Ratio (“OpR”)
Three-Year NS Average OpR	Percentage of Performance Share Units Earned Out
68% or below	100%
73%	75%
78%	50%
83%	25%
Above 83%	0%

For the 2006-2008 performance cycle, the performance criteria and resulting earn-out percentages are as follows:

2006-2008 Cycle Total Stockholder Return (“TSR”) vs. S&P 500		2006-2008 Cycle Return on Average Invested Capital (“ROAIC”)
Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned Out	Three-Year Average ROAIC	Percentage of Performance Share Units Earned Out
90th percentile and above	100%	19% and above	100%
80th	90%	18%	90%
70th	85%	17%	80%
60th	80%	16%	70%
50th	75%	15%	60%
40th	50%	14%	50%
30th	30%	13%	40%
25th and below	0%	12%	30%
		11%	20%
		10%	10%
		Below 10%	0%

2006-2008 Cycle Operating Ratio (“OpR”)
Three-Year NS Average OpR	Percentage of Performance Share Units Earned Out
70% or below	100%
75%	75%
80%	50%
85%	25%
Above 85%	0%

For the 2005-2007 performance cycle, the performance criteria and resulting earn-out percentages are as follows:

2005-2007 Cycle Total Stockholder Return (“TSR”) vs. S&P 500		2005-2007 Cycle Return on Average Invested Capital (“ROAIC”)
Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned	Three-Year Average ROAIC	Percentage of Performance Share Units Earned
90th percentile and above	100%	19% and above	100%
80th	90%	18%	90%
70th	85%	17%	80%
60th	80%	16%	70%
50th	75%	15%	60%
40th	50%	14%	50%
30th	30%	13%	40%
25th and below	0%	12%	30%
		11%	20%
		10%	10%
		Below 10%	0%

2005-2007 Cycle Operating Ratio (“OpR”)
Three-Year NS Average OpR	Percentage of Performance Share Units Earned
70% or below	100%
75%	75%
80%	50%
85%	25%
Above 85%	0%

For the 2007-2009 performance shares, we used a 50% earn-out assumption to value the award for market comparison purposes. Over the past ten years, the earn-out has averaged 56%, ranging from 87% to 14% based on performance for the applicable performance cycle.

Restricted shares. We believe that the use of time-based restricted shares serves as a key retention tool for keeping valued members of management. For 2007, we granted restricted stock units which vest on the fifth anniversary of the date of grant, and the units are not forfeited upon retirement, disability or death.

Retirement Plans and Programs

We believe that our Retirement Plan and Supplemental Benefit Plan provide us with the ability to retain key employees over a longer period. We sponsor a qualified defined benefit pension plan that provides a benefit based on age, service and a percentage of final average compensation. We also sponsor a non-qualified supplemental benefit plan that provides a retirement benefit for salary that is deferred, restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans and provides enhanced retirement benefits for certain executives. In addition to supporting the goal to retain key employees, we believe that the Supplemental Benefit Plan also recognizes, rewards and encourages contributions by our key employees and maintains internal equity by ensuring that benefit levels are based on compensation levels that reflect the relative value of each participant.

During 2007, we entered into a retirement agreement with Mr. Wolf in recognition of his outstanding contributions as our Chief Financial Officer. The retirement agreement provides one additional year of creditable service and an additional equity award of 30,000 restricted stock units. In exchange for these retirement benefits, Mr. Wolf agreed not to engage in competing employment. In addition, we waived certain restrictions on restricted shares and restricted stock units granted to Mr. Wolf in 2005 to accelerate the vesting of these equity awards.

Other Benefits and Perquisites

We provide the Executive Officers with certain health and welfare benefits as well as certain other perquisites which we believe are necessary to retain Executive Officers and to enhance their productivity. The value of perquisites is considered as part of the total compensation package when other elements are evaluated.

Our Board of Directors has directed and requires each of the Chairman, President and Chief Executive Officer, his family and guests when appropriate, to use our aircraft whenever reasonably possible for air travel. We believe that such use of the corporate aircraft promotes our best interests by ensuring the immediate availability of this officer and by providing a prompt, efficient means of travel and in view of the need for security in such travel. For the same reasons, our Board of Directors has determined that the Chairman, President and Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes which further our business interests and when the aircraft is not otherwise needed for business use. Such use by other employees and their guests is infrequent. Other perquisites include company cars, executive physicals, club memberships and dues, personal use of company facilities and tax preparation services. In addition, tax gross-up payments are provided on company cars and personal use of corporate aircraft if the aircraft is moving for business purposes; if the aircraft is not otherwise moving for business purposes, tax gross-up payments are not provided. Beginning in 2008, we discontinued the provision of company cars and club dues (except for the Chief Marketing Officer, who is reimbursed for club dues on memberships which further our business interests) as perquisites for the Chairman, President and Chief Executive Officer, the Vice Chairman and the Executive Vice Presidents and provided a compensation adjustment in lieu of these perquisites.

We believe that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Impact of the Tax Treatment of Awards on Our Compensation Policies

Our executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, we amended the Long-Term Incentive Plan, or LTIP, in 2005 with stockholder approval to permit the grant of performance-based compensation that meets the requirements of Section 162(m) and amended the EMIP to permit the continued grant of Section 162(m) qualifying performance-based compensation under that Plan. However, we believe that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. We reserve and will continue to exercise discretion in this area so as to serve our best interests and those of our stockholders.

Change-in-Control Agreements

We entered into change-in-control agreements during 1996 at a time of consolidation in the rail industry. The agreements were intended to provide certain economic protections to executives in the event of a termination of employment following a change-in-control of our company and to keep management intact and focused on our best interests during uncertain times. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. We believe this “double trigger” maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management. In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval. During 2006, with assistance from outside compensation consultants, we evaluated the existing change-in-control agreements. Based on the review conducted by the consultant, we determined that the agreements were comparable in value to change-in-control agreements provided by similarly- sized companies.

Share Ownership Guidelines

Our Board of Directors amended our Corporate Governance Guidelines in November 2007 to increase the ownership guidelines for shares of our stock. Under the revised guidelines, the Chairman, President and Chief Executive Officer is expected to hold at least five times the value of his annual salary in stock. The Vice Chairman and Executive Vice Presidents are expected to hold at least three times the value of their annual salary in stock, and Senior Vice Presidents and Vice Presidents are expected to hold at least one times their annual salary in stock. Our common stock and stock equivalents held in our 401(k) plan, dividend reinvestment plan and through share retention agreements are counted toward this requirement, but unexercised stock options or unvested equity awards do not count. Officers may acquire such holdings over a five-year period.

Pledging; Hedging

All of our Executive Officers are required to clear any transaction involving our common stock with our Corporate Secretary prior to engaging in the transaction. Certain Executive Officers maintain securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, may be pledged as collateral security for the repayment of any debit balances in the accounts. None of our Executive Officers have otherwise pledged or hedged our securities.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While we do not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, we, in evaluating such circumstances, would have discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards.

Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to each Named Executive Officer during 2006 and 2007 for service in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2006 and December 31, 2007.

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(1) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)
Charles W. Moorman, IV	2007	800,000	0	8,260,466	2,560,818	862,400	1,931,544	153,570	14,568,798
Chairman, President and Chief Executive Officer	2006	750,000	0	7,579,458	926,932	1,312,500	1,392,064	92,188	12,053,142

S. C. Tobias	2007	600,000	0	3,336,849	991,000	436,590	513,297	189,305	6,067,041
Vice Chairman and Chief Operating Officer	2006	600,000	0	5,089,640	404,100	810,000	979,440	130,401	8,013,581

H. C. Wolf	2007	300,000	0	4,408,808	991,000	218,295	927,722	1,743,363	8,589,188
Former Vice Chairman and Chief Financial Officer	2006	600,000	0	5,089,640	404,100	810,000	1,145,743	63,867	8,113,350

M.D. Manion	2007	425,000	0	3,083,835	696,098	286,344	651,882	68,776	5,211,935
Executive Vice President-Operations	2006	400,000	0	1,776,913	247,182	460,000	539,396	77,517	3,501,008

D. W. Seale	2007	425,000	0	2,953,325	696,098	286,344	543,247	100,440	5,004,454
Executive Vice President and Chief Marketing Officer	2006	400,000	0	1,971,683	247,182	460,000	288,140	58,115	3,425,120

J. A. Squires Executive Vice President-Finance and Chief Financial Officer(5)	2007	315,000	0	531,880	74,171	202,630	106,261	59,138	1,289,080

(1)	Represents salary and non-equity incentive plan compensation earned during 2006 and 2007 received on a current or deferred basis.

(2)

Represents the dollar amounts recognized for financial statement reporting purposes for the applicable year in accordance with Financial Accounting Standard No. 123 (“FAS 123R”) for: (i) awards made during the applicable year and (ii) awards made in prior years but for which we recognized compensation cost during the applicable year. For discussions of the relevant assumptions made in calculating these amounts, see note 11 to our consolidated financial statements included in this prospectus for the fiscal year ended December 31, 2007 and note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For the grant date fair value of only those awards granted to the Named Executive Officers in 2007, see “2007 Grants of Plan-Based Awards.”

(3)

Of these amounts for 2007, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental Benefit Plan during 2007: Mr. Moorman, $1,924,360, Mr. Tobias, $297,421, Mr. Wolf, $680,872, Mr. Manion, $627,154, Mr. Seale, $508,034 and Mr. Squires $106,261. The remainder of the amounts shown in this column for 2007 represent the amounts by which 2007 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

Of these amounts for 2006, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental Benefit Plan during 2006: Mr. Moorman, $1,385,533, Mr. Tobias, $789,257, Mr. Wolf, $928,703, Mr. Manion, $517,271 and Mr. Seale, $256,305. The remainder of the amounts shown in this column for 2006 represent the amounts by which 2006 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

(4)

For each Named Executive Officer, the amount for 2007 includes (i) perquisites as set forth in the table below, (ii) amounts reimbursed for the payment of taxes on personal benefits as follows: for Mr. Moorman, $41,199, Mr. Tobias, $23,266, Mr. Wolf, $24,920, Mr. Manion, $17,196, Mr. Seale, $31,786, and Mr. Squires $13,192, (iii) contributions to our Thrift and Investment Plan, and (iv) premiums paid on individually owned executive life insurance policies as follows: for Mr. Moorman, $17,335, Mr. Tobias, $15,269, Mr. Wolf $11,168, Mr. Manion, $9,779, Mr. Seale, $6,608 and Mr. Squires, $7,198. For the following Named Executive Officers, also includes amounts we contributed to charitable organizations on their behalf pursuant to our matching gifts program as follows: for Mr. Moorman, $31,700, Mr. Tobias, $70,000, Mr. Wolf, $38,082, Mr. Seale, $21,498, and Mr. Squires $18,500. For Mr. Moorman, also includes his proportional cost of life insurance policies owned by us used to fund the Directors’ Charitable Award Program. For Mr. Wolf, also includes the FAS 123R grant date fair value of 30,000 restricted stock units granted to him upon his retirement.

Perquisites for our Named Executive Officers during 2007 consisted of the following:

	Use of Corporate Aircraft ($)	Tax Preparation and Financial Planning ($)	Use of Corporate Auto ($)	Use of Corporate Facilities ($)	Annual Physicals ($)	Club Dues and Membership ($)		Retirement Gifts and Memorabilia ($)	Total ($)
C. W. Moorman	23,300	10,552	11,392	0	4,800	0		0	50,044
S. C. Tobias	61,523	0	11,912	585	0	0		0	74,020
H. C. Wolf	6,021	1,900	7,489	0	0	61,933	*	8,000	85,343
M. D. Manion	2,356	2,000	9,865	983	4,800	15,047		0	35,051
D. W. Seale	0	2,000	12,574	0	4,800	14,424		0	33,798
J. A. Squires	0	0	8,698	0	4,800	0		0	13,498

All perquisites are valued on the basis of aggregate incremental cost to us. With regard to personal use of company aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs. Use of corporate aircraft includes use by the Named Executive Officers and their spouses and other family members, as permitted by resolution of the Board of Directors.

*

For Mr. Wolf, includes golf club memberships of $61,000 retained upon retirement, which represents the current cost to join the golf clubs; however, the memberships were obtained many years ago for business purposes and no additional cost was incurred for Mr. Wolf to retain them upon retirement.

(5)	Mr. Squires became our principal financial officer effective July 1, 2007.

2007 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(5) (#) (j)	Exercise or Base Price of Option Awards(6) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(7) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
C. W. Moorman	01/23/07	01/23/07	480,000	1,056,000	1,600,000
	01/25/07	01/23/07				19,250	62,500	125,000				6,194,375
	01/25/07	01/23/07							25,000			1,238,875
	01/25/07	01/23/07								125,000	49.555	2,477,500
S. C. Tobias	01/23/07	01/23/07	243,000	534,000	810,000
	01/25/07	01/23/07				7,700	25,000	50,000				2,477,750
	01/25/07	01/23/07							10,000			495,550
	01/25/07	01/23/07								50,000	49.555	991,000
H. C. Wolf	01/23/07	01/23/07	121,500	267,300	405,000
	01/25/07	01/23/07				7,700	25,000	50,000				2,477,750
	01/25/07	01/23/07							10,000			495,550
	01/25/07	01/23/07								50,000	49.555	991,000
	06/29/07	05/10/07							30,000			1,577,100
M. D. Manion	01/23/07	01/23/07	159,375	350,625	531,250
	01/25/07	01/23/07				5,236	17,000	34,000				1,684,870
	01/25/07	01/23/07							7,000			346,885
	01/25/07	01/23/07								34,000	49.555	673,880
D. W. Seale	01/23/07	01/23/07	159,375	350,625	531,250
	01/25/07	01/23/07				5,236	17,000	34,000				1,684,870
	01/25/07	01/23/07							7,000			346,885
	01/25/07	01/23/07								34,000	49.555	673,880
J. A. Squires	01/23/07	01/23/07	112,781	248,119	375,938
	01/25/07	01/23/07				1,694	5,500	11,000				545,105
	01/25/07	01/23/07							2,750			136,276
	01/25/07	01/23/07								11,000	49.555	218,020

(1)

Consistent with past practice, our Committee made all equity awards to directors and executive officers effective on the first day following the release of our fiscal year financial results. Because the meeting at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. The additional award to Mr. Wolf was made at the time of his retirement in June 2007. See page 58 of our Compensation Discussion and Analysis for further discussion of our equity award grant practices.

(2)

These awards were made pursuant to our EMIP and were earned upon the achievement of certain performance goals established by the Compensation Committee for the fiscal year ended December 31, 2007. For a discussion of these performance goals, see page 58 of our Compensation Discussion and Analysis included in this prospectus. Our Committee targeted a payout of 66% in 2007 in setting the annual performance goals for EMIP incentive awards. Consequently, the target amounts in this column assume that the Named Executive Officers earned 66% of the maximum potential EMIP awards that they could have earned. The threshold amounts assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. Our Named Executive Officers actually earned 53.9% of their maximum potential EMIP awards based on our performance during 2007, which amounts are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table. For Mr. Wolf, this amount represents the threshold, target, and maximum amount he could have earned based on the fractional portions of the year he served as an executive officer.

(3)

These amounts represent grants of performance share units made pursuant to our LTIP. These performance share units will be earned over the performance cycle ending December 31, 2009. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Committee targets a payout of 50% in setting the performance goals for performance share unit awards. Consequently, the target amounts assume that the Named Executive Officers will earn 50% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units. Our Named Executive Officers actually earned 77.6% of their maximum potential performance share unit awards for the performance cycle ended December 31, 2007 based on our performance during the three-year period ended December 31, 2007.

(4)	These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these awards, see the narrative discussion which follows this table.

(5)

These options (of which the first 2,017 granted to each Named Executive Officer are incentive stock options and the remainder are non-qualified stock options) were granted as of January 25, 2007 and are exercisable as of January 25, 2010. Dividend equivalents are paid in cash on unexercised options for five years in an amount equal to, and commensurate with, dividends paid on our common stock.

(6)

Our Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the date of grant. The average price was higher than the closing price on the date of grant, so the exercise price shown is the average of the high and low prices on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the optionee for at least one year preceding the date of exercise) valued on the date of exercise.

(7)

Amounts represent the full grant date fair value of each equity award computed in accordance with FAS 123R. Because these awards entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are included in the FAS 123R grant date fair values. Amounts shown for performance share unit awards assume that the Named Executive Officers will earn the maximum number of performance share units for the performance cycle ending December 31, 2009; if our performance falls short of the performance goals established for these awards, they will earn fewer performance share units.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our LTIP, as last approved by stockholders in 2005, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance share units to directors, officers and other key employees. The Committee administers the plan and has sole discretion (except as the Committee may have delegated to the Chief Executive Officer) to:

•	interpret the plan;

•	select plan participants;

•	determine the type, size, terms and conditions of awards under the plan;

•	authorize the grant of such awards; and

•	adopt, amend and rescind rules relating to the plan.

Except for capital adjustments such as stock splits, the exercise price of a stock option granted under the plan may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification or replacement is approved by our stockholders. Receipt of an award under LTIP in 2007 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” for a period of time following retirement.

The first 2,017 stock options granted to each Named Executive Officer during fiscal 2007 are incentive stock options and the remainder are non-qualified stock options. The Compensation Committee met to approve these options grants on January 23, 2007. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2006, the Committee made these grants effective January 25, 2007. See page 58 of our Compensation Discussion and Analysis for further discussion of our equity award grant practices. These options become exercisable as of January 25, 2010. Dividend equivalents are paid in cash on unexercised options for five years in an amount equal to, and commensurate with, dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

The restricted stock units awarded in 2007 are subject to a five-year restriction period and will be settled in shares of our common stock. Dividend equivalents are paid in cash on restricted stock units in an amount equal to, and commensurate with, dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2007, the award cycle began on January 1, 2007 and ends December 31, 2009. Under the 2007 performance share unit awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one-third of the total number of performance share units granted (with each one-third portion vesting independent of the other portions): (1) three-year average return on average invested capital, (2) three-year average operating ratio and (3) three-year total return to stockholders. A more detailed discussion of these performance criteria can be found on page 58 of our Compensation Discussion and Analysis included in this prospectus. Performance share units that are earned will be paid one-half in cash and one-half in shares of our common stock.

For 2007, awards to our Named Executive Officers under the EMIP were paid based on our performance relative to two pre-determined criteria: operating ratio and pre-tax net income. The performance standards relative to these two criteria were established by the Compensation Committee in January 2007. A more detailed discussion of these performance criteria can be found beginning on page 58 of our Compensation Discussion and Analysis included in this prospectus.

The Compensation Committee set Mr. Moorman’s target 2007 incentive opportunity at 200% of his 2007 base salary, Mr. Tobias’s and Mr. Wolf’s at 135% of their 2007 base salaries, and Mr. Manion’s and Mr. Seale’s at 125% of their 2007 base salaries. For Mr. Squires, his target 2007 incentive opportunity was 100% of his 2007 base salary for the first six months, and increased to 125% of his 2007 base salary for the last six months upon his promotion to chief financial officer. For 2007, all Named Executive Officers earned 53.9% of their individual target incentive opportunity EMIP awards. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the Compensation Discussion and Analysis beginning on page 58 included of this prospectus.

Retirement Agreement

On May 10, 2007, our Board of Directors approved a Retirement Agreement between us and H. C. Wolf. In the Retirement Agreement, Mr. Wolf agreed not to compete with or solicit employees or customers away from the company for five years. In return, the Retirement Agreement provided him with certain retirement benefits and an award of 30,000 restricted stock units, which units are subject to a five-year restriction period.

For additional information regarding the terms of Mr. Wolf’s Retirement Agreement, see the narrative discussion accompanying the Pension Benefits Table.

Outstanding Equity Awards at Fiscal Year-End 2007

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#)(1) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
C. W. Moorman	53,538			15.4750	01/28/11	190,000	9,583,600	155,200	7,828,288
	80,000			22.4900	01/27/12
	30,000			19.6250	02/02/13
	30,000			22.0200	01/29/14
	45,000			34.1000	01/27/15
	75,000			49.4250	01/26/16
		125,000		49.5550	01/24/17

S.C. Tobias	5,904			16.9375	01/30/10	110,00	5,548,400	62,080	3,131,315
	6,462			15.4750	01/28/11
	200,000			22.4900	01/27/12
	5,095			19.6250	02/02/13
	50,000			22.0200	01/29/14
	35,000			34.1000	01/27/15
	30,000			49.4250	01/26/16
		50,000		49.5550	01/24/17

H.C Wolf	125,000			22.4900	01/27/12	0	0	62,080	3,131,315
	50,000			19.6250	02/02/13
	45,459			22.0200	01/29/14
	35,000			34.1000	01/27/15
	30,000			49.4250	01/26/16
		50,000		49.5550	01/24/17

M.D. Manion	20,000			15.4750	01/28/11	68,000	3,429,920	41,904	2,113,638
	80,000			22.4900	01/27/12
	30,000			19.6250	02/02/13
	25,000			22.0200	01/29/14
	16,000			34.1000	01/27/15
	20,000			49.4250	01/26/16
		34,000		49.5550	01/24/17

D.W Seale	16,462			15.4750	01/28/11	68,000	3,429,920	41,904	2,113,638
	80,000			22.4900	01/27/12
	30,000			19.6250	02/02/13
	30,000			22.0200	01/29/14
	16,000			34.1000	01/27/15
	20,000			49.4250	01/26/16
		34,000		49.5550	01/24/17

J.A. Squires	3,611			27.6875	01/31/09	18,550	935,662	13,813	696,728
	5,904			16.9375	01/30/10
	3,231			15.4750	01/28/11
	15,000			22.4900	01/27/12
	12,000			19.6250	02/02/13
	13,000			22.0200	01/29/14
	9,000			34.1000	01/27/15
	6,800			49.4250	01/26/16
		11,000		49.5550	01/24/17

(1)	These options vest on January 25, 2010.

(2)	The following table provides information with respect to the vesting of each Named Executive Officer’s restricted shares:

Name	Award Type	01/26/09	01/27/10
C. W. Moorman	Restricted Shares	37,500	54,000
S. C. Tobias	Restricted Shares	15,000	42,000
M. D. Manion	Restricted Shares	10,000	24,600
D. W. Seale	Restricted Shares	10,000	24,600
J. A. Squires	Restricted Shares	3,400	5,400

The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units:

Name	Award Type	01/26/09	01/27/10	01/24/12
C. W. Moorman	Restricted Stock Units	37,500	36,000	25,000
S. C. Tobias	Restricted Stock Units	15,000	28,000	10,000
M. D. Manion	Restricted Stock Units	10,000	16,400	7,000
D. W. Seale	Restricted Stock Units	10,000	16,400	7,000
J. A. Squires	Restricted Stock Units	3,400	3,600	2,750

(3)	These values are based on the $50.44 closing market price of our common stock on December 31, 2007.

(4)

These amounts represent (i) grants of performance share units made in 2006 pursuant to the LTIP that will be earned out over the three-year period ending December 31, 2008 and (ii) grants of performance share units made in 2007 pursuant to LTIP that will be earned out over the three-year period ending December 31, 2009. Because our performance during the three-year period ended December 31, 2007 resulted in performance share award earnouts which exceeded amounts targeted by our Compensation Committee, the amounts in this column represent 77.6%–the actual percentage earned out for the performance cycle ended December 31, 2007–of the maximum number of performance share units which may be earned by each Named Executive Officer for the performance cycle ending December 31, 2008 and December 31, 2009. Actual results may cause the Named Executive Officers to earn fewer or more performance share units. Performance share units that are earned will be paid one-half in cash and one-half in shares of our common stock.

Option Exercises and Stock Vested in 2007

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(2) (e)
C. W. Moorman	22,700	845,405	15,000	717,075
	6,396	241,145
S. C. Tobias	86,389	2,601,821	50,000	2,390,250
	3,611	108,754
	3,109	79,742
H. C. Wolf(3)	4,541	145,516	50,000	2,390,250
			70,000	3,710,000
			30,000	1,590,000
			40,000	2,120,000
M. D. Manion	0	0	12,500	597,756
D. W. Seale	13,538	573,334	15,000	717,075
J. A. Squires	3,109	54,046	6,500	310,733

(1)	Represents the difference between the average of the high and low of the market price(s) of the underlying common stock on the day of exercise and the exercise price of the option(s).

(2)

Represents the aggregate number of restricted shares and restricted stock units that vested during fiscal 2007, multiplied by the average of the high and low of the market price(s) of the underlying shares on the vesting date(s).

(3)

The service requirements under all restricted shares and restricted stock units held by Mr. Wolf terminated upon his retirement in 2007. Consequently, all of his restricted shares and restricted stock units are shown as vesting in 2007 in the above table. However, as described in more detail below, these shares and restricted stock units are subject to forfeiture if he engages in competing employment during the applicable restriction periods. Mr. Wolf may not sell or otherwise transfer these restricted shares and restricted stock units until such restriction periods have lapsed.

Retirement Benefits

2007 Pension Benefits Table

The following table shows, as of December 31, 2007, each Named Executive Officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under each of (i) the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Charles W. Moorman, IV	Retirement Plan	35	1,192,355	0
	SERP	35	4,767,753	0
Stephen C. Tobias	Retirement Plan	38	1,868,868	0
	SERP	40	7,267,620(1)	0
Henry C. Wolf	Retirement Plan	34	1,497,031	59,639
	SERP	38	6,989,677(1)	205,817
Mark D. Manion	Retirement Plan	33	747,453	0
	SERP	33	1,973,562	0
Donald W. Seale	Retirement Plan	32	799,372	0
	SERP	32	2,087,509	0
James A. Squires	Retirement Plan	16	208,444	0
	SERP	16	285,157	0

(1)

Reflects an additional three years of creditable service provided under agreements approved by our Board of Directors on September 25, 2001 (and included in Column c). These agreements provided enhanced pension benefits in exchange for each individual’s continued employment with us for an additional two years. A form of these agreements was filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2001. Because Messrs. Tobias and Wolf remained employed with us through September 30, 2003, (i) each received these additional years of creditable service and (ii) their benefits are based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. For Mr. Wolf, also reflects an additional year of creditable service provided under a Retirement Agreement (described below) which was approved by the Board of Directors on May 10, 2007. These enhancements increased the present value of their accumulated benefits as follows: Mr. Wolf, $1,657,294 and Mr. Tobias, $933,921.

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2007, which is the pension plan measurement date we use for financial reporting purposes. A retirement age of 60 is assumed for purposes of the table, the earliest time at which a participant may retire under the plans without any benefit reduction due to age. For those participants over the age of 60, their actual ages were used. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 10 to our financial statements for the fiscal year ended December 31, 2007 included in this prospectus. The benefits shown are in addition to amounts payable under the U.S. Railroad Retirement Act.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% of total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary (including any pre- tax contributions the Named Executive Officer makes to our: (i) 401(k) plan; (ii) Comprehensive Benefits Plan (for medical, dental and similar coverages); and (iii) pre-tax transportation plan), awards under the EMIP and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under our qualified defined benefit pension plan, as well as a non-qualified supplemental pension plan that provides benefits not otherwise payable under the qualified plan because of applicable Internal Revenue Code limitations on qualified plan benefits.

As discussed in more detail below, Mr. Wolf retired in 2007. Mr. Tobias is eligible for full retirement benefits without any benefit reduction due to age. Messrs. Moorman, Manion and Seale became eligible for early retirement during 2007 upon reaching age 55, each having 10 years of creditable service. If Messrs. Moorman, Manion and Seale choose to retire prior to age 60, their benefits will be reduced by 1/360th for each month they are under age 60 at the time of retirement.

We have no policy with regard to granting extra years of credited service. However, as noted above, our Board has in certain circumstances credited executives with additional years of service. In addition, as described below, our change-in-control agreements provide for additional years of credited service in limited circumstances.

Retirement Agreement

On May 10, 2007, our Board of Directors approved a Retirement Agreement with H. C. Wolf. In the Retirement Agreement, Mr. Wolf agreed not to compete with or solicit employees or customers away from the company for five years. In return, the Retirement Agreement provides Mr. Wolf with (i) the enhanced pension benefits described in footnote one to the Pension Benefits Table and (ii) an award of 30,000 restricted stock units, which units are subject to a five-year restriction period and are otherwise subject to the terms of our Form of Norfolk Southern Corporation LTIP 2007 Award Agreement filed as Exhibit 99 to our Form 8-K filed with the SEC on January 11, 2007.

On May 10, 2007, our Compensation Committee also approved a Waiver Agreement with Mr. Wolf. The Waiver Agreement provides for the modification of the terms of 21,700 restricted shares granted to Mr. Wolf in 2005 under the LTIP, and 14,468 restricted stock units granted to Mr. Wolf in 2005 under the Restricted Stock Unit Plan, which Mr. Wolf otherwise would have forfeited upon retirement. Under the Waiver Agreement, these restricted shares and restricted stock units remain subject to their applicable restriction period, except in the event of death or violation of the non- compete provision in the Agreement, until January 27, 2010.

Copies of this Retirement Agreement and the Waiver Agreement were filed as exhibits to our Form 8-K dated May 11, 2007.

Deferred Compensation

Our Named Executive Officers have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Officers’ Deferred Compensation Plan, or ODCP, and the Executives’ Deferred Compensation Plan, or EDCP. The table and narrative below describe the material elements of these plans.

2007 Nonqualified Deferred Compensation Table

Name (a)	Plan	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(3) (f)
Charles W. Moorman, IV	ODCP	0	0	34,662	0	403,657
	EDCP	0	0	0	0	0
Stephen C. Tobias	ODCP	0	0	674,253	0	6,115,047
	EDCP	0	0	0	0	0
Henry C. Wolf	ODCP	0	0	715,840	0	6,231,170
	EDCP	60,000	0	37,444	0	838,264
Mark D. Manion	ODCP	0	0	112,260	0	1,142,812
	EDCP	293,744	0	20,646	0	488,259
Donald W. Seale	ODCP	0	0	185,327	0	2,113,381
	EDCP	200,008	0	156,106	0	1,025,283
James A. Squires	ODCP	0	0	0	0	0
	EDCP	100,250	0	42,465	0	352,772

(1)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.

(2)

Of these amounts, the following amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and represent the extent to which 2007 interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code: Mr. Moorman, $7,184; Mr. Tobias, $215,876; Mr. Wolf, $246,850; Mr. Manion, $24,728; Mr. Seale, $35,213; and Mr. Squires, $0.

(3)

Of these amounts, the following amounts were previously reported as compensation to the Named Executive Officer in our Summary Compensation Table for last year: Mr. Moorman, $6,531; Mr. Tobias, $190,183; Mr. Wolf, $217,040; Mr. Manion, $22,125 and Mr. Seale, $31,835.

Narrative to Nonqualified Deferred Compensation Table

The 2007 Nonqualified Deferred Compensation table presents amounts deferred under (i) the ODCP and (ii) the EDCP. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred before January 1, 2001 were deferred under the ODCP and earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the participant’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five or ten annual installments, determined on the basis of the participant’s age at the time deferral, beginning in the year following the year in which the participant retires.

Amounts deferred on or after January 1, 2001 have been deferred under the EDCP. Participants may defer up to 25% of base salary and 100% of EMIP bonus payments and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments. If an amount that was deferred on or after January 1, 2005 (including earnings equivalents thereon) is being distributed due to separation from service, the distribution will occur or commence at the later of (i) the beginning of the year following the year in which the participant separates from service, or (ii) six months from the date of separation from service.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the EDCP and the ODCP, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the ODCP, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the EDCP, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the EDCP or (b) 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with our company. Each of the circumstances that would require us to pay post-employment benefits is discussed below.

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of our company occurs, and

•

within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability or mandatory retirement, or the Named Executive Officer terminates his employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets or similar fundamental transaction which results in our stockholders holding less than 80% of the voting power of the combined company;

•	a stockholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;

•

a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two-thirds of directors who had at least two years of service at the time of the director’s nomination or election;

•	any person or organization acquires more than 20% of our voting stock; or

•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

As noted below, the Named Executive Officers are entitled to accelerated payouts of amounts deferred under the ODCP and the EDCP upon a change in control. For amounts deferred after 2004 under the EDCP, only events described above that also constitute a change in control as specified in the regulations to Section 409A of the Internal Revenue Code will result in accelerated distribution of those amounts.

Benefits Payable Upon Termination Following a Change in Control

Under our change-in-control agreements, the Named Executive Officers who become entitled to the benefits under those agreements are generally entitled to receive:

•	three times their annual base salary plus incentive pay;

•	accrued but unpaid compensation;

•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;

•	all dividend equivalents to which they would have been entitled had their employment not been terminated;

•	early payout of compensation that was deferred under our non-qualified deferred compensation plans;

•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;

•	unused vacation for the year of termination, plus vacation for the following year;

•	a fully paid life insurance policy to which they would have been entitled upon retirement; and

•	continued welfare benefits for three years.

In addition, the Named Executive Officers are generally entitled to receive a payment in an amount sufficient to make them whole for any Federal excise tax on excess parachute payments.

The benefits to be provided to our Named Executive Officers under the change-in-control agreements are quantified in the table below. If we had terminated the Named Executive Officers’ employment other than for “cause”, except as otherwise noted, these benefits would have been payable in a lump sum within ten business days of termination. If the Named Executive Officers had terminated their employment for “good reason,” benefits would not have been payable until six months following termination. Excluded from this table is Mr. Wolf who retired during 2007 and, under his retirement agreement with us, waived any rights under his change-in-control agreement.

Executive Benefits and Payments Upon Change in Control	Charles W. Moorman, IV(1)	Stephen C. Tobias(1)	Mark D. Manion(1)	Donald W. Seale(1)	James A. Squires(1)
Compensation:
Severance Pay(2)	$7,200,000	$4,230,000	$2,868,750	$2,868,750	$2,193,750
Long Term Compensation
Performance Share Units
2006-2008 (performance period)(3)	$3,033,966	$1,213,586	$809,058	$809,058	$275,080
2007-2009 (performance period)(3)	$5,056,610	$2,022,644	$1,375,398	$1,375,398	$444,982
Stock Options(4)	$0	$0	$0	$0	$0
Accelerated Dividends	$1,087,183	$529,220	$325,442	$331,084	$117,916
Restricted Stock(5)	$0	$0	$0	$0	$0
Deferred Compensation(6*)	$208,923	$464,925	$1,120,372	$1,773,562	$535,343
Benefits and Perquisites:
Incremental Non-Qualified Pension(7*)	$8,948,000	$10,002,000	$3,748,000	$3,777,000	$742,000
Post-retirement health and welfare benefits*	$25,341	$25,341	$25,341	$25,341	$25,341
Life Insurance Proceeds	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$0	$0
Vacation Pay	$76,628	$57,471	$40,709	$40,709	$24,904
Post-retirement life insurance(8)	$0	$30,808	$10,083	$0	$35,835
Prorata Incentive Pay	$0	$0	$0	$0	$0
Excise Tax Gross-up on Severance Benefits(9)	$11,894,608	$6,714,473	$4,531,741	$4,590,959	$1,927,799

Total	$37,531,259	$25,290,470	$14,854,893	$15,591,861	$6,322,950

*Payable in accordance with the applicable plan.

(1)	This analysis assumes that on December 31, 2007, (i) a change-in-control of our company occurred and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

(2)	These amounts represent three times the sum of each Named Executive Officer’s base salary plus EMIP incentive pay.

(3)

These amounts represent benefits to which the Named Executive Officer would otherwise be entitled absent a change in control. Values based on (i) the $50.44 closing market price of our common stock on December 31, 2007 and (ii) the average earnout for performance share units for the two most recently completed cycles (80.2%), which is the assumed earnout required under the change-in-control agreements. See the Outstanding Equity Awards at Fiscal Year-End Table for each Named Executive Officer’s outstanding performance share unit awards. Performance share units are earned over a three-year cycle ending each December 31. SEC rules require that we assume a change in control occurred on the last day of our fiscal year. Therefore, our Named Executive Officers were fully vested in their performance share unit awards for the performance cycle ended December 31, 2007 and these awards are excluded from the above amounts.

(4)

Excludes the value of vested options held by each Named Executive Officer as of December 31, 2007. Under each Named Executive Officer’s change-in-control agreement, in the event his employment with us is terminated in connection with a change in control, we are required to pay him the then current spread value of his vested options rather than require him to exercise them and sell the underlying shares. Based on the $50.44 closing market price of our common stock on December 31, 2007, the values of those options were as follows: Mr. Moorman, $6,686,431, Mr. Tobias, $8,194,095, Mr. Manion, $4,851,990, Mr. Seale, $4,870,384 and Mr. Squires, $1,705,382. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited upon termination of their employment. Accordingly, options which were unvested as of December 31, 2007 are excluded from these amounts.

(5)

The change-in-control agreements do not provide for the acceleration of any unvested restricted shares or restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of LTIP, they will forfeit any unvested restricted shares and restricted stock units if their employment is terminated for any reason other than retirement, disability or death. The Compensation Committee of our Board of Directors has the authority under LTIP to waive any restrictions on restricted shares and restricted stock units.

(6)

Amount does not include the aggregate balance of the Named Executive Officer’s deferred compensation account as of December 31, 2007 in which he is currently vested. See column (f) of the Nonqualified Deferred Compensation Table for this amount.

(7)

Represents the amount by which the Named Executive Officer’s pension benefit, as enhanced by the change-in-control agreement, exceeds the actuarial present value of his accumulated pension benefits as of December 31, 2007. Amount does not include the actuarial present value of the Named Executive Officers’ accumulated pension benefits as of December 31, 2007. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

(8)

The change-in-control agreements obligate us to provide fully-funded post-retirement life insurance policies. These amounts represent the remaining premiums required to be paid to fully fund each policy, together with an amount estimated to equal the Federal and state income taxes that would be imposed on those amounts.

(9)

These amounts are payable as and when the tax is imposed and paid. These amounts do not take into account potential mitigation of our excise tax gross-up obligations for those portions of the above compensation that may be determined to be reasonable compensation or are being paid in consideration of the non-competition covenants contained in the change-in-control agreements.

Events Triggering Change in Control Payments

If we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay him the benefits provided under his change-in-control agreement. “Cause” is defined as any of the following and the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with us;

•	intentional wrongful damage to our property;

•	intentional wrongful disclosure of secret processes or of our confidential information; or

•	intentional violation of our Code of Ethics.

In addition, if a Named Executive Officer terminates his employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay him the benefits provided under his change-in-control agreement:

•	he is not elected or reelected to the office he held immediately prior to the change in control, or—if serving as a director—he is removed as a director;

•	his salary or bonus opportunity is reduced below the amounts in effect prior to the change in control;

•

without his consent, we terminate or reduce the value or scope of the Named Executive Officer’s perquisites, benefits and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs or arrangements in which he is participating immediately prior to the change in control;

•

he determines in good faith that following the change in control, he has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, which situation is not remedied within ten days after receipt by us that the Named Executive Officer has made that determination;

•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;

•

we require that the Named Executive Officer relocate his principal location of work in excess of 35 miles from his employment location immediately prior to the change in control, or that he travel away from his office significantly more than was required of him immediately prior to the change in control; or

•	any material breach of the change-in-control agreement by us or our successor.

Requirement Not to Compete

In exchange for the benefits provided under the change-in-control agreements and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they executed the agreements and, if they accept benefits payable or provided under the agreements, they may not engage in competing employment for a period of one year from the date they are terminated following the change in control. “Competing employment” for this purpose is the provision of services of any type, kind or nature and in any capacity to any organization or person that is, that controls, that is controlled by, or one of whose significant customers or clients is (i) a Class I railroad operating in the United States, Canada or Mexico, (ii) an interstate trucking company operating in the United States, Canada or Mexico or (iii) a provider or arranger of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States.

Retirement

Former Executive Officer

As noted above under “Retirement Benefits,” Mr. Wolf retired in 2007. In addition to the deferred compensation and pension benefits disclosed in the Nonqualified Deferred Compensation and Pension Benefits Tables, Mr. Wolf is eligible for the following benefits:

Name	Non-Equity Incentive Pay(1)	Performance Share Units(2)	Restricted Stock and Restricted Stock Units(3)	Medical Benefits(4)	Life Insurance(5)	Total
Henry C. Wolf	$218,295	$4,501,944	$7,420,000	$83,536	$0	$12,223,055

(1)

Represents prorated cash bonus paid to Mr. Wolf under EMIP for the fiscal year ended December 31, 2007. This award is also included in the Summary Compensation Table. It is included here because, but for retirement provisions under EMIP, Mr. Wolf would have forfeited this award.

(2)

Represents (i) the dollar value of performance share units actually earned out for the performance cycle ended December 31, 2007 based on the average of high and low of the market price of the underlying shares on the earnout date, plus (ii) the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2008 and December 31, 2009, assuming a 77.6% earn-out, which was the actual earn-out for the performance cycle ended December 31, 2007, in each case based on the $50.44 closing market price of our common stock on December 31, 2007. The amounts for the performance cycles ending December 31, 2008 and December 31, 2009 are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because Mr. Wolf would have forfeited these awards but for retirement provisions under LTIP, we have included these amounts here as well.

(3)

Represents the dollar value of restricted shares and restricted stock units vested in 2007 using the average of the high and low of the market prices of the underlying shares on the vesting dates. As noted in the Option Exercises and Stock Vested Table, while the service requirements under all of these awards terminated upon Mr. Wolf’s retirement, these awards will be forfeited if he engages in competing employment during the applicable restriction periods. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because Mr. Wolf would have forfeited these awards but for provisions in LTIP and in his retirement agreement, we have included these amounts here as well.

(4)	Represents estimated retiree medical benefits for Mr. Wolf and his eligible dependents.

(5)	Represents the remaining cost of a retiree life insurance policy as of December 31, 2007, which policy for Mr. Wolf is in the amount of $1,150,000.

In addition to the foregoing benefits, Mr. Wolf also received an additional 30,000 restricted stock units under his retirement agreement, the value of which is included above in the Summary Compensation Table and the Grants of Plan-Based Awards Table. For additional information regarding this grant, see above under “Retirement Agreements.”

Amounts above do not include the value of unexercised stock options held by Mr. Wolf. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under retirement provisions contained in the LTIP agreements, each option held by Mr. Wolf will expire at the end of the term for which the option was granted. But for these retirement provisions, all of his options would have expired at the close of business on his last day of employment with us.

Current Executive Officers

As of December 31, 2007, all current Named Executive Officers other than Mr. Squires were of retirement age under our retirement plans. See “Termination for Any Other Reason” below for a discussion of the benefits to which Mr. Squires would have been entitled had he retired as of December 31, 2007. Mr. Tobias was eligible to retire as of December 31, 2007 with unreduced pension benefits under our retirement plans. Messrs. Moorman, Manion and Seale were eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. Assuming each of the current Named Executive Officers other than Mr. Squires retired as of December 31, 2007, in addition to these pension benefits and the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table, each of them would have been eligible for the following benefits:

Name	Performance Share Units(1)	Restricted Stock and Restricted Stock Units(2)	Medical Benefits(3)	Life Insurance(4)	Total
Charles W. Moorman, IV	$7,828,288	$9,583,600	$135,979	$0	$17,547,867
Stephen C. Tobias	$3,131,315	$5,548,400	$100,650	$18,427	$8,798,792
Mark D. Manion	$2,113,638	$3,429,920	$159,308	$6,031	$5,708,897
Donald W. Seale	$2,113,638	$3,429,920	$174,772	$0	$5,718,330

(1)

Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2008 and December 31, 2009, assuming a 77.6% earn-out, which was the actual earn-out for the performance cycle ended December 31, 2007, and in each case based on the $50.44 closing market price of our common stock on December 31, 2007. The amounts for the performance cycles ending December 31, 2008 and December 31, 2009 are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions under LTIP, we have included these amounts here as well.

(2)

Represents the dollar value of restricted shares and restricted stock units based on the $50.44 closing market price of our common stock on December 31, 2007. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

(3)	Represents estimated retiree medical benefits for the Named Executive Officers and their eligible dependents.

(4)

Represents the remaining cost of retiree life insurance policies as of December 31, 2007, which policy amounts are as follows: Mr. Moorman, $570,000; Mr. Tobias, $1,150,000; Mr. Manion, $460,000; and Mr. Seale, $600,000.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under retirement provisions contained in the LTIP agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these retirement provisions, all of their options would expire at the close of business on their last day of employment with us.

Death or Disability

Death

If the current Named Executive Officers had died on December 31, 2007, in addition to the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table and the pension benefits disclosed in the Pension Benefits Table–which pension benefits would be reduced as a result of the Named Executive Officer’s death–each Named Executive Officer’s spouse and/or designated beneficiaries would have been eligible for the following benefits:

Name	Performance Share Units(1)	Restricted Stock and Restricted Stock Units(2)	Medical Benefits	Life Insurance Proceeds	Total
Charles W. Moorman, IV	$7,828,288	$9,583,600	$61,795	$2,400,000	$19,873,683
Stephen C. Tobias	$3,131,315	$5,548,400	$54,169	$1,800,000	$7,405,700
Mark D. Manion	$2,113,638	$3,429,920	$81,733	$1,225,000	$6,850,291
Donald W. Seale	$2,113,638	$3,429,920	$97,197	$1,225,000	$6,865,755
James A. Squires	$696,728	$935,662	$87,987	$925,000	$2,645,377

(1)

Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2008 and December 31, 2009, assuming a 77.6% earn-out, which was the actual earn-out for the performance cycle ended December 31, 2007, and in each case based on the $50.44 closing market price of our common stock on December 31, 2007. The amounts for the performance cycles ending December 31, 2008 and December 31, 2009 are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions under LTIP, we have included these amounts here as well.

(2)

Represents the dollar value of restricted shares and restricted stock units based on the $50.44 closing market price of our common stock on December 31, 2007. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under death benefit provisions contained in the agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these death benefit provisions, all of their options would have expired at the close of business on their last day of employment with us.

Disability

If the current Named Executive Officers had become disabled on December 31, 2007, each of them other than Mr. Squires could elect to retire and receive up to the benefits set forth above under “Retirement—Current Executive Officers.” For Mr. Squires and any other Named Executive Officer electing not to retire, each would be entitled to disability benefits in an amount equal to one- half his base salary.

Under disability benefit provisions contained in LTIP and the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted and the restrictions on each restricted share and restricted stock unit held by the Named

Executive Officers would lapse upon the expiration of the applicable restriction period; but for these disability benefit provisions, the Named Executive Officers would forfeit all unexercised options and unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Termination for Any Other Reason

As noted above, each of the Named Executive Officers other than Mr. Squires was eligible to retire as of December 31, 2007; accordingly, had their employment been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement—Current Executive Officers.” Because Mr. Squires had at least 10 years of service as of December 31, 2007, had his employment been terminated by us or by him as of that date, he would have been eligible for either (i) the full amount of his accrued pension benefits disclosed in the Pension Benefits Table beginning at age 60, or (ii) an actuarially reduced amount of the pension benefits disclosed in the Pension Benefits Table beginning at age 55.

In addition to these pension benefits, each current Named Executive Officer would have been entitled to receive the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation Table.

We also have a Severance Pay Plan. Under the Severance Pay Plan, if the current Named Executive Officers’ employment had been terminated as of December 31, 2007 due to the executive’s position being voluntarily eliminated or terminated in connection with downsizing or internal restructuring, or due to the executive’s position being involuntarily eliminated as a result of a position abolishment or a downsizing or internal restructuring, the Named Executive Officers would have been entitled to the following benefits:

•

two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12- month period preceding the executive’s severance date);

•

continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 12 months, or (b) until those health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and

•	outplacement assistance.

If the current Named Executive Officers’ employment had been terminated by us for any reason other than as described above (excluding “major misconduct” which is defined under the Severance Pay Plan to include indictment for or conviction of a felony, theft, fraud or embezzlement, violation of company policy, or other conduct the plan administrator determines to be “major misconduct”), then the Named Executive Officers would have been entitled to one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times the executive’s salary paid in the 12-month period preceding the executive’s severance date. The Named Executive Officers would not have been entitled to Severance Pay Plan benefits if terminated for “major misconduct.”

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Moorman continues to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” for more information regarding this program.

Non-Competition

In addition to restrictions imposed under our change-in-control agreements, certain awards under LTIP were—beginning in 2006—made subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

Director Compensation

2007 Non-Employee Director Compensation Table(1)

Name (a)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards(3) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (f)	All Other Compensation(5) ($) (g)	Total ($) (h)
Gerald L. Baliles	90,000	156,889	0	0	0	15,892	262,781
Daniel A. Carp	90,000	151,798	0	0	0	6,543	248,341
Gene R. Carter	90,000	156,994	0	0	5,500	6,543	259,037
Alston D. Correll	90,000	155,040	0	0	1,394	6,543	252,977
Landon Hilliard	90,000	156,994	0	0	58,984	31,543	337,521
Burton M. Joyce	90,000	153,069	0	0	0	6,543	249,612
Steven F. Leer	90,000	155,927	0	0	4,694	18,618	269,239
Jane Margaret O’Brien	90,000	156,628	0	0	8,640	7,168	262,436
J. Paul Reason	90,000	154,375	0	0	0	6,543	250,918

(1)

Mr. Moorman received no compensation for Board or committee service in 2007 and will not receive compensation for Board or committee service in 2008. Therefore, neither this table nor the narrative which follows contain compensation information for Mr. Moorman.

(2)

Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.

(3)

Of these amounts, $151,320 represents the value as of December 31, 2007, of the 3,000 stock units granted to each director on January 25, 2007 pursuant to our Outside Directors’ Deferred Stock Unit Program and which value is equal to the amounts we recognized for financial reporting purposes for such awards during 2007. The full grant date fair value of each such award was $148,665. The remaining amounts for each director represent the dollar amounts recognized for financial statement reporting purposes in 2007 related to appreciation on awards of stock units made prior to 2007. As of December 31, 2007, the directors held stock units in the following amounts: Mr. Baliles, 39,941; Mr. Carp, 6,157; Mr. Carter, 40,638; Mr. Correll, 27,671; Mr. Hilliard, 40,638; Mr. Joyce, 14,590; Mr. Leer, 33,559; Ms. O’Brien, 38,213; and Mr. Reason, 23,257. In January 2008, all of these stock units were terminated and replacement grants of an equivalent number of restricted stock units were made under LTIP. See “Narrative to Non-Employee Director Compensation Table—Outside Directors’ Deferred Stock Unit Program” for more information regarding these restricted stock units.

(4)

Represents the amounts by which 2007 interest accrued on fees deferred prior to 2001 by the non-employee directors under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

(5)

Includes (i) each director’s proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program and (ii) the dollar amount, if any, we contributed to charitable organizations on behalf of directors pursuant to our matching gifts program.

Narrative to Non-Employee Director Compensation Table

Retainer and Fees. In 2007, each member of the Board of Directors received a quarterly retainer for services of $12,500 and a quarterly fee of $10,000 for serving on at least two committees, plus expenses incurred in connection with attendance at such meetings.

Directors’ Deferred Fee Plan. A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. Amounts set forth in the table above represent the extent to which these rates exceed 120% of the applicable Federal long-term rate. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include our stock units and various mutual funds as crediting indices. Our stock units are “phantom” units whose value is measured by the market value of shares of our common stock, but the units ultimately will be settled in cash, not in shares of our common stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. Six directors elected in 2006 to defer compensation that would have been payable in 2007 into the Directors’ Deferred Fee Plan.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan. Each non-employee director receives a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, restricted stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the restricted stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. In the event a non-employee director does not retire in accordance with the terms of the plan, these shares will be forfeited.

Outside Directors’ Deferred Stock Unit Program. Each non-employee director was granted 3,000 stock units effective January 25, 2007. A stock unit represents the economic equivalent of one share of our common stock. On January 22, 2008, the Board of Directors approved amendments to the Outside Directors’ Deferred Stock Unit Program that (i) require that all outstanding stock units issued under the Outside Directors’ Deferred Stock Unit Program be terminated and that each non-employee director receive a replacement grant of an equivalent number of restricted stock units issued under LTIP and (ii) provide that all future awards under the Outside Directors’ Deferred Stock Unit Program will be issued under LTIP.

Pursuant to these amendments to the Outside Directors’ Deferred Stock Unit Program, on January 24, 2008, all stock units awarded to the non-employee directors under the Outside Directors’ Deferred Stock Unit Program were terminated, and replacement grants of an equivalent number of restricted stock units were made under LTIP. Each restricted stock unit represents the economic equivalent of one share of our common stock, but will be settled in shares of our common stock rather than cash. These restricted stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with LTIP. Stock units in each director’s memorandum account are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional restricted stock units, including fractions thereof, based on the mean of the high and low trading prices of our common stock on the dividend payment date. We anticipate that, from time to time, non-employee directors will be granted additional restricted stock units in an amount sufficient to assure that their total annual compensation for services is competitive.

Upon leaving the Board, a director will receive the value of the restricted stock units in this memorandum account in shares of our common stock either in a lump sum distribution or in ten annual distributions, in accordance with an election made by each director. During the ten-year period over which distributions are made, restricted stock units in the memorandum account at any time that have not been distributed will be credited with dividend equivalents as dividends are paid on our common stock. Any fraction of a restricted stock unit remaining in the director’s memorandum account following the lump sum distribution or the final distribution will be paid to the director in cash.

Directors’ Charitable Award Program. Each director is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from us following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports, in part, our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund the charitable contributions made under the Program with proceeds from life insurance policies we have purchased on the Board members’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon Board members’ deaths, we receive life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the Program. Our cost of the life insurance premiums under the Program is partially offset by tax deductions we take from making the charitable contributions. Each director’s proportional share of the pre-tax cost of maintaining these policies during 2007 is included in the above table under “All Other Compensation.”

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the Program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations. Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. Some of our directors were reimbursed for physical examinations during 2007, but because the cost of these physicals, together with other perquisites or other personal benefits, did not exceed $10,000 for any non-employee director, these amounts do not appear in the 2007 Director Compensation Table. The CEO and certain other Executive Officers also are eligible for such reimbursement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2007 were Mr. Carter, Chair, Mr. Carp, Mr. Correll, Mr. Joyce, and Ms. O’Brien. Ms. O’Brien’s service as a member of the Compensation Committee ended May 10, 2007. None of the foregoing members has ever been employed by Norfolk Southern, and no such member had, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. An individual director is “independent,” unless the Board determines otherwise, if, during the last three years, none of the following relationships has existed between us and the director:

•	the director is an employee, or an immediate family member of the director is an Executive Officer, of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member of the director receives more than $100,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•

the director is affiliated with or employed by, or an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member is employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;

•

the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time. These standards are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board has determined that all current directors (including nominees) other than Mr. Moorman satisfy the above categorical standards and qualify as independent directors. The Board also determined that Ms. O’Brien, who served on our Board until January 31, 2008, satisfied such standards and qualified as an independent director. Mr. Moorman serves as our Chairman, Chief Executive Officer and President and, therefore, is not an independent director. In making the foregoing independence determinations, our Board of Directors considered each of the following transactions, relationships and arrangements we had with members of our Board, none of which exceeded our categorical independence standards or were sufficiently material as to require disclosure under Item 404(a) of Regulation S-K:

•	We provided transportation services to, and received coal royalty and rental payments from, Arch Coal, Inc. in the ordinary course of business during fiscal 2007. Mr. Leer is Chairman of the Board and the Chief Executive Officer of Arch Coal.

•	We paid banking fees to Brown Brothers Harriman & Co. in the ordinary course of business during fiscal 2007. Mr. Hilliard is a partner of Brown Brothers.

•

We have a matching gifts program under which we match any gift of up to $35,000 made by any of our full-time employees and directors during a year. In 2007, we matched gifts made by certain directors and Executive Officers to charitable and educational institutions, one of which was St. Mary’s College of Maryland, which employed Ms. O’Brien, a former member of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, no person beneficially owns more than 5% of our common stock.

The following table shows, as of March 31, 2008, the beneficial ownership of our common stock for:

(1) each director and each nominee;

(2) our Named Executive Officers; and

(3) all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any of our equity securities other than our common stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of our common stock. All directors and Executive Officers as a group own approximately 0.82% of the total outstanding shares of our common stock.

Name	Shares of Common Stock	Name	Shares of Common Stock
Gerald L. Baliles	46,181(1)	Charles W. Moorman, IV	491,833(2)
Daniel A. Carp	12,305(1)	J. Paul Reason	29,695(1)
Gene R. Carter	47,032(1)	Stephen C. Tobias	595,597(3)
Alston D. Correll	38,843(1)	Henry C. Wolf	471,963(4)
Landon Hilliard	57,627(1)	Mark D. Manion	238,303(5)
Karen N. Horn	3,000(1)	Donald W. Seale	310,395(6)
Burton M. Joyce	22,688(1)	James A. Squires	95,544(7)
Steven F. Leer	40,964(1)
20 directors and Executive Officers as a group (including the persons named above)			3,229,479(8)

(1)

Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to our board of directors thereafter. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed. The amounts reported include restricted stock units awarded to directors pursuant to LTIP as follows: Mr. Baliles, 43,181; Mr. Carp, 9,208, Mr. Carter, 43,882; Mr. Correll, 30,843; Mr. Hilliard, 43,882; Mr. Joyce, 17,688; Mr. Leer, 36,764; and Mr. Reason, 26,404. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving our board of directors. See the discussion under “Narrative to Non-Employee Director Compensation Table—Outside Directors’ Deferred Stock Unit Program” for more information regarding these restricted stock units. Also includes 5,000 shares over which Mr. Correll, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares as to which Mr. Carter disclaims beneficial ownership.

(2)

Includes 2,277 shares credited to Mr. Moorman’s account in our Thrift and Investment Plan; 309,092 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; 91,500 restricted shares awarded to Mr. Moorman pursuant to our LTIP over which Mr. Moorman possesses voting power but has no investment power until the restriction period lapses; and 80 shares over which Mr. Moorman shares voting and investment power.

(3)

Includes 18,915 shares credited to Mr. Tobias’ account in our Thrift and Investment Plan; 332,461 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 57,000 restricted shares awarded to Mr. Tobias pursuant to our LTIP over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses.

(4)	Includes 285,459 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 36,700 restricted shares awarded to Mr. Wolf pursuant to our LTIP over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.

(5)

Includes 5,296 shares credited to Mr. Manion’s account in our Thrift and Investment Plan; 167,462 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Manion has the right to acquire beneficial ownership within 60 days; and 34,600 restricted shares awarded to Mr. Manion pursuant to our LTIP over which Mr. Manion possesses voting power but has no investment power until the restriction period lapses.

(6)

Includes 2,786 shares credited to Mr. Seale’s account in our Thrift and Investment Plan; 192,462 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Seale has the right to acquire beneficial ownership within 60 days; and 34,600 restricted shares awarded to Mr. Seale pursuant to our LTIP over which Mr. Seale possesses voting power but has no investment power until the restriction period lapses.

(7)

Includes 121 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; 68,546 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days; and 8,800 restricted shares awarded to Mr. Squires pursuant to our LTIP over which Mr. Squires possesses voting power but has no investment power until the restriction period lapses.

(8)

Includes 53,115 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 1,771,390 shares subject to stock options granted to Executive Officers pursuant to our Long Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 351,660 restricted shares awarded to Executive Officers pursuant to our LTIP over which they possess voting power but no investment power until the restriction period lapses; and 230 shares over which Executive Officers share voting and investment power.

The following table shows, as of March 31, 2008, the number of our stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units of our common stock, as well as the shares of common stock (and units to be settled in shares of common stock) beneficially owned. A more detailed discussion of director compensation can be found beginning on page 58. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our stockholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash. In January 2008, all stock units awarded to the non-employee directors under the Outside Directors’ Deferred Stock Unit Program were terminated, and replacement grants of an equivalent number of restricted stock units were made under LTIP. The awards made under the LTIP will be settled in stock and are included in the beneficial ownership table on page 91.

Name	Number of NS Stock Units(1)	Number of Shares Beneficially Owned(2)	Total Number of NS Stock Units and Shares Beneficially Owned
Gerald L. Baliles	4,036	46,181	50,217
Daniel A. Carp	4,040	12,305	16,345
Gene R. Carter	4,847	47,032	51,879
Alston D. Correll	19,650	38,843	58,493
Landon Hilliard	0	57,627	57,627
Karen N. Horn	0	3,000	3,000
Burton M. Joyce	5,383	22,688	28,071
Steven F. Leer	17,843	40,964	58,807
J. Paul Reason	0	29,695	29,695

(1)

Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock. NS stock units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

(2)	Figures in this column are based on the beneficial ownership that appears on page 91.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” On November 21, 2006, we adopted a written policy to prohibit related person transactions unless they are determined to be in our best interests. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee possesses delegated authority to act between Audit Committee meetings. The Audit Committee, or the Chair, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

•	the size of the transaction and the amount of consideration payable to the related person(s);

•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% stockholder, in the transaction; and

•	whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related person transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction.

We had no related person transactions during our fiscal years ended December 31, 2007, 2006 and 2005.

DESCRIPTION OF MATERIAL INDEBTEDNESS

We have in place a five-year $1 billion credit facility expiring in 2012. Any borrowings under the credit agreement are contingent on the continuing effectiveness of certain representations and warranties made at the inception of the agreement. We are subject to various financial covenants with respect to our debt and under our credit agreement, including a maximum leverage ratio restriction, certain restrictions on the issuance of further debt by us or one of our subsidiaries and the consolidation, merger or sale of substantially all of our assets. At March 31, 2008, we were in compliance with all financial covenants.

We have the ability to issue commercial paper supported by our $1 billion credit agreement, and we issued $400 million of commercial paper during the first quarter of 2008. At March 31, 2008, we have commercial paper outstanding of $200 million at an average interest rate of 3.03%, due May 2008. At March 31, 2008, we have received $275 million under our receivables securitization facility at an average variable interest rate of 4.23%. We intend to refinance these borrowings by issuing long-term debt, which is supported by our $1 billion credit facility. Accordingly, the total amounts outstanding under these programs, $475 million, are included in the line item “Long-term debt” in our March 31, 2008 Consolidated Balance Sheet.

As of March 31, 2008, we had $5,740 million aggregate principal amount outstanding of unsecured senior indebtedness comprising $1,200 million aggregate principal amount of notes due to 2011 with an average weighted interest rate of 6.91%, $981 million aggregate principal amount of notes due 2014 and 2017 with a weighted average interest rate of 6.66%, $764 million aggregate principal amount of notes due 2020 to 2025 with a weighted average interest rate of 8.23%, $1,290 million aggregate principal amount of notes due 2027 to 2031 with a weighted average interest rate of 7.12%, $855 million aggregate principal amount of notes due 2037 and 2043 with a weighted average interest rate of 7.21% and $650 million aggregate principal amount of notes due 2097 and 2105 with a weighted average interest rate of 7.02%.

In November 2007, we entered into a $500 million receivables securitization facility under which NSR sells substantially all of its eligible third-party receivables to one of our subsidiaries, which in turn may transfer beneficial interests in the receivables to various commercial paper vehicles. The facility has a 364-day term; however, we intend to refinance these borrowings by issuing long-term debt, which is supported by our $1 billion credit agreement. In the first quarter of 2008, we received $125 million under this securitization facility, at an average variable interest rate of 4.23% with a 364-day term. At March 31, 2008, and December 31, 2007, the amounts outstanding under the facility were $275 million and $250 million, respectively, and the amount of receivables serving as collateral for these borrowings was $847 million and $778 million, respectively.

DESCRIPTION OF NOTES

The exchange notes will be issued under the indenture, dated as of April 4, 2008, between us and U.S. Bank Trust National Association, as trustee (the “Trustee”). The indenture contains provisions that define your rights under the exchange notes and governs our obligations under the exchange notes. The indenture provides for the issuance of the exchange notes and sets forth the duties of the Trustee. The following description is only a summary of certain provisions of the indenture and the exchange notes, and is qualified in its entirety by reference to the provisions of the indenture and the exchange notes, including the definitions therein of certain terms. The terms of the exchange notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on April 9, 2008 and is available from us upon request. See “Where You Can Find More Information.” We urge you to read the indenture (including the form of the exchange note) because it, and not this description, defines your rights as a holder of exchange notes. Certain defined terms used in this description but not defined below have the meanings assigned to them in the indenture.

The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The exchange notes will initially be limited to $600,000,000 aggregate principal amount unless we “reopen” the issue of the exchange notes by issuing additional exchange notes of the series. The exchange notes will bear interest at the applicable annual rates stated on the cover page of this prospectus. Interest will be payable semi-annually on April 1 and October 1 of each year, beginning October 1, 2008. Interest on the exchange notes will accrue from April 1, 2008, or from the most recent date to which interest has been paid or provided for, and will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the exchange notes will be paid to holders of record on the March 15 or September 15 immediately before the interest payment date. If any interest payment date, redemption date or a maturity date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. “Business Day” means any day, other than a Saturday, a Sunday or a legal holiday in the City of New York, on which banking institutions are authorized or required by law, regulation or executive order to close.

Interest and principal will be payable in U.S. dollars at the Trustee’s New York corporate trust office, which is located at 100 Wall Street, Suite 1600, New York, New York 10005. The exchange notes will mature on April 1, 2018. The exchange notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. There will be no sinking fund payments for the exchange notes.

Ranking

The exchange notes will be unsecured obligations of Norfolk Southern and will rank on a parity with each other and with all other unsecured and unsubordinated indebtedness of Norfolk Southern.

Optional Redemption

The exchange notes will be redeemable as a whole or in part, at the option of the company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to, but not including, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such exchange notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the company.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and one other broker-dealer appointed by the company or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the company shall substitute therefor another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed.

Unless the company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the exchange notes or portions thereof called for redemption.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to the exchange notes, unless the company has exercised its right to redeem the exchange notes as described above, the company will make an offer to each holder of the exchange notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s exchange notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such exchange notes repurchased plus any accrued and unpaid interest on the exchange notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at the company’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the company will mail, or cause to be mailed, a notice to each holder of the exchange notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the exchange notes on the payment date specified in the notice (such offer the “repurchase offer” and such date the “repurchase date”), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date. The company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the exchange notes, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the exchange notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the company will, to the extent lawful:

(1) accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to the repurchase offer;

(2) deposit with the Trustee or with such paying agent as the Trustee may designate an amount equal to the aggregate repurchase price for all exchange notes or portions of exchange notes properly tendered; and

(3) deliver, or cause to be delivered, to the Trustee the exchange notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of exchange notes being repurchased by the company pursuant to the repurchase offer and that all conditions precedent to the repurchase by the company of exchange notes pursuant to the repurchase offer have been complied with.

The Trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of exchange notes, or portions of exchange notes, properly tendered the repurchase price for such exchange notes, or portions of exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any exchange notes surrendered, as applicable; provided that each new note will be in a principal amount of an integral multiple of $1,000.

The company will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the company and such third party purchases all exchange notes or portions of exchange notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below investment grade ratings event” means, with respect to the exchange notes, on any day within the 60-day period (which period shall be extended so long as the rating of the exchange notes is under publicly announced consideration for a possible downgrade by any Rating agency) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the company to effect a Change of Control, the exchange notes are rated below investment grade by each and every Rating agency. Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of Change of Control Repurchase Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade ratings event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the company’s voting stock or other voting stock into which the company’s voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a below investment grade ratings event with respect to the exchange notes.

“Investment grade” means, with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s); with respect to S&P, a rating of BBB– or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating agency or Rating agencies selected by the company, the equivalent investment grade credit rating.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the exchange notes or fails to make a rating of the exchange notes publicly available for reasons outside of the company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Change of Control Repurchase Event provisions of the exchange notes may in certain circumstances make more difficult or discourage a sale or takeover of the company and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the exchange notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the exchange notes.

If we experience a Change of Control Repurchase Event, the company may not have sufficient financial resources available to satisfy our obligations to repurchase all exchange notes or portions of exchange notes properly tendered. Furthermore, debt agreements to which we are a party at such time may contain restrictions and provisions limiting our ability to repurchase the exchange notes. Our failure to repurchase the exchange notes as required under the indenture governing the exchange notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the exchange notes.

Covenants

The indenture will contain the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the exchange notes offered hereby are outstanding.

Limitation on Liens on Stock or Indebtedness of Principal Subsidiary. The company will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, other than a Purchase Money Lien, upon any stock or indebtedness, now owned or hereafter acquired, of any Principal Subsidiary, to secure any Obligation (other than the exchange notes) of the company, any Subsidiary or any other person, without in any such case making effective provision whereby all of the outstanding exchange notes are secured on an equal and ratable basis with the obligations so secured. This restriction does not apply to any mortgage, pledge, lien, encumbrance, charge or security interest on any stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary. This provision does not restrict any other property of the company or its Subsidiaries. “Obligation” is defined as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness. “Purchase Money Lien” is defined as any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any indebtedness of any Principal Subsidiary acquired after the date any notes are first issued if such Purchase Money Lien is for the purpose of financing, and does not exceed, the cost to the company or any Subsidiary of acquiring the indebtedness of such Principal Subsidiary and such financing is effected concurrently with, or within 180 days after, the date of such acquisition. “Principal Subsidiary” is defined as NSR. “Subsidiary” is defined as an entity a majority of the outstanding voting stock of which is owned, directly or indirectly, by the company or one or more Subsidiaries. The indenture does not prohibit the sale by the company or any Subsidiary of any stock or indebtedness of any Subsidiary.

Limitations on Funded Debt. The indenture provides that the company will not permit any Restricted Subsidiary to incur, issue, guarantee or create any Funded Debt unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the Restricted Subsidiaries would not exceed an amount equal to 15% of Consolidated Net Tangible Assets.

The limitation on Funded Debt will not apply to, and there will be excluded from Funded Debt in any computation under such restriction, Funded Debt secured by:

1.	Liens on real or physical property of any corporation existing at the time such corporation becomes a Subsidiary;

2.

Liens on real or physical property existing at the time of acquisition thereof incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the company or any Restricted Subsidiary;

3.

Liens on real or physical property thereafter acquired (or constructed) by the company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

4.	Liens in favor of the company or any Restricted Subsidiary;

5.

Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or the provisions of any statute;

6.

Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1954, as amended;

7.

Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business;

8.

Liens incurred (no matter when created) in connection with the company or a Restricted Subsidiary engaging in a leveraged or single-investor lease transaction; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the company or such Restricted Subsidiary;

9.

Liens under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety, repletion and appeal bonds to which the company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens arising out of judgments or awards against the company or any Restricted Subsidiary with respect to which the company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easement or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens on the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the company and its Restricted Subsidiaries;

10.

Liens incurred to finance construction, alteration or repair of any real or physical property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair;

11.	Liens incurred (no matter when created) in connection with a Securitization Transaction;

12.

Liens on property (or any Receivable arising in connection with the lease thereof) acquired by the company or a Restricted Subsidiary through repossession, foreclosure or like proceeding and existing at the time of the repossession, foreclosure, or like proceeding;

13.

Liens on deposits of the company or a Restricted Subsidiary with banks (in the aggregate, not exceeding $50 million), in accordance with customary banking practice, in connection with the providing by the company or a Restricted Subsidiary of financial accommodations to any person in the ordinary course of business; or

14.	any extension, renewal, refunding or replacement of the foregoing.

The definitions set forth below apply only to the foregoing limitations on Funded Debt.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on the most recent consolidated balance sheet of the company and Restricted Subsidiaries as at the end of the fiscal quarter of the company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States, less (1) all current liabilities (due within one year) as shown on such balance sheet, (2) applicable reserves, (3) investments in and advances to Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries that are consolidated on the consolidated balance sheet of the company and its Subsidiaries, and (4) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (1) any indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (2) guarantees by a Restricted Subsidiary of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (3) all preferred stock of such Restricted Subsidiary and (4) all Capital Lease Obligations (as defined in the indenture) of a Restricted Subsidiary.

“Indebtedness” means, at any date, without duplication, (1) all obligations for borrowed money of a Restricted Subsidiary or any other indebtedness of a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments and (2) Funded Debt, except such obligations and other indebtedness of a Restricted Subsidiary and Funded Debt, if any, incurred as part of a Securitization Transaction.

“Intangible Assets” means at any date, the value (net of any applicable reserves) as shown on or reflected in the most recent consolidated balance sheet of the company and the Restricted Subsidiaries as at the end of the fiscal quarter of the company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States, of: (1) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (2) organizational and development costs; (3) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (4) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens, including purchase money liens, on property of the company or any Restricted Subsidiary which secure Funded Debt.

“Receivables” mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising, either directly or indirectly, from the financing by the company or any Subsidiary of the company of property or services, monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

“Restricted Subsidiary” means each Subsidiary of the company other than Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries.

“Securitization Subsidiary” means a Subsidiary of the company (1) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (2) as to which no portion of the Indebtedness (as defined in the indenture) or any other obligations (a) is guaranteed by any Restricted Subsidiary, or (b) subjects any property or assets of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and inter-company notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

“Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by the company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Subsidiary or (2) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold in respect of which security interests are granted in connection with securitization transactions involving such assets.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any exchange notes are outstanding, we will furnish to the holders of then outstanding exchange notes or cause the Trustee to furnish to the holders of then outstanding exchange notes, within 15 days of the time periods specified in the SEC’s rules and regulations, all current, quarterly and annual reports that would be required to be filed with the SEC on Forms 8-K, 10-Q and 10-K if we were required to file such reports, provided that such reports shall be deemed to have been delivered to the holders on the date that such information has been posted on the company’s website on the Internet at http://www.nscorp.com or is available on the website of the SEC at http://www.sec.gov.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our certified independent accountants. In addition, we will file a copy of each of the reports referred to above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. We will not take any action for the purpose of causing the SEC not to accept any such filings.

In addition, for so long as any exchange notes remain outstanding, we agree to make available to all holders of such exchange notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Under the indenture, an “event of default” includes the following:

•	failure to pay any principal or premium, if any, when due;

•	failure to pay any interest when due, and this failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to perform any covenant in the indenture, and the failure continues for 90 days;

•	acceleration of any of our indebtedness (or any “significant subsidiary” of Norfolk Southern, as defined in the federal securities laws) in an aggregate principal amount that exceeds $100,000,000; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, either the Indenture Trustee or the holders of at least 25%, in aggregate principal amount, of the outstanding debt securities affected by the default, may notify us (and the Indenture Trustee, if notice is given by the holders) and declare that the unpaid principal, premium, and accrued interest, if any, is due and payable immediately. However, under certain circumstances, the holders of a majority in aggregate principal amount of outstanding debt securities may be able to rescind and annul this declaration for accelerated payment. We will furnish the Indenture Trustee with an annual statement that describes how we have performed its obligations under the indenture, and that specifies any defaults that may have occurred.

Satisfaction and Discharge of Indenture

We may terminate our obligations with respect to a series of debt securities under the indenture if:

•	all the outstanding debt securities have been delivered to the Indenture Trustee for cancellation;

•	we have paid all sums it is required to pay under the respective indenture; or

•	we deposit with the Indenture Trustee sufficient funds, or the equivalent thereof, to cover payments due under the indenture.

As a condition to defeasance, we must deliver to the Indenture Trustee an opinion of counsel to the effect that (i) the holders will not recognize gain or loss on such debt securities for federal income tax purposes solely as a result of our defeasance, and (ii) the holders will be subject to federal income tax in the same amounts and at the same times as would have been the case if our defeasance had not occurred. In the event of defeasance, holders of debt securities must look to the funds we have deposited with the Indenture Trustee to cover payments due under the indenture.

Modification and Waiver

We and the Indenture Trustee may modify or amend the indenture by obtaining the written consent of the individuals who hold at least a majority, in aggregate principal amount, of the outstanding debt securities of each series that is affected. However, certain changes can be made only with the consent of each holder of an outstanding series of debt securities. For example, each holder must consent to changes in:

•	the stated maturity date;

•	the principal, premium, or interest payments, if any;

•	the place or currency of any payment;

•	the rights of holders to enforce payment;

•	the percentage of outstanding debt securities of any series, if the consent of the holders of those debt securities is needed to modify, amend or waive certain provisions of the indenture;

•	the conversion provisions of any convertible debt security; or

•	the subordination provisions.

The holders of a majority, in aggregate principal amount, of the outstanding debt securities of any series can consent, on behalf of the holders of the entire series, to waive certain provisions of the indenture. In addition, these holders also can consent to waive any past default under the indenture, except:

•	a default in any payments due; and

•	a default on an indenture provision that can be modified or amended only with the consent of each holder of an outstanding debt security.

Consolidation, Merger and Sale of Assets

We cannot merge with, or sell, transfer or lease substantially all of our assets to, another corporation, without the consent of the holders of a majority, in aggregate principal amount, of the outstanding debt securities under the indenture, unless:

•	the successor corporation is organized and existing under the laws of the United States and assumes our obligations under the respective indenture;

•	after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time, would become an event of default) will have occurred and be continuing; and

•

the successor corporation executes a supplemental indenture that assumes the obligations of the related indenture, satisfies the Indenture Trustees, and provides the necessary opinions and certificates.

Since we are a holding company, if one of our subsidiaries distributes its assets as a result of a liquidation or recapitalization of that subsidiary, our rights, the rights of our creditors and of the holders of debt securities to participate in such subsidiary’s distribution of assets will be subject to the prior claims of such subsidiary’s creditors, except to the extent that we may be a creditor with prior claims enforceable against such subsidiary.

Book-Entry System; Delivery and Form of Exchange Notes

The exchange notes will only be issued in fully registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No exchange notes will be issued in bearer form. The exchange notes sold in this offering will be issued only against payment in immediately available funds.

The exchange notes initially will be represented by a single global exchange note. Such global exchange note will be deposited upon issuance with, or on behalf of, DTC, and registered in the name of a nominee of DTC.

The Global Exchange Note. We expect that pursuant to procedures established by DTC:

•

upon the issuance of the global exchange note, DTC or its custodian will credit, on its internal book-entry and registration and transfer system, the principal amount of notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

•

ownership of beneficial interests in the global exchange note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global exchange note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants.

So long as DTC, or its nominee, is the registered owner or holder of a global exchange note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global exchange note for all purposes under the indenture governing the exchange notes. Except as set forth below, owners of beneficial interests in a global exchange note will not be entitled to have exchange notes represented by such global exchange note registered in their names, will not receive or be entitled to receive physical delivery of such exchange notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose. Accordingly, each person owning a beneficial interest in a global exchange note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global exchange note desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them. No beneficial owner of an interest in the global exchange note will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the exchange notes.

Payments of the principal of, premium (if any) and interest on the global exchange note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any other agent of Norfolk Southern or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the global exchange note, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global exchange note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global exchange note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds.

DTC has advised us that it will take action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global exchange note are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction.

DTC is a limited purpose trust company organized under the banking law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global exchange note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the

Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the global exchange note and we do not appoint a successor depositary as a clearing agency under the Exchange Act within 90 days, we will issues exchange notes in definitive form in exchange for the global exchange note, which certificates will bear the legend referred to under “Notice to Investors.” Any exchange notes issued in definitive form in exchange for the global exchange note will be registered in such name or names, and will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global exchange note.

Same-Day Settlement and Payment

Initial settlement for the exchange notes will be made in immediately available funds. All payments of principal and interest in respect of the exchange notes will be made by us in immediately available funds.

The exchange notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the exchange notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the exchange notes.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the exchange notes, create and issue further notes ranking pari passu with the exchange notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further exchange notes may be consolidated and form a single series with the exchange notes and have the same terms as to status, redemption or otherwise as the exchange notes.

Concerning the Trustee

U.S. Bank Trust National Association will be the Indenture Trustee and will act as the security registrar and paying agent for the exchange notes.

The holders of a majority, in aggregate principal amount, of the exchange notes will have the right to direct the time, method and place to conduct any proceeding to exercise any remedy available to the Indenture Trustee, subject to certain exceptions. The indenture will provide that if an event of default occurs (and is not cured) with respect to the exchange notes, the Indenture Trustee will be required, in the exercise of its power, to use the same degree of care a prudent person would use in the conduct of that person’s own affairs. Subject to this standard, the Indenture Trustee will not be obligated to exercise any of its powers under the indenture at the request of a exchange notes holder, unless the holder offers to indemnify the Indenture Trustee against any loss, liability or expense, and then only to the extent required by the terms of the indenture.

Governing Law

The indenture and the exchange notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture (including the form of exchange note) and registration rights agreement without charge by writing to Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, Attention: Investor Relations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations to a holder of original notes relating to the exchange of original notes for exchange notes pursuant to the exchange offer. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as original notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the original notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the exchange notes.

Exchange of Original Notes for Exchange Notes

An exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of original notes generally will not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes generally will be the same as the holding period of the original notes and the tax basis in the exchange notes generally will be the same as the adjusted tax basis in the original notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that we will make available as promptly as practicable a copy of this prospectus, as it may be amended or supplemented, to any holder or any broker-dealer for use in connection with any such resale, together with an appropriate letter of transmittal and related documents. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the exchange notes will be passed upon for us by William A. Galanko, Esq. (or other senior general counsel as may be designated by us). Mr. Galanko, in his capacity as Vice President—Law, is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees. As of March 31, 2008, Mr. Galanko beneficially owns 30,001 shares of our common stock and has current exercisable options to purchase 119,492 shares of our common stock. Certain legal matters with respect to the validity of the issuance of the exchange notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP may rely as to certain matters of Virginia law on the opinion of William A. Galanko, Esq., Vice President—Law for us (or such other senior corporate counsel as may be designated by us). Skadden, Arps, Slate, Meagher & Flom LLP has from time to time provided and may continue to provide legal advice and services to us.

EXPERTS

The consolidated financial statements and schedule of Norfolk Southern as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements and schedule refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. You may read and copy reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Information about our company is also available to the public from our website at http://www.nscorp.com.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the SEC. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Investor Relations
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510-2191
(757) 629-2861

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

REPORT OF MANAGEMENT

Feb. 15, 2008

To the Stockholders
NORFOLK SOUTHERN CORPORATION

Management is responsible for establishing and maintaining adequate internal control over financial reporting. In order to ensure that the Corporation’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its financial reporting as of Dec. 31, 2007. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that the Corporation maintained effective internal control over financial reporting as of Dec. 31, 2007.

KPMG LLP, independent registered public accounting firm, has audited the Corporation’s financial statements and issued an attestation report on the Corporation’s internal control over financial reporting as of Dec. 31, 2007.

/s/ Charles W. Moorman Charles W. Moorman Chairman, President and Chief Executive Officer	/s/ James A. Squires James A. Squires Executive Vice President Finance and Chief Financial Officer	/s/ Marta R. Stewart Marta R. Stewart Vice President and Controller

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
NORFOLK SOUTHERN CORPORATION:

We have audited Norfolk Southern Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Norfolk Southern Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Norfolk Southern Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 15, 2008 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Norfolk, Virginia
February 15, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
NORFOLK SOUTHERN CORPORATION:

We have audited the accompanying consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 15(A)2. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norfolk Southern Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the consolidated financial statements, Norfolk Southern Corporation adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Norfolk Southern Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 15, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Norfolk, Virginia
February 15, 2008

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years ended Dec. 31
	2007	2006	2005
	($ in millions, except earnings per share)
Railway operating revenues	$9,432	$9,407	$8,527
Railway operating expenses:
Compensation and benefits	2,552	2,637	2,493
Purchased services and rents	1,551	1,578	1,547
Fuel	1,169	1,095	821
Depreciation	775	738	774
Materials and other	800	802	775

Total railway operating expenses	6,847	6,850	6,410

Income from railway operations	2,585	2,557	2,117
Other income—net	93	149	74
Interest expense on debt	441	476	494

Income before income taxes	2,237	2,230	1,697
Provision for income taxes	773	749	416

Net income	$1,464	$1,481	$1,281

Per share amounts:
Net income
Basic	$3.74	$3.63	$3.17
Diluted	$3.68	$3.57	$3.11

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of Dec. 31,
	2007	2006
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$206	$527
Short-term investments	—	391
Accounts receivable—net	942	992
Materials and supplies	176	151
Deferred income taxes	190	186
Other current assets	161	153

Total current assets	1,675	2,400
Investments	1,974	1,755
Properties less accumulated depreciation	21,583	21,098
Other assets	912	775

Total assets	$26,144	$26,028

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,139	1,181
Income and other taxes	203	205
Other current liabilities	237	216
Current maturities of long-term debt	369	491

Total current liabilities	1,948	2,093
Long-term debt	5,999	6,109
Other liabilities	2,039	1,767
Deferred income taxes	6,431	6,444

Total liabilities	16,417	16,413
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 379,297,891 and 397,419,601 shares, respectively, net of treasury shares	380	398
Additional paid-in capital	1,466	1,303
Accumulated other comprehensive loss	(399)	(369)
Retained income	8,280	8,283

Total stockholders’ equity	9,727	9,615

Total liabilities and stockholders’ equity	$26,144	$26,028

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended Dec. 31,
	2007	2006	2005
	($ in millions)
Cash flows from operating activities
Net income	$1,464	$1,481	$1,281
Reconciliation of net income to net cash provided by operating activities:
Depreciation	786	750	787
Deferred income taxes	125	(8)	80
Gains and losses on properties and investments	(51)	(54)	(51)
Changes in assets and liabilities affecting operations:
Accounts receivable	30	(60)	(94)
Materials and supplies	(25)	(19)	(28)
Other current assets	(17)	(11)	20
Current liabilities other than debt	38	38	55
Other—net	(17)	89	55

Net cash provided by operating activities	2,333	2,206	2,105
Cash flows from investing activities
Property additions	(1,341)	(1,178)	(1,025)
Property sales and other transactions	124	119	110
Investments, including short-term	(635)	(1,804)	(1,822)
Investment sales and other transactions	827	2,179	910

Net cash used for investing activities	(1,025)	(684)	(1,827)
Cash flows from financing activities
Dividends	(377)	(278)	(194)
Common stock issued—net	183	297	194
Purchase and retirement of common stock	(1,196)	(964)	—
Proceeds from borrowings	250	—	433
Debt repayments	(489)	(339)	(889)

Net cash used for financing activities	(1,629)	(1,284)	(456)

Net increase (decrease) in cash and cash equivalents	(321)	238	(178)
Cash and cash equivalents
At beginning of year	527	289	467

At end of year	$206	$527	$289

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$441	$473	$485
Income taxes (net of refunds)	$603	$692	$271

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Additional Paid-in Capital	Unearned Restricted Stock	Accum. Other Comprehensive Loss	Retained Income	Total
	($ in millions, except per share amounts)
Balance Dec. 31, 2004	$401	$728	$(8)	$(24)	$6,880	$7,977
Comprehensive income
Net income					1,281	1,281
Other comprehensive loss				(53)		(53)

Total comprehensive income						1,228
Dividends on Common Stock, $0.48 per share					(194)	(194)
Stock-based compensation, including tax benefit of $47	10	260	(9)			261
Other		4				4

Balance Dec. 31, 2005	411	992	(17)	(77)	7,967	9,276
Comprehensive income
Net income					1,481	1,481
Other comprehensive income				2		2

Total comprehensive income						1,483
Adoption of SFAS 158, net of tax				(294)		(294)
Dividends on Common Stock, $0.68 per share					(278)	(278)
Share repurchases	(22)	(63)			(879)	(964)
Stock-based compensation, including tax benefit of $85	9	372	17		(8)	390
Other		2				2

Balance Dec. 31, 2006	398	1,303	—	(369)	8,283	9,615
Comprehensive income
Net income					1,464	1,464
Other comprehensive loss				(30)		(30)

Total comprehensive income						1,434
Adoption of FIN 48, net of tax					10	10
Dividends on Common Stock, $0.96 per share					(377)	(377)
Share repurchases	(24)	(81)			(1,091)	(1,196)
Stock-based compensation, including tax benefit of $57	6	238			(9)	235
Other		6				6

Balance Dec. 31, 2007	$380	$1,466	$—	$(399)	$8,280	$9,727

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following Notes are an integral part of the Consolidated Financial Statements.

1. Summary of Significant Accounting Policies

Description of Business

Norfolk Southern Corporation is a Virginia-based holding company engaged principally in the rail transportation business, operating approximately 21,000 route miles primarily in the East and Midwest. These consolidated financial statements include Norfolk Southern Corporation (“Norfolk Southern”) and its majority-owned and controlled subsidiaries (collectively, “NS”). Norfolk Southern’s major subsidiary is Norfolk Southern Railway Company (“NSR”). All significant intercompany balances and transactions have been eliminated in consolidation.

NSR and its railroad subsidiaries transport raw materials, intermediate products and finished goods classified in the following market groups (percent of total railway operating revenues in 2007): coal (25%); intermodal (20%); chemicals (13%); metals/construction (12%); agriculture/consumer products/government (11%); automotive (10%); and paper/clay/forest products (9%). Although most of NS’ customers are domestic, ultimate points of origination or destination for some of the products transported (particularly coal bound for export and some intermodal containers) may be outside the United States. Approximately 85% of NS’ railroad employees are covered by collective bargaining agreements with various labor unions.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management periodically reviews its estimates, including those related to the recoverability and useful lives of assets, as well as liabilities for litigation, environmental remediation, casualty claims, income taxes, and pension and other postretirement benefits. Changes in facts and circumstances may result in revised estimates.

Revenue Recognition

Transportation revenue is recognized proportionally as a shipment moves from origin to destination and related expenses are recognized as incurred. Refunds (which are primarily volume-based incentives) are recorded as a reduction to revenues on the basis of management’s best estimate of projected liability, which is based on historical activity, current traffic counts and the expectation of future activity. NS regularly monitors its contract refund liability, and historically, the estimates have not differed significantly from the amounts ultimately refunded. Switching, demurrage and other incidental service revenues are recognized when the services are performed.

Derivatives

NS does not engage in the trading of derivatives. NS uses derivative financial instruments to reduce the risk of volatility in its diesel fuel costs and in the management of its mix of fixed and floating-rate debt. Management has determined that these derivative instruments qualify as either fair-value or cash-flow hedges, having values that highly correlate with the underlying hedged exposures, and has designated such instruments as hedging transactions. Income and expense related to the derivative financial instruments are recorded in the same category as generated by the underlying asset or liability. Credit risk related to the derivative financial instruments is considered to be minimal and is managed by requiring high credit standards for counterparties and periodic settlements (see Note 16).

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

NS has stock-based employee compensation plans, which are more fully described in Note 11. Through December 31, 2005, NS applied the intrinsic value recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB Opinion 25), and related interpretations in accounting for these plans (See “Required Accounting Changes,” below).

The following table illustrates the effect on net income and earnings per share if NS had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), to stock-based employee compensation:

2005
($ in millions, except per share)
Net income, as reported	$1,281
Add: Stock-based employee compensation expense as reported	46
Deduct: Stock-based employee compensation expense determined under fair value method	(45)

Pro forma net income	$1,282

Earnings per share:
As reported
Basic	$3.17
Diluted	$3.11
Pro forma
Basic	$3.17
Diluted	$3.10

Required Accounting Changes

Effective January 1, 2007, NS adopted Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” which clarifies accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under the guidelines of FIN 48, an entity should recognize the financial statement benefit of a tax position if it determines that it is more likely than not that the position will be sustained on examination (see Note 3).

Effective December 31, 2006, NS adopted Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (see Note 10).

Effective January 1, 2006, NS adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” [SFAS 123(R)]. This statement applies to awards granted, modified, repurchased or cancelled after the effective date as well as awards that are unvested at the effective date and includes, among other things, the requirement to expense the fair value of stock options. The standard also requires that awards to be settled in cash be measured at fair value at each reporting date until ultimate settlement. NS adopted SFAS 123(R) using the modified prospective method, which requires application of the standard to all awards granted, modified, repurchased or cancelled on or after January 1, 2006, and to all awards for which the requisite service has not been rendered as of such date. In accordance with the modified prospective approach, prior period financial statements have not been restated to reflect the impact of SFAS 123(R). As compared to amounts that would have been recognized under APB Opinion 25, the adoption of SFAS 123(R) resulted in $27 million of additional compensation expense for 2006, including the immediate

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expensing of 2006 grants made to retirement-eligible employees, which reduced net income by $20 million, or 5 cents per basic and diluted share. Under SFAS 123(R), all new awards granted to retirement eligible employees must be expensed immediately. Under APB Opinion No. 25 and related interpretations, such awards were amortized over the stated service period. Such awards were treated similarly under SFAS 123 in the pro forma amounts disclosed in the preceding table.

Cash Equivalents

“Cash equivalents” are highly liquid investments purchased three months or less from maturity.

Allowance for Doubtful Accounts

NS’ allowance for doubtful accounts was $5 million at December 31, 2007 and 2006. To determine its allowance for doubtful accounts, NS evaluates historical loss experience (which has not been significant), the characteristics of current accounts, as well as general economic conditions and trends.

Materials and Supplies

“Materials and supplies,” consisting mainly of fuel oil and items for maintenance of property and equipment, are stated at the lower of average cost or market. The cost of materials and supplies expected to be used in capital additions or improvements is included in “Properties.”

Investments

Debt securities classified as “held-to-maturity” are reported at amortized cost and marketable equity and debt securities classified as “trading” or “available-for-sale” are recorded at fair value. Unrealized after-tax gains and losses for investments designated as “available-for-sale,” are recognized in “Accumulated other comprehensive loss.”

Investments where NS has the ability to exercise significant influence over but does not control the entity are accounted for using the equity method in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

Properties

“Properties” are stated principally at cost and are depreciated using group depreciation. Rail is depreciated primarily on the basis of use measured by gross ton-miles. Other properties are depreciated generally using the straight-line method over the lesser of estimated service or lease lives. Depletion of natural resources (see Note 2) is based on units of production. Depreciation in the Consolidated Statements of Cash Flows includes depreciation and depletion. NS capitalizes interest on major capital projects during the period of their construction. Expenditures, including those on leased assets that extend an asset’s useful life or increase its utility, are capitalized. Costs related to repairs and maintenance activities that do not extend an asset’s useful life or increase its utility are expensed when such repairs are performed. When properties other than land and nonrail assets are sold or retired in the ordinary course of business, the cost of the assets, net of sale proceeds or salvage, is charged to accumulated depreciation, and no gain or loss is recognized through income. Gains and losses on disposal of land and nonrail assets are included in “Other income—net” (see Note 2) since such income is not a product of NS’ railroad operations.

NS reviews the carrying amount of properties whenever events or changes in circumstances indicate that such carrying amount may not be recoverable based on future undiscounted cash flows. Assets that are deemed impaired as a result of such review are recorded at the lower of carrying amount or fair value.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain comparative prior year amounts presented in “Railway operating expenses” have been reclassified to conform to the current year presentation. Amounts previously presented as “Diesel fuel” (used in locomotives) have been combined with other fuel and related costs and are now presented as “Fuel.” Additionally, certain other groupings of costs within “Railway operating expenses” have been changed.

2. Other Income—Net

	2007	2006	2005
	($ in millions)
Income from natural resources:
Royalties from coal	$52	$55	$54
Nonoperating depletion and depreciation	(11)	(12)	(13)

Subtotal	41	43	41
Gains and losses from sale of properties and investments	51	54	49
Rental income	46	45	42
Equity in earnings of Conrail (Note 4)	45	25	37
Interest income	45	76	41
Corporate-owned life insurance—net	9	24	4
Expenses related to synthetic fuel investments	(77)	(62)	(102)
Other interest expense	(27)	(17)	(6)
Taxes on nonoperating property	(10)	(9)	(9)
Other	(30)	(30)	(23)

Total	$93	$149	$74

“Other income—net” includes income and costs not part of rail operations and the income generated by the activities of NS’ noncarrier subsidiaries as well as the costs incurred by those subsidiaries in their operations. NS has a 40.5% interest in a limited liability company that owned and operated facilities that produced synthetic fuel from coal. In addition, in 2007 NS purchased two facilities that produced synthetic fuel from coal. The production of synthetic fuel resulted in tax credits as well as expenses related to the investments. The expenses are included in “Expenses related to synthetic fuel investments” above.

“Other current assets” in the Consolidated Balance Sheets includes prepaid interest of $58 million at December 31, 2007, and $50 million at December 31, 2006, arising from corporate-owned life insurance borrowings.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Income Taxes

Provision for Income Taxes

	2007	2006	2005
	($ in millions)
Current:
Federal	$570	$666	$283
State	78	91	53

Total current taxes	648	757	336
Deferred:
Federal	77	3	220
State	48	(11)	(140)

Total deferred taxes	125	(8)	80

Provision for income taxes	$773	$749	$416

Reconciliation of Statutory Rate to Effective Rate

The “Provision for income taxes” in the Consolidated Statements of Income differs from the amounts computed by applying the statutory federal corporate tax rate as follows:

	2007 Amount	%	2006 Amount	%	2005 Amount	%
	($ in millions)
Federal income tax at statutory rate	$783	35	$780	35	$594	35
State income taxes, net of Federal tax effect	63	3	52	2	40	2
Tax credits	(65)	(3)	(62)	(3)	(104)	(6)
Ohio rate change, net of Federal tax effect	—	—	—	—	(96)	(6)
Illinois tax law change, net of Federal tax effect	19	1	—	—	—	—
Other—net	(27)	(1)	(21)	—	(18)	—

Provision for income taxes	$773	35	$749	34	$416	25

In August 2007, Illinois enacted tax legislation that modifies the way in which transportation companies apportion their taxable income to the state. The change resulted in an increase in NS’ deferred income tax liability in the third quarter, as required by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which increased deferred tax expense by $19 million.

In June 2005, Ohio enacted tax legislation that phases out its Corporate Franchise Tax, which was generally based on federal taxable income, and phases in a new gross receipts tax called the Commercial Activity Tax, which is based on current year sales and rentals. The phased elimination of the Corporate Franchise Tax resulted in a reduction in NS’ deferred income tax liability, as required by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which, as noted above, decreased deferred tax expense by $96 million.

Deferred Tax Assets and Liabilities

Certain items are reported in different periods for financial reporting and income tax purposes. Deferred tax assets and liabilities are recorded in recognition of these differences. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Dec. 31,
	2007	2006
	($ in millions)
Deferred tax assets:
Compensation and benefits, including post-retirement	$417	$382
Accruals, including casualty and other claims	219	211
Other	49	44

Total gross deferred tax assets	685	637
Less valuation allowance	(10)	(9)

Net deferred tax asset	675	628

Deferred tax liabilities:
Property	(6,683)	(6,659)
Other	(233)	(227)

Total gross deferred tax liabilities	(6,916)	(6,886)

Net deferred tax liability	(6,241)	(6,258)
Net current deferred tax asset	190	186

Net long-term deferred tax liability	$(6,431)	$(6,444)

Except for amounts for which a valuation allowance has been provided, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. The valuation allowance at the end of each year relates to subsidiary state income tax net operating losses that may not be utilized prior to their expiration. The total valuation allowance increased $1 million in 2007, and decreased $1 million in 2006 and $3 million in 2005.

Uncertain Tax Positions

As a result of the implementation of FIN 48 on January 1, 2007 (see Note 1), NS recognized a $10 million increase to stockholders’ equity, $2 million of which related to investments accounted for under the equity method of accounting. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows ($ in millions):

Balance at January 1, 2007	$179
Additions based on tax positions related to the current year	65
Additions for tax positions of prior years	9
Reductions for tax positions of prior years	(84)
Settlements with taxing authorities	—
Lapse of statutes of limitations	(2)

Balance at December 31, 2007	$167

Included in the balance of unrecognized tax benefits at December 31, 2007, are potential benefits of $56 million that would affect the effective tax rate if recognized. Unrecognized tax benefits are adjusted in the period in which new information about a tax position becomes available or the final outcome differs from the amount recorded.

NS expects that the total amount of unrecognized tax benefits at December 31, 2007, will decrease by between $30 million and $35 million in 2008 due to tax positions for which there was an uncertainty about the timing of deductibility in earlier years but deductibility may become certain by the close of 2008. NS’ consolidated federal income tax returns for 2004 and 2005 are being audited by the Internal Revenue Service (IRS). NS anticipates that the IRS will complete its examination of the 2004 and 2005 years within the next twelve months. It is reasonably possible that the amount of unrecognized tax benefits will change due to the completion of the IRS examination of the 2004 and

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2005 years, but an estimate of the change cannot be made. The IRS completed its examination of the 2002 and 2003 consolidated federal income tax returns during the third quarter of 2006 and NS appealed certain adjustments proposed by the IRS. State income tax returns generally are subject to examination for a period of three to four years after filing of the return. In addition, NS is generally obligated to report changes in taxable income arising from federal income tax examinations to the states within a period of up to two years from the date the federal examination is final. NS has various state income tax returns either under examination, administrative appeals, or litigation. It is reasonably possible that the amount of unrecognized tax benefits will decrease in 2008 as a result of the lapse of state statutes of limitations, but the amount is not expected to be significant. NS does not expect that any of the above potential changes in unrecognized tax benefits will have a material effect on NS’ financial position, results of operations or liquidity.

Interest related to unrecognized tax benefits, which is included in “Other income—net,” amounted to $12 million of expense in 2007 and income of $2 million in 2006 and $12 million in 2005. Penalties related to tax matters are included in “Provision for income taxes” and totaled zero in each of 2007, 2006 and 2005. NS has recorded a liability of $28 million at December 31, 2007, and $17 million at January 1, 2007, for the payment of interest on unrecognized tax benefits. NS has no liability recorded at December 31, 2007, and January 1, 2007, for the payment of penalties on unrecognized tax benefits.

4. Investments

	Dec. 31,
	2007	2006
	($ in millions)
Short-term investments with average maturities:
Federal government notes, 5 months	$—	$124
Corporate notes, 4 months	—	117
Commercial paper, 2 months	—	74
Municipal debt, 1 month	—	22
Other short-term investments, less than one month	—	54

Total short-term investments	$—	$391

Long-term investments:
Investment in Conrail Inc.	$899	$849
Other equity method investments	594	451
Company-owned life insurance at net cash surrender value	327	310
Other investments	154	145

Total long-term investments	$1,974	$1,755

Other equity method investments includes $240 million at December 31, 2007, and $100 million at December 31, 2006, related to NS’ investment in Meridian Speedway LLC, a joint venture formed with Kansas City Southern in 2006.

Investment in Conrail

Through a limited liability company, Norfolk Southern and CSX Corporation (CSX) jointly own Conrail Inc. (Conrail), whose primary subsidiary is Consolidated Rail Corporation (CRC). NS has a 58% economic and 50% voting interest in the jointly owned entity, and CSX has the remainder of the economic and voting interests. NS is applying the equity method of accounting to its remaining investment in Conrail in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” NS is amortizing the excess of the purchase price over Conrail’s net equity using the principles of purchase accounting, based primarily on the estimated useful lives of Conrail’s depreciable property and equipment, including the related deferred tax effect of the

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

differences in tax accounting bases for such assets, as all of the purchase price at acquisition was allocable to Conrail’s tangible assets and liabilities. At December 31, 2007, the difference between NS’ investment in Conrail and its share of Conrail’s underlying net equity was $555 million.

CRC owns and operates certain properties (the Shared Assets Areas) for the joint and exclusive benefit of NSR and CSX Transportation, Inc. (CSXT). The costs of operating the Shared Assets Areas are borne by NSR and CSXT based on usage. In addition, NSR and CSXT pay CRC a fee for access to the Shared Assets Areas. “Purchased services and rents” includes expenses for amounts due to CRC for operation of the Shared Assets Areas of $126 million in 2007 and 2006, and $129 million in 2005. Future minimum lease payments due to CRC under the Shared Assets Areas agreements are as follows: $28 million in each of 2008 through 2012 and $317 million thereafter. NS provides certain general and administrative support functions to Conrail, the fees for which are billed in accordance with several service-provider arrangements and amount to approximately $7 million annually.

“Accounts payable” includes $78 million at December 31, 2007, and $68 million at December 31, 2006, due to Conrail for the operation of the Shared Assets Areas. In addition, “Other liabilities” includes $133 million at December 31, 2007 and 2006 for long-term advances from Conrail, maturing 2035, entered into in 2005 that bear interest at an average rate of 4.4%.

5. Properties

	Dec. 31,		Depreciation Rate for 2007
	2007	2006
	($ in millions)
Land	$2,085	$2,082
Railway property:
Road	19,420	18,725	2.7%
Equipment	7,413	7,085	3.7%
Other property	471	471	2.3%

	29,389	28,363
Less accumulated depreciation	(7,806)	(7,265)

Net properties	$21,583	$21,098

Railway property includes $504 million at December 31, 2007, and $602 million at December 31, 2006, of assets recorded pursuant to capital leases with accumulated amortization of $175 million and $192 million at December 31, 2007 and 2006, respectively. Other property includes the costs of obtaining rights to natural resources of $337 million at December 31, 2007 and 2006, with accumulated depletion of $172 million and $165 million at December 31, 2007 and 2006, respectively.

Capitalized Interest

Total interest cost incurred on debt in 2007, 2006 and 2005 was $455 million, $489 million and $505 million, respectively, of which $14 million, $13 million and $11 million was capitalized.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Current Liabilities

	Dec. 31,
	2007	2006
	($ in millions)
Accounts payable:
Accounts and wages payable	$568	$569
Casualty and other claims (Note 17)	259	301
Vacation liability	123	120
Equipment rents payable—net	87	96
Due to Conrail (Note 4)	78	68
Other	24	27

Total	$1,139	$1,181

Other current liabilities:
Interest payable	$90	$88
Retiree benefit obligations (Note 10)	57	53
Liabilities for forwarded traffic	53	50
Other	37	25

Total	$237	$216

7. Long-term Debt

Long-term debt as of December 31, 2007, with weighted average interest rates and maturities is presented below:

	Dec. 31,
	2007	2006
	($ in millions)
Notes and debentures:
6.91%, maturing to 2011	$1,200	$1,540
6.66%, maturing 2014 and 2017	981	981
8.23%, maturing 2020 to 2025	764	764
7.12%, maturing 2027 to 2031	1,290	1,290
7.21%, maturing 2037 and 2043	855	855
7.02%, maturing 2097 and 2105	650	650
Securitization borrowings, 5.57%	250	—
Equipment obligations, 6.13%, maturing to 2014	226	306
Capitalized leases, 4.84%, maturing to 2024	165	231
Other debt, 7.18%, maturing to 2019	113	113
Discounts and premiums, net	(126)	(130)

Total long-term debt	6,368	6,600
Less current maturities	(369)	(491)

Long-term debt excluding current maturities	$5,999	$6,109

Long-term debt maturities subsequent to 2008 are as follows:

2009	$477
2010	340
2011	338
2012	31
2013 and subsequent years	4,813

Total	$5,999

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2007, NS entered into a $500 million receivables securitization facility under which NSR sells substantially all of its eligible third-party receivables to an NS subsidiary, which in turn may transfer beneficial interests in the receivables to various commercial paper vehicles. Amounts received under the facility are accounted for as borrowings. The facility has a 364-day term; however, NS intends to refinance these borrowings by issuing long-term debt, which is supported by its $1 billion credit agreement (see below). Accordingly, amounts outstanding are included in the line item “Long-term debt” in the Consolidated Balance Sheet. At December 31, 2007, the amount of receivables included in “Accounts receivable—net” serving as collateral for these borrowings was $778 million.

In May 2005, NS issued $717 million of unsecured notes ($350 million at 5.64% due 2029 and $367 million at 5.59% due 2025) and paid $218 million of premium in exchange for $717 million of its previously issued unsecured notes ($350 million at 7.8% due 2027, $200 million at 7.25% due 2031, and $167 million at 9.0% due 2021). The $218 million cash premium payment is reflected as a reduction of debt in the Consolidated Balance Sheet and Statement of Cash Flows and is included in “Discounts and premiums, net.” The premium is being amortized as additional interest expense over the terms of the new debt, resulting in effective interest rates of 8.7% for the 2029 notes and 9.0% for the 2025 notes.

“Discounts and premiums, net” at December 31, 2007 and 2006, includes $126 million and $130 million, respectively, related to $314 million face amount of 9.75% notes due in 2020 and $138 million face amount of 7.875% notes due 2043, which is being amortized as a reduction of interest expense over the terms of the notes, resulting in effective interest rates of 6.0% and 6.2%, respectively.

The railroad equipment obligations and the capitalized leases are secured by liens on the underlying equipment. Certain lease obligations require the maintenance of yen-denominated deposits, which are pledged to the lessor to satisfy yen-denominated lease payments. These deposits are included in “Other assets” on the balance sheet and totaled $80 million at December 31, 2007, and $85 million at December 31, 2006.

Shelf Registration

NS has on file with the Securities and Exchange Commission two Form S-3 shelf registration statements, under which up to $700 million of additional debt or equity securities could be issued.

Credit Agreement, Debt Covenants and Commercial Paper

NS has in place a five-year $1 billion credit facility expiring in 2012. Any borrowings under the credit agreement are contingent on the continuing effectiveness of certain representations and warranties made at the inception of the agreement. NS is subject to various financial covenants with respect to its debt and under its credit agreement, including a maximum leverage ratio restriction, certain restrictions on the issuance of further debt by NS or its subsidiaries and the consolidation, merger or sale of substantially all of NS’ assets. At December 31, 2007, NS was in compliance with all financial covenants.

NS has the ability to issue commercial paper supported by its $1 billion credit agreement. At December 31, 2007, and December 31, 2006, NS had no outstanding commercial paper or borrowings under the credit agreement.

8. Lease Commitments

NS is committed under long-term lease agreements, which expire on various dates through 2067, for equipment, lines of road and other property. The following amounts do not include payments to

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CRC under the Shared Assets Areas agreements (see Note 4). Future minimum lease payments and operating lease expense are as follows:

	Operating Leases	Capital Leases
	($ in millions)
2008	$138	$46
2009	130	60
2010	113	25
2011	81	22
2012	70	15
2013 and subsequent years	405	8

Total	$937	$176

Less imputed interest on capital leases at an average rate of 5.4%		(11)

Present value of minimum lease payments included in debt		$165

Operating Lease Expense

	2007	2006	2005
	($ in millions)
Minimum rents	$191	$197	$190
Contingent rents	79	79	75

Total	$270	$276	$265

Contingent rents is primarily comprised of usage-based rent paid to other railroads for joint facility operations.

9. Other Liabilities

	Dec. 31,
	2007	2006
	($ in millions)
Retiree health and death benefit obligations (Note 10)	$635	$621
Casualty and other claims (Note 17)	588	471
Net pension obligations (Note 10)	150	144
Deferred compensation	148	149
Long-term advances from Conrail (Note 4)	133	133
Federal and state income taxes	131	—
Other	254	249

Total	$2,039	$1,767

10. Pensions and Other Postretirement Benefits

Norfolk Southern and certain subsidiaries have both funded and unfunded defined benefit pension plans covering principally salaried employees. Norfolk Southern and certain subsidiaries also provide specified health care and death benefits to eligible retired employees and their dependents. Under the present plans, which may be amended or terminated at NS’ option, a defined percentage of health care expenses is covered, reduced by any deductibles, co-payments, Medicare payments and, in some cases, coverage provided under other group insurance policies.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Required Accounting Change

As of December 31, 2006, NS adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158). This statement requires an employer to recognize in its statement of financial position the overfunded or underfunded status of defined benefit pension and postretirement plans measured as the difference between the fair value of plan assets and the benefit obligation. Employers must also recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs, credits and transition costs that arise during the period. As a result of adopting this standard, NS reduced its pension asset by $217 million and increased its pension and postretirement liabilities by $258 million in its Consolidated Balance Sheet, with a corresponding reduction to stockholders’ equity of $292 million (net of tax) reflected as an increase to accumulated other comprehensive loss. In addition, NS recognized a $2 million reduction to stockholders’ equity related to its proportionate share of Conrail’s adoption of SFAS 158. The adoption of SFAS 158 has no impact on years prior to 2006 and has no effect on the calculation of expenses for pensions and post-retirement benefits.

Pension and Other Postretirement Benefit Obligations and Plan Assets

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
	($ in millions)
Change in benefit obligations
Benefit obligation at beginning of year	$1,650	$1,642	$785	$754
Service cost	24	27	21	19
Interest cost	92	88	46	42
Actuarial (gains) losses	(12)	6	53	14
Benefits paid	(110)	(113)	(46)	(44)

Benefit obligation at end of year	1,644	1,650	859	785

Change in plan assets
Fair value of plan assets at beginning of year	1,939	1,824	119	108
Actual return on plan assets	125	220	6	11
Employer contribution	9	8	97	44
Benefits paid	(110)	(113)	(46)	(44)

Fair value of plan assets at end of year	1,963	1,939	176	119

Funded status at end of year	$319	$289	$(683)	$(666)

Amounts recognized in the Consolidated Balance Sheets consist of:
Noncurrent assets	$478	$441	$—	$—
Current liabilities	(9)	(8)	(48)	(45)
Noncurrent liabilities	(150)	(144)	(635)	(621)

Net amount recognized	$319	$289	$(683)	$(666)

Amounts recognized in accumulated other comprehensive loss (pretax) consist of:
Net loss	$290	$—	$279	$—
Prior service cost (benefit)	9	—	(10)	—
Impact of implementation of SFAS 158	—	244	—	231

NS’ unfunded pension plans, included above, which in all cases have no assets and therefore have an accumulated benefit obligation in excess of plan assets, had projected benefit obligations of $159 million at December 31, 2007, and $152 million at December 31, 2006, and had accumulated benefit obligations of $137 million at December 31, 2007, and $125 million at December 31, 2006.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pension and Other Postretirement Benefit Cost Components

	2007	2006	2005
	($ in millions)
Pension benefits
Service cost	$24	$27	$23
Interest cost	92	88	87
Expected return on plan assets	(167)	(159)	(149)
Amortization of prior service cost	2	2	2
Amortization of net losses	9	13	14

Net benefit	$(40)	$(29)	$(23)

Other postretirement benefits
Service cost	$21	$19	$17
Interest cost	46	42	40
Expected return on plan assets	(11)	(10)	(9)
Amortization of prior service benefit	(8)	(8)	(8)
Amortization of net losses	28	27	22

Net cost	$76	$70	$62

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Loss

	2007
	Pension Benefits	Other Postretirement Benefits
	($ in millions)
Net loss arising during the year	$30	$58
Amortization of prior service cost	(2)	8
Amortization of net loss	(9)	(28)

Total recognized in other comprehensive loss	$19	$38

Total recognized in net periodic (benefit) cost and other comprehensive loss	$(21)	$114

The estimated net loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next year are $7 million and $3 million, respectively. The estimated net loss and prior service benefit for the other defined benefit postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next year are $30 million and $8 million, respectively.

Pension Assumptions

Pension and other postretirement benefit costs are determined based on actuarial valuations that reflect appropriate assumptions as of the measurement date, ordinarily the beginning of each year. The funded status of the plans is determined using appropriate assumptions as of each year end. A summary of the major assumptions follows:

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2007	2006	2005
Funded status:
Discount rate	6.25%	5.75%	5.50%
Future salary increases	4.5%	4.5%	4.5%
Pension cost:
Discount rate	5.75%	5.50%	5.75%
Return on assets in plans	9%	9%	9%
Future salary increases	4.5%	4.5%	4.5%

To determine the discount rate in 2007, NS utilized an analysis in which the projected annual cash flows from the pension and postretirement benefit plans were matched with a yield curve based on an appropriate universe of high-quality corporate bonds. NS used the results of the yield curve to select the discount rate that matches the payment stream of the benefits in these plans. Previously, NS referred to Moody’s seasoned Aa corporate bond yields and the changes in such yields in establishing the discount rate.

Health Care Cost Trend Assumptions

For measurement purposes at December 31, 2007, increases in the per capita cost of covered health care benefits were assumed to be 9% for 2007 and 8.5% for 2008. It is assumed the rate will decrease gradually to an ultimate rate of 5% for 2012 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported in the financial statements. To illustrate, a one-percentage-point change in the assumed health care cost trend would have the following effects:

	One percentage point
	Increase	Decrease
	($ in millions)
Increase (decrease) in:
Total service and interest cost components	$9	$(7)
Postretirement benefit obligation	$100	$(84)

Asset Management

Eleven investment firms manage NS’ defined benefit pension plan’s assets under investment guidelines approved by the Board of Directors. Investments are restricted to domestic fixed income securities, international fixed income securities, domestic and international equity investments and unleveraged exchange-traded options and financial futures. Limitations restrict investment concentration and use of certain derivative instruments. The target asset allocation for equity is 75% of the pension plan’s assets. Fixed income investments must have an average rating of “AA” or better and all fixed income securities must be rated “A” or better except bond index funds. Equity investments must be in liquid securities listed on national exchanges. No investment is permitted in the securities of Norfolk Southern Corporation or its subsidiaries (except through commingled pension trust funds). Investment managers’ returns are expected to meet or exceed selected market indices by prescribed margins.

NS’ pension plan weighted-average asset allocations at December 31, 2007 and 2006, by asset category, were as follows:

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Asset Category	Percentage of plan assets at Dec. 31,
	2007	2006
Equity securities	75%	77%
Debt securities	25%	23%

Total	100%	100%

International equity securities included in equity securities above	10%	10%

The postretirement benefit plan assets consist primarily of trust-owned variable life insurance policies with an asset allocation at December 31, 2007, of 65% in equity securities and 35% in debt securities compared with 67% in equity securities and 33% in debt securities at December 31, 2006. The target asset allocation for equity is between 50% and 75% of the plan’s assets.

The plans’ assumed future returns are based principally on the asset allocation and on the historic returns for the plans’ asset classes determined from both actual plan returns and, over longer time periods, market returns for those asset classes.

Contributions and Estimated Future Benefit Payments

In 2008, NS expects to contribute approximately $9 million to its unfunded pension plans for payments to pensioners and $48 million to its other postretirement benefit plans for retiree health benefits.

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Pension Benefits	Other Postretirement Benefits
	($ in millions)
2008	$111	$48
2009	112	51
2010	114	54
2011	117	57
2012	120	59
Years 2013-2017	636	322

The other postretirement benefit payments include an estimated annual reduction due to the Medicare Part D Subsidy of about $6 million.

Other Postretirement Coverage

Under collective bargaining agreements, NS and certain subsidiaries participate in a multi-employer benefit plan, which provides certain postretirement health care and life insurance benefits to eligible union employees. Premiums under this plan are expensed as incurred and amounted to $27 million in 2007 and $26 million in 2006 and 2005.

Section 401(k) Plans

Norfolk Southern and certain subsidiaries provide Section 401(k) savings plans for employees. Under the plans, NS matches a portion of employee contributions, subject to applicable limitations. NS’ expenses under these plans were $14 million in 2007 and 2006, and $13 million in 2005.

11. Stock-Based Compensation

Under the stockholder-approved Long-Term Incentive Plan (LTIP), a committee of nonemployee directors of the Board or the chief executive officer (if delegated such authority by the

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

committee) may grant stock options, stock appreciation rights (SARs), restricted shares, restricted stock units, performance shares and performance share units (PSUs), up to a maximum of 88,025,000 shares of Norfolk Southern Common Stock (Common Stock). Of these shares, 5,000,000 were approved by the Board for issuance to non-officer participants; as a broad-based issuance, stockholder approval was not required. In May 2005, the stockholders approved an amended LTIP which provided that 8,500,000 shares of stock previously approved for issuance under LTIP could be granted as restricted shares, restricted stock unit shares or performance shares. Under the Board-approved Thoroughbred Stock Option Plan (TSOP), the committee may grant stock options up to a maximum of 6,000,000 shares of Common Stock; as a broad-based stock option plan, stockholder approval of TSOP was not required. NS uses newly issued shares to satisfy any exercises and awards under LTIP and TSOP.

The LTIP also permits the payment—on a current or a deferred basis and in cash or in stock—of dividend equivalents on shares of Common Stock covered by options, PSUs or restricted stock units in an amount commensurate with dividends paid on Common Stock. Tax absorption payments also are authorized for any awards under LTIP in amounts estimated to equal the federal and state income taxes applicable to shares of Common Stock issued subject to a share retention agreement.

During the first quarter of 2007, a committee of nonemployee directors of NS’ Board granted stock options, restricted stock units and PSUs pursuant to the LTIP and granted stock options pursuant to the TSOP. Receipt of an award under LTIP was made contingent upon the awardee’s execution of a non-compete agreement, and all awards under LTIP were made subject to forfeiture in the event the awardee “engages in competing employment” for a period of time following retirement.

Accounting Method

As disclosed in Note 1, prior to the adoption of SFAS 123(R), NS applied APB Opinion 25 and related interpretations in accounting for awards made under the plans. Accordingly, grants of PSUs, restricted shares, restricted share units, dividend equivalents, tax absorption payments and SARs resulted in charges to net income, while grants of stock options had no effect on net income. Under SFAS 123(R), all awards will result in charges to net income while dividend equivalents are charged to retained earnings. Related compensation costs were $96 million in 2007, $129 million in 2006 and $75 million in 2005. The total tax effect recognized in income in relation to stock-based compensation was a benefit of $32 million in 2007, $44 million in 2006 and $27 million in 2005.

Stock Options

Options may be granted for a term not to exceed 10 years and are subject to a vesting period of at least one year. Option exercise prices are at not less than the fair market value of Common Stock on the effective date of the grant. In the first quarter of 2007, 1,203,300 options were granted under the LTIP and 251,000 options were granted under the TSOP. In each case, the grant price was $49.555, which was the fair market value of Common Stock on the date of grant, and the options have a term of ten years but may not be exercised prior to the third anniversary of the date of grant. Holders of the options granted under LTIP who remain employed by NS receive cash dividend equivalent payments for five years commensurate with dividends paid on Common Stock.

In the first quarter of 2006, 1,188,700 options were granted under the LTIP and 238,000 options were granted under the TSOP. In each case, the grant price was $49.425, which was the fair market value of Common Stock on the date of grant, and the options have a term of ten years but may not be exercised prior to the first anniversary of the date of grant.

The fair value of each option award in 2007 and 2006 was measured on the date of grant using a lattice-based option valuation model. Expected volatilities are based on implied volatilities from traded options on Common Stock and historical volatility of Common Stock. NS uses historical data

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to estimate option exercises and employee terminations within the valuation model. The average expected option life is derived from the output of the valuation model and represents the period of time that options granted are expected to be outstanding. The average risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. For options granted that include dividend equivalent payments, a dividend yield of zero was used. For purposes of pro forma information required under SFAS 123, the fair value of the option awards in 2005 was determined using the Black-Scholes option-pricing model. The assumptions for 2007, 2006 and 2005 are shown in the following table:

	2007	2006	2005
Expected volatility range	26.1% – 33.3%	23.5% – 34.5%	n/a
Average expected volatility	33%	27%	33%
Average expected option term	5.6 years	3.7 years	5 years
Average risk-free interest rate	4.9%	4.5%	3.7%
Per-share grant-date fair value	$19.82	$13.47	$12.19
Options granted (LTIP and TSOP)	1,454,300	1,427,400	1,353,600

The grant date fair value of the 2007 TSOP grant was $17.88 using the same assumptions as the 2007 LTIP grant, except a dividend yield of 1.5% was used because no dividend equivalents are paid on these options and the average expected option term was 6.5 years.

A summary of options outstanding as of December 31, 2007, and changes during the twelve months then ended is presented below:

	Option Shares	Weighted Avg. Exercise Price
Outstanding at Dec. 31, 2006	22,276,526	$25.68
Granted	1,454,300	49.56
Exercised	(5,110,334)	25.65
Forfeited	(40,600)	49.55

Outstanding at Dec. 31, 2007	18,579,892	27.51

Exercisable at Dec. 31, 2007	17,165,692	25.69

The aggregate intrinsic value of options outstanding at December 31, 2007, was $426 million and had a weighted-average remaining contractural term of 4.7 years. Of these options outstanding, 17,165,692 were exercisable and had an aggregate intrinsic value of $425 million with a weighted average remaining contractual term of 4.4 years.

The following table provides information related to options exercised as of December 31 for the respective years:

	2007	2006	2005
	($ in millions)
Total intrinsic value	$145	$226	$139
Cash received upon exercise of options	$126	$212	$194
Related tax benefit realized	$52	$79	$47

Prior to the adoption of SFAS 123(R), NS presented tax benefits generated from tax deductions in excess of compensation costs recognized for share-based awards (excess tax benefits) as operating cash flows in the Consolidated Statements of Cash Flows. Beginning in 2006, SFAS 123(R) requires excess tax benefits to be classified as financing cash flows. Accordingly, “Common stock issued—net” in the Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006, included $57 million and $85 million of such tax benefits, respectively.

In November of 2005, the Board of Directors of NS changed the vesting periods on options granted in January 2005 from three years to one year in order to reduce future compensation

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expense. At the time, each of these options had an intrinsic value of approximately $9 and the modification resulted in less than $1 million of compensation expense.

Restricted Shares and Restricted Stock Units

Restricted share and restricted stock unit grants were zero and 321,450, respectively, in 2007, with a grant-date fair value of $50.01 and a 5-year restriction period, and were 332,150 and 332,150, respectively, in 2006, with a grant-date fair value of $49.60 and a three-year restriction period, and were 576,240 and 384,160, respectively, in 2005, with a grant-date fair value of $34.10 and a five- year restriction period. Restricted stock units granted in 2007 will be settled through issuance of shares of Common Stock. The restricted stock unit grants include cash dividend equivalent payments during the restriction period commensurate with dividends paid on Common Stock.

A summary of the status of restricted shares and restricted stock units as of December 31, 2007, and changes during the twelve months then ended is presented below:

	Shares	Units	Weighted- Average Grant Date Fair Value
Nonvested at Dec. 31, 2006	1,118,682	851,956	$36.78
Granted	—	321,450	50.01
Vested	(272,482)	(181,654)	23.18
Forfeited	(34,600)	(34,400)	35.96

Nonvested at Dec. 31, 2007	811,600	957,352	$42.53

At December 31, 2007, there was $16 million of total unrecognized compensation related to restricted shares and restricted stock units. That cost is expected to be recognized over a weighted- average period of approximately 2.1 years. The total fair value of the restricted shares vested and restricted stock units paid in cash during the twelve months ended December 31, 2007, 2006 and 2005 was $22 million, $40 million and $2 million, respectively. The total related tax benefit realized was $3 million in 2007 and $6 million in 2006.

Performance Share Units

PSUs provide for awards based on achievement of certain predetermined corporate performance goals (total shareholder return, return on average invested capital and operating ratio) at the end of a three-year cycle. PSU grants and average grant-date fair values were 1,203,300 and $49.555 in 2007; 1,163,600 and $49.425 in 2006; and 1,344,400 and $34.10 in 2005. One-half of any PSUs earned will be paid in the form of shares of Common Stock with the other half to be paid in cash.

A summary of the status of PSUs as of December 31, 2007, and changes during the twelve months then ended is presented below:

	Performance Share Units	Weighted-Average Grant Date Fair Value
Balance Dec. 31, 2006	3,301,800	$36.46
Granted	1,203,300	49.56
Earned	(358,764)	22.02
Paid in cash	(358,790)	22.02
Unearned	(103,446)	22.02
Forfeited	(81,000)	45.89

Balance Dec. 31, 2007	3,603,100	$43.91

As of December 31, 2007, there was $19 million of total unrecognized compensation related to PSUs granted under the LTIP which is expected to be recognized over a weighted-average period of

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.0 year. The total fair value of PSUs earned and paid in cash during the twelve months ended December 31, 2007, 2006 and 2005 was $18 million, $34 million and $18 million, respectively. The total related tax benefit realized was $2 million in 2007 and zero in 2006.

Shares Available and Issued

Shares of stock available for future grants and issued in connection with all features of the LTIP and TSOP as of December 31, were as follows:

	2007	2006	2005
Available for future grants:
LTIP	8,937,651	9,288,283	11,321,573
TSOP	2,290,700	2,538,700	2,771,400
Shares of Common Stock issued:
LTIP	5,199,060	8,517,911	9,078,717
TSOP	540,877	836,783	410,750

12. Stockholders’ Equity

Common Stock

Common stock is reported net of shares held by consolidated subsidiaries (Treasury Shares) of Norfolk Southern. Treasury Shares at December 31, 2007 and 2006, amounted to 20,683,686 and 20,780,638 shares, respectively, with a cost of $20 million in both years.

Accumulated Other Comprehensive Loss

“Accumulated other comprehensive loss” reported in the Consolidated Statements of Changes in Stockholders’ Equity consisted of the following:

	Balance at Beginning of Year	Net Gain (Loss)	Reclassification Adjustments	Balance at End of Year
	($ in millions)
Dec. 31, 2007
Pension and other postretirement liabilities	$(315)	$(54)	$20	$(349)
Other comprehensive loss of equity investees	(55)	5	—	(50)
Unrealized gains on securities	1	—	(1)	—

Accumulated other comprehensive loss	$(369)	$(49)	$19	$(399)

Dec. 31, 2006
Pension and other postretirement liabilities	$—	$(315)	$—	$(315)
Other comprehensive loss of equity investees	(72)	17	—	(55)
Unrealized gains on securities	—	1	—	1
Cash flow hedges	12	—	(12)	—
Minimum pension liability	(17)	17	—	—

Accumulated other comprehensive loss	$(77)	$(280)	$(12)	$(369)

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Comprehensive Income (Loss)

“Other comprehensive income (loss)” reported in the Consolidated Statements of Changes in Stockholders’ Equity consisted of the following:

	Pretax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
	($ in millions)
Year ended Dec. 31, 2007
Net gain (loss) arising during the year:
Pensions and other postretirement benefits	$(88)	$34	$(54)
Reclassification adjustments for costs included in net income	31	(11)	20

Subtotal	(57)	23	(34)
Other comprehensive income of equity investees	5	—	5
Reclassification adjustment for unrealized gains on securities included in net income	(2)	1	(1)

Other comprehensive income (loss)	$(54)	$24	$(30)

Year ended Dec. 31, 2006
Net gain (loss) arising during the year:
Cash flow hedges	$(1)	$1	$—
Reclassification adjustments for gains included in net income	(20)	8	(12)

Subtotal	(21)	9	(12)
Unrealized gains on securities	1	—	1
Minimum pension liability	(10)	4	(6)
Other comprehensive income of equity investees	15	4	19

Other comprehensive income (loss)	$(15)	$17	$2

Year ended Dec. 31, 2005
Net gain (loss) arising during the year:
Cash flow hedges	$92	$(37)	$55
Reclassification adjustments for gains included in net income	(148)	58	(90)

Subtotal	(56)	21	(35)
Unrealized losses on securities	(1)	—	(1)
Minimum pension liability	(6)	2	(4)
Other comprehensive loss of equity investees	(13)	—	(13)

Other comprehensive income (loss)	$(76)	$23	$(53)

13. Stock Purchase Program

In March 2007, NS’ Board of Directors amended NS’ share repurchase program and increased the authorized amount of share repurchases from 50 million to 75 million shares and shortened the authorized period from 2015 to 2010. The timing and volume of purchases is guided by management’s assessment of market conditions and other pertinent facts. Near-term purchases under the program are expected to be made with internally generated cash; however, future funding sources could include proceeds from the sale of commercial paper notes or the increase of long-term debt. NS purchased and retired 23.6 million shares and 21.7 million shares of its common stock under this program in 2007 and 2006, respectively, at a cost of $1.2 billion and $964 million, respectively.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Earnings Per Share

The following tables set forth the calculation of basic and diluted earnings per share:

	2007	2006	2005
	($ in millions except per share, shares in millions)
Basic earnings per share:
Income available to common stockholders	$1,459	$1,475	$1,281
Weighted-average shares outstanding	389.6	406.0	404.2

Basic earnings per share	$3.74	$3.63	$3.17

Income available to common stockholders for 2007 and 2006 reflects a $5 million and $6 million reduction, respectively, for the after-tax effect of dividend equivalent payments made to holders of vested stock options.

	2007	2006	2005
	($ in millions except per share, shares in millions)
Diluted earnings per share:
Income available to common stockholders	$1,464	$1,481	$1,281

Weighted-average shares outstanding per above	389.6	406.0	404.2
Dilutive effect of outstanding options and share-settled awards (as determined by the application of the treasury stock method)	8.2	8.7	8.1

Adjusted weighted-average shares outstanding	397.8	414.7	412.3

Diluted earnings per share	$3.68	$3.57	$3.11

The diluted calculations exclude options whose exercise price exceeded the average market price of Common Stock as follows: zero in 2007, 1 million in 2006 and 1 million in 2005.

15. Fair Values of Financial Instruments

The fair values of “Cash and cash equivalents,” “Short-term investments,” “Accounts receivable” and “Accounts payable” approximate carrying values because of the short maturity of these financial instruments. The fair value of corporate-owned life insurance approximates carrying value. The carrying amounts and estimated fair values for the remaining financial instruments, excluding derivatives and investments accounted for under the equity method in accordance with APB Opinion No. 18, consisted of the following at December 31:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	($ in millions)
Investments	$154	$173	$145	$166
Long-term debt	$(6,368)	$(6,935)	$(6,600)	$(7,370)

Underlying net assets were used to estimate the fair value of investments. The fair values of notes receivable are based on future discounted cash flows. The fair values of debt were estimated based on quoted market prices or discounted cash flows using current interest rates for debt with similar terms, company rating and remaining maturity.

Carrying amounts of marketable securities reflect unrealized holding gains of zero on December 31, 2007, and $1 million on December 31, 2006. Sales of “available-for-sale” securities were immaterial for the years ended December 31, 2007, 2006 and 2005; most short-term investments were redeemed at maturity.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Derivative Financial Instruments

All derivatives are recognized in the financial statements as either assets or liabilities and are measured at fair value. Changes in fair value are recorded as adjustments to the assets or liabilities being hedged in “Other comprehensive loss,” or in current earnings, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

NS has used derivative financial instruments to reduce the risk of volatility in its diesel fuel costs and to manage its overall exposure to fluctuations in interest rates. NS does not engage in the trading of derivatives. Management has determined that its derivative financial instruments qualify as either fair-value or cash-flow hedges, having values that highly correlate with the underlying hedged exposures, and has designated such instruments as hedging transactions. Credit risk related to the derivative financial instruments is considered to be minimal and is managed by requiring high credit standards for counterparties and periodic settlements.

Diesel Fuel Hedging

From 2001 until May 2004, NS entered into contracts that hedged a portion of its diesel fuel consumption. The intent of the program was to assist in the management of NS’ aggregate risk exposure to fuel price fluctuations, which can significantly affect NS’ operating margins and profitability, through the use of one or more types of derivative instruments. The goal of this hedging strategy was to reduce the variability of fuel costs over an extended period of time while minimizing the incremental cost of hedging. The program provided that NS would not enter into any fuel hedges with a duration of more than 36 months, and that no more than 80% of NS’ average monthly fuel consumption would be hedged for any month within any 36-month period. After taking into account the effect of the hedging, diesel fuel costs represented 14% and 11% of NS’ operating expenses for the years ended December 31, 2006 and 2005, respectively. The last remaining contracts were settled in the second quarter of 2006, bringing an end to this program. NS’ fuel hedging activity resulted in decreases in diesel fuel expenses of $20 million in 2006 and $148 million in 2005. Ineffectiveness, or the extent to which changes in the fair value of the heating oil contracts do not offset changes in the fair values of the expected diesel fuel transactions, was a $1 million expense in 2006 and a $5 million expense in 2005.

Interest Rate Hedging

NS manages its overall exposure to fluctuations in interest rates by issuing both fixed and floating-rate debt instruments, and by entering into interest rate hedging transactions to achieve an appropriate mix within its debt portfolio. NS had $59 million and $83 million, or about 1%, of its fixed rate debt portfolio hedged as of December 31, 2007, and December 31, 2006, respectively, using interest rate swaps that qualify for and are designated as fair-value hedge transactions. NS’ interest rate hedging activity resulted in decreases in interest expenses of $1 million for 2007 and 2006, and $2 million for 2005. These swaps have been effective in hedging the changes in fair value of the related debt arising from changes in interest rates and there has been no impact on earnings resulting from ineffectiveness associated with these derivative transactions.

Fair Values

Fair values of interest rate swaps at December 31, 2007, and December 31, 2006, were determined based upon the present value of expected future cash flows discounted at the appropriate implied spot rate from the spot rate yield curve. Fair value adjustments are noncash transactions and, accordingly, are excluded from the Consolidated Statements of Cash Flows. The total net asset position of NS’ outstanding derivative financial instruments was comprised of a gross fair value asset position of $1 million at both December 31, 2007, and December 31, 2006.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Commitments and Contingencies

Lawsuits

Norfolk Southern and certain subsidiaries are defendants in numerous lawsuits and other claims relating principally to railroad operations. When management concludes that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, it is accrued through a charge to earnings. While the ultimate amount of liability incurred in any of these lawsuits and claims is dependent on future developments, in management’s opinion, the recorded liability is adequate to cover the future payment of such liability and claims. However, the final outcome of any of these lawsuits and claims cannot be predicted with certainty, and unfavorable or unexpected outcomes could result in additional accruals that could be significant to results of operations in a particular year or quarter. Any adjustments to the recorded liability will be reflected in earnings in the periods in which such adjustments are known.

Casualty Claims

Casualty claims include employee personal injury and occupational claims as well as third-party claims, all exclusive of legal costs. To aid in valuing its personal injury liability and determining the amount to accrue during the year, NS’ management utilizes studies prepared by an independent consulting actuarial firm. Job-related accidental injury and occupational claims are subject to the Federal Employers’ Liability Act (FELA), which is applicable only to railroads. FELA’s fault-based system produces results that are unpredictable and inconsistent as compared with a no-fault workers’ compensation system. The variability inherent in this system could result in actual costs being very different from the liability recorded. While the ultimate amount of claims incurred is dependent on future developments, in management’s opinion, the recorded liability is adequate to cover the future payments of claims and is supported by the most recent actuarial study. In all cases, NS records a liability when the expected loss for the claim is both probable and estimable.

In 2005, NS recorded a liability related to the January 6, 2005 derailment in Graniteville, SC. The liability, which includes a current and long-term portion, represents NS’ best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third- party response costs. NS’ commercial insurance policies are expected to cover substantially all expenses related to this derailment above NS’ self-insured retention, including NS’ response costs and legal fees. Accordingly, the Consolidated Balance Sheets reflect a current and long-term receivable for estimated recoveries from NS’ insurance carriers. While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the insurance receivable. As a result, NS does not believe that it is reasonably likely that its net loss (the difference between the liability and future recoveries) will be materially different than the loss recorded in 2005. NS expects at this time that insurance coverage is adequate to cover potential claims and settlements above its self-insurance retention. Expenses in 2005 included $41 million related to this incident, representing NS’ retention under its insurance policies and other uninsured costs.

Employee personal injury claims—The largest component of casualties and other claims expense is employee personal injury costs. The actuarial firm engaged by NS provides quarterly studies to aid in valuing its employee personal injury liability and estimating its employee personal injury expense. The actuarial firm studies NS’ historical patterns of reserving for claims and subsequent settlements, taking into account relevant outside influences. The actuary uses the results of these analyses to estimate the ultimate amount of the liability, which includes amounts for incurred but unasserted claims. NS adjusts its liability quarterly based upon management’s assessment and the results of the study. The estimate of loss liabilities is subject to inherent limitation given the difficulty of

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

predicting future events such as jury decisions, court interpretations or legislative changes and as such the actual loss may vary from the amount recorded.

Occupational claims—Occupational claims (including asbestosis and other respiratory diseases, as well as repetitive motion) are often not caused by a specific accident or event but rather result from a claimed exposure over time. Many such claims are being asserted by former or retired employees, some of whom have not been employed in the rail industry for decades. The actuarial firm provides an estimate of the occupational claims liability based upon NS’ history of claim filings, severity, payments and other pertinent facts. The liability is dependent upon management’s judgments made as to the specific case reserves as well as judgments of the consulting actuarial firm in the periodic studies. The actuarial firm’s estimate of ultimate loss includes a provision for those claims that have been incurred but not reported. This provision is derived by analyzing industry data and projecting NS’ experience into the future as far as can be reasonably determined. NS adjusts its liability quarterly based upon management’s assessment and the results of the study. However, it is possible that the recorded liability may not be adequate to cover the future payment of claims. Adjustments to the recorded liability are reflected in operating expenses in the periods in which such adjustments become known.

Third-party claims—NS records a liability for third-party claims including those for highway crossing accidents, trespasser and other injuries, automobile liability, property damage and lading damage. The actuarial firm assists with the calculation of potential liability for third-party claims, except lading damage, based upon NS’ experience including number and timing of incidents, amount of payments, settlement rates, number of open claims and legal defenses. The actuarial estimate includes a provision for claims that have been incurred but have not yet been reported. Each quarter NS adjusts its liability based upon management’s assessment and the results of the study. Given the inherent uncertainty in regard to the ultimate outcome of third-party claims, it is possible that future settlement costs may differ from the estimated liability recorded.

Environmental Matters

NS is subject to various jurisdictions’ environmental laws and regulations. It is NS’ policy to record a liability where such liability or loss is probable and its amount can be estimated reasonably. Claims, if any, against third parties for recovery of cleanup costs incurred by NS are reflected as receivables (when collection is probable) on the balance sheet and are not netted against the associated NS liability. Environmental engineers regularly participate in ongoing evaluations of all known sites and in determining any necessary adjustments to liability estimates. NS also has an Environmental Policy Council, composed of senior managers, to oversee and interpret its environmental policy.

NS’ Consolidated Balance Sheets included liabilities for environmental exposures in the amount of $46 million at December 31, 2007, and $54 million at December 31, 2006 (of which $12 million was accounted for as a current liability at December 31, 2007 and 2006). At December 31, 2007, the liability represented NS’ estimate of the probable cleanup and remediation costs based on available information at 155 known locations compared with 172 locations at December 31, 2006. On that date, 13 sites accounted for $25 million of the liability, and no individual site was considered to be material. NS anticipates that much of this liability will be paid out over five years; however, some costs will be paid out over a longer period.

At 32 locations, one or more NS subsidiaries, usually in conjunction with a number of other parties, have been identified as potentially responsible parties by the Environmental Protection Agency (EPA) or similar state authorities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or comparable state statutes, which often impose joint and several liability for cleanup costs.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

With respect to known environmental sites (whether identified by NS or by the EPA or comparable state authorities), estimates of NS’ ultimate potential financial exposure for a given site or in the aggregate for all such sites are necessarily imprecise because of the widely varying costs of currently available cleanup techniques, the likely development of new cleanup technologies, the difficulty of determining in advance the nature and full extent of contamination and each potential participant’s share of any estimated loss (and that participant’s ability to bear it), and evolving statutory and regulatory standards governing liability.

The risk of incurring environmental liability—for acts and omissions, past, present and future - is inherent in the railroad business. Some of the commodities in NS’ traffic mix, particularly those classified as hazardous materials, can pose special risks that NS and its subsidiaries work diligently to minimize. In addition, several NS subsidiaries own, or have owned, land used as operating property, or which is leased and operated by others, or held for sale. Because environmental problems may exist on these properties that are latent or undisclosed, there can be no assurance that NS will not incur environmental liabilities or costs with respect to one or more of them, the amount and materiality of which cannot be estimated reliably at this time. Moreover, lawsuits and claims involving these and potentially other unidentified environmental sites and matters are likely to arise from time to time. The resulting liabilities could have a significant effect on financial position, results of operations or liquidity in a particular year or quarter.

However, based on its assessment of the facts and circumstances now known, management believes that it has recorded the probable costs for dealing with those environmental matters of which NS is aware. Further, management believes that it is unlikely that any known matters, either individually or in the aggregate, will have a material adverse effect on NS’ financial position, results of operations or liquidity.

Insurance

NS obtains on behalf of itself and its subsidiaries insurance for potential losses for third-party liability and first-party property damages. NS is currently self-insured up to $25 million and above $1 billion per occurrence for bodily injury and property damage to third parties and up to $25 million and above $175 million per occurrence for property owned by NS or in NS’ care, custody or control.

Purchase Commitments

At December 31, 2007, NSR had outstanding purchase commitments of approximately $298 million primarily for coal hoppers, locomotives, RoadRailer trailers, and track material in connection with its capital programs through 2009.

Change-In-Control Arrangements

Norfolk Southern has compensation agreements with officers and certain key employees that become operative only upon a change in control of Norfolk Southern, as defined in those agreements. The agreements provide generally for payments based on compensation at the time of a covered individual’s involuntary or other specified termination and for certain other benefits.

Guarantees

In a number of instances, NS and its subsidiaries have agreed to indemnify lenders for additional costs they may bear as a result of certain changes in laws or regulations applicable to their loans. Such changes may include impositions or modifications with respect to taxes, duties, reserves, liquidity, capital adequacy, special deposits, and similar requirements relating to extensions of credit by, deposits with, or the assets or liabilities of such lenders. The nature and timing of changes in laws or regulations applicable to NS’ financings are inherently unpredictable, and

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

therefore NS’ exposure in connection with the foregoing indemnifications cannot be quantified. No liability has been recorded related to these indemnifications. In the case of one type of equipment financing, NSR’s Japanese leveraged leases, NSR may terminate the leases and ancillary agreements if such a change-in-law indemnity is triggered. Such a termination would require NSR to make early termination payments that would not be expected to have a material adverse effect on NS’ financial position, results of operations or liquidity.

NS has indemnified parties in a number of transactions for U.S. income tax withholding imposed as a result of changes in U.S. tax law. In all cases, NS has the right to unwind the related transaction if the withholding cannot be avoided in the future. Because these indemnities would be triggered and are dependent upon a change in the tax law, the maximum exposure is not quantifiable. Management does not believe that it is likely that it will be required to make any payments under these indemnities.

As of December 31, 2007, certain Norfolk Southern subsidiaries are contingently liable as guarantors with respect to $8 million of indebtedness of an entity in which they have an ownership interest, the Terminal Railroad Association of St. Louis, due in 2019. Four other railroads are also jointly and severally liable as guarantors for this indebtedness. No liability has been recorded related to this guaranty.

SCHEDULE II

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

	Years Ended December 31, 2005, 2006 and 2007
	Beginning Balance	Additions charged to:			Deductions		Ending Balance
		Expenses	Other Accounts
	($ in millions)
Year ended December 31, 2005
Valuation allowance (included net in deferred tax liability) for deferred tax assets	$13	$—	$—		$3	(2)	$10
Casualty and other claims included in other liabilities	$315	$311	$—		$205	(3)	$421
Current portion of casualty and other claims included in accounts payable	$222	$92	$114	(1)	$137	(4)	$291
Year ended December 31, 2006
Valuation allowance (included net in deferred tax liability) for deferred tax assets	$10	$—	$—		$1	(2)	$9
Casualty and other claims included in other liabilities	$421	$217	$—		$167	(3)	$471
Current portion of casualty and other claims included in accounts payable	$291	$40	$124	(1)	$154	(4)	$301
Year ended December 31, 2007
Valuation allowance (included net in deferred tax liability) for deferred tax assets	$9	$1	$—		$—		$10
Casualty and other claims included in other liabilities	$471	$113	$162	(3)(4)	$158	(3)	$588
Current portion of casualty and other claims included in accounts payable	$301	$17	$122	(1)	$181	(4)	$259

(1)	Includes revenue refunds and overcharges provided through deductions from operating revenues and transfers from other accounts.

(2)	Reclassifications to/from other assets.

(3)	Payments and reclassifications to/from accounts payable.

(4)	Payments and reclassifications to/from other liabilities.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in millions, except earnings per share)
Railway operating revenues:
Coal	$662	$557
General merchandise	1,352	1,228
Intermodal	486	462

Total railway operating revenues	2,500	2,247

Railway operating expenses:
Compensation and benefits	705	681
Purchased services and rents	375	384
Fuel	404	248
Depreciation	198	192
Materials and other	240	214

Total railway operating expenses	1,922	1,719

Income from railway operations	578	528
Other income—net	7	7
Interest expense on debt	109	115

Income before income taxes	476	420
Provision for income taxes	185	135

Net income	$291	$285

Per share amounts:
Net income
Basic	$0.77	$0.72
Diluted	$0.76	$0.71
Dividends	$0.29	$0.22

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2008	Dec. 31, 2007
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$364	$206
Accounts receivable—net	1,125	942
Materials and supplies	194	176
Deferred income taxes	230	190
Other current assets	123	161

Total current assets	2,036	1,675
Investments	1,937	1,974
Properties less accumulated depreciation	21,697	21,583
Other assets	795	912

Total assets	$26,465	$26,144

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,337	$1,139
Income and other taxes	323	203
Other current liabilities	291	237
Current maturities of long-term debt	276	369

Total current liabilities	2,227	1,948
Long-term debt	6,217	5,999
Other liabilities	1,774	2,039
Deferred income taxes	6,499	6,431

Total liabilities	16,717	16,417

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 375,755,263 and 379,297,891 shares, respectively, net of treasury shares	376	380
Additional paid-in capital	1,557	1,466
Accumulated other comprehensive loss	(395)	(399)
Retained income	8,210	8,280

Total stockholders’ equity	9,748	9,727

Total liabilities and stockholders’ equity	$26,465	$26,144

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in millions)
Cash flows from operating activities
Net income	$291	$285
Reconciliation of net income to net cash provided by operating activities:
Depreciation	200	194
Deferred income taxes	25	(3)
Gains and losses on properties and investments	(5)	(6)
Changes in assets and liabilities affecting operations:
Accounts receivable	(37)	1
Materials and supplies	(18)	(10)
Other current assets	30	31
Current liabilities other than debt	75	49
Other—net	43	45

Net cash provided by operating activities	604	586
Cash flows from investing activities
Property additions	(304)	(236)
Property sales and other transactions	3	36
Investments, including short-term	—	(289)
Investment sales and other transactions	54	233

Net cash used in investing activities	(247)	(256)
Cash flows from financing activities
Dividends	(109)	(88)
Common stock issued—net	71	41
Purchase and retirement of common stock	(276)	(276)
Proceeds from borrowings	525	—
Debt repayments	(410)	(64)

Net cash used in financing activities	(199)	(387)

Net increase (decrease) in cash and cash equivalents	158	(57)
Cash and cash equivalents
At beginning of year	206	527

At end of period	$364	$470

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$54	$63
Income taxes (net of refunds)	$7	$8

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly Norfolk Southern Corporation (“Norfolk Southern”) and subsidiaries’ (collectively, “NS”) financial condition as of March 31, 2008, and its results of operations and cash flows for the three months ended March 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

These Consolidated Financial Statements should be read in conjunction with the financial statements and notes included in NS’ latest Annual Report on Form 10 K.

1. Stock-Based Compensation

In the first quarter of 2008, a committee of non-employee directors of Norfolk Southern’s Board of Directors granted stock options, restricted stock units and performance share units (“PSUs”) pursuant to the Long-Term Incentive Plan (“LTIP”) and granted stock options pursuant to the Thoroughbred Stock Option Plan (“TSOP”) as discussed below. Stock-based compensation expense was $65 million during the first quarter of 2008, and $51 million during the same period of 2007. The total tax effect recognized in income in relation to stock-based compensation was a benefit of $22 million and $17 million for the quarters ended March 31, 2008 and 2007, respectively.

Stock Options

In the first quarter of 2008, 1,162,600 options were granted under the LTIP and 250,000 options were granted under the TSOP. In each case, the grant price was $50.74, which was the fair market value of Norfolk Southern Corporation common stock (“Common Stock”) on the date of grant, and the options have a term of ten years but may not be exercised prior to the third anniversary of the date of grant. Holders of the options granted under the LTIP receive cash dividend equivalent payments for five years commensurate with dividends paid on Common Stock.

The fair value of each option award in 2008 was measured on the date of grant using a lattice-based option valuation model. Expected volatilities are based on implied volatilities from traded options on Common Stock and historical volatility of Common Stock. NS uses historical data to estimate option exercises and employee terminations within the valuation model. The average expected option life is derived from the output of the valuation model and represents the period of time that options granted are expected to be outstanding. The average risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. For options granted that include dividend equivalent payments, a dividend yield of zero was used. The assumptions for the 2008 LTIP grant are shown in the following table:

2008
Expected volatility range	25% – 32%
Average expected volatility	32%
Average expected option life	5.9 years
Average risk-free interest rate	3.68%
Per-share grant-date fair value	$19.32

The grant-date fair value of the 2008 TSOP grant was $16.29 using the same assumptions as the 2008 LTIP grant, except a dividend yield of 2.29% was used because no dividend equivalents are paid on these options and the average expected option life was 8.0 years.

For the first three months of 2008, options relating to 1,557,854 shares were exercised, yielding $40 million of cash proceeds and $15 million of tax benefits recognized as additional paid-in capital. For the first three months of 2007, option exercises resulted in $26 million of cash proceeds and $15 million of tax benefits.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Restricted Stock Units and Restricted Shares

There were 299,950 restricted stock units granted in 2008, with an average grant-date fair value of $50.47 and a five-year restriction period. The restricted stock units granted in 2008 will be settled through the issuance of shares of Common Stock. There were no restricted shares granted in 2008.

Performance Share Units

PSUs provide for awards based on achievement of certain predetermined corporate performance goals at the end of a three-year cycle. During the first quarter of 2008, there were 1,162,600 PSUs granted with a grant-date fair value of $50.47. One-half of any PSUs earned will be paid in the form of shares of Common Stock, with the other half to be paid in cash.

During the first quarter of 2008, 1,013,999 PSUs were earned and paid out, one-half in shares of Common Stock, and one-half in cash. These PSUs had a grant-date fair value of $34.10 per unit and a fair value at pay out of $50.47 per unit. The total related tax benefit was $2 million in the first quarter of 2008.

2. Income Taxes

There have been no material changes to the balance of unrecognized tax benefits reported at December 31, 2007. NS anticipates that within the next six months the IRS will complete its examination of NS’ 2004 and 2005 federal income tax returns, in addition to NS’ appeal of certain adjustments proposed by the IRS with respect to the 2002 and 2003 tax years. NS does not expect that the resolution of either the examination or the appeal will have a material effect on NS’ financial position, results of operations or liquidity.

3. Earnings Per Share

The following tables set forth the calculation of basic and diluted earnings per share:

	Three Months Ended March 31,
	2008	2007
	($ in millions except per share, shares in millions)
Basic earnings per share:
Income available to common stockholders	$290	$284
Weighted-average shares outstanding	375.7	394.2

Basic earnings per share	$0.77	$0.72

Income available to holders of Common Stock reflects a reduction for the after-tax effect of dividend equivalent payments made to holders of vested stock options as follows: $1 million in the first quarters of 2008 and 2007, respectively.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in millions except per share, shares in millions)
Diluted earnings per share:
Income available to common shareholders	$291	$285
Weighted-average shares outstanding per above	375.7	394.2
Dilutive effect of outstanding options, PSUs and restricted shares (as determined by the application of the treasury stock method)	8.2	8.1

Adjusted weighted-average shares outstanding	383.9	402.3

Diluted earnings per share	$0.76	$0.71

The diluted calculations exclude options having exercise prices exceeding the average market price of Common Stock as follows: none in the first quarters of 2008 and 2007, respectively.

4. Stockholders’ Equity

Common stock is reported net of shares held by consolidated subsidiaries (treasury shares) of Norfolk Southern. Treasury shares at March 31, 2008, and Dec. 31, 2007, amounted to 20,654,120 and 20,683,686 shares, respectively, with a cost of $20 million for both periods.

5. Share Repurchase Program

In March 2007, Norfolk Southern’s Board of Directors amended NS’ share repurchase program, increasing the authorized amount of share repurchases from 50 million to 75 million shares and shortening the term of the program from 2015 to 2010. The timing and volume of purchases is guided by management’s assessment of market conditions and other pertinent facts. Near-term purchases under the program are expected to be made with internally generated cash or proceeds from borrowings. NS repurchased and retired 5.6 million shares of its Common Stock under this program in the first three months of both 2008 and 2007, respectively, at a cost of $276 million for each of those quarters.

6. Investment in Conrail

Through a limited liability company, Norfolk Southern and CSX Corporation (“CSX”) jointly own Conrail Inc. (“Conrail”), whose primary subsidiary is Consolidated Rail Corporation (“CRC”). NS has a 58% economic and 50% voting interest in the jointly owned entity, and CSX has the remainder of the economic and voting interests. NS’ investment in Conrail was $907 million at March 31, 2008, and $899 million at Dec. 31, 2007.

CRC owns and operates certain properties (the “Shared Assets Areas”) for the joint and exclusive benefit of Norfolk Southern Railway Company (“NSR”) and CSX Transportation, Inc. (“CSXT”). The costs of operating the Shared Assets Areas are borne by NSR and CSXT based on usage. In addition, NSR and CSXT pay CRC a fee for access to the Shared Assets Areas. “Purchased services and rents” includes expenses for amounts due to CRC for operation of the Shared Assets Areas of $31 million in the first quarter of 2008 and $32 million in the first quarter of 2007. NS’ equity in the earnings of Conrail, net of amortization, included in “Other income—net” was $8 million and $5 million in the first quarters of 2008 and 2007, respectively.

“Accounts payable” includes $70 million at March 31, 2008, and $78 million at Dec. 31, 2007, due to Conrail for the operation of the Shared Assets Areas. In addition, “Other liabilities” includes

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

$133 million at both March 31, 2008, and Dec. 31, 2007, in long-term advances from Conrail, maturing 2035, that bear interest at an average rate of 4.4%.

7. Long-term Debt

In the first quarter of 2008, NS received $125 million under its accounts receivable securitization facility, at an average variable interest rate of 4.23% with a 364-day term. At March 31, 2008, and Dec. 31, 2007, the amounts outstanding under the facility were $275 million and $250 million, respectively, and the amount of receivables included in “Accounts receivable–net” serving as collateral for these borrowings was $847 million and $778 million, respectively. NS also issued $400 million of commercial paper during the first quarter of 2008. At March 31, 2008, NS had commercial paper outstanding of $200 million at an average rate of 3.03%, due May 2008. Norfolk Southern intends to refinance these borrowings by issuing long-term debt, which is supported by its $1 billion credit facility. Accordingly, total amounts outstanding under these programs of $475 million are included in the line item “Long-term debt” in the March 31, 2008, Consolidated Balance Sheet.

In April 2008, through a private offering, NS issued and sold $600 million in debt securities at 5.75% due 2018.

8. Pensions and Other Postretirement Benefits

Norfolk Southern and certain subsidiaries have both funded and unfunded defined benefit pension plans covering principally salaried employees. Norfolk Southern and certain subsidiaries also provide specified health care and death benefits to eligible retired employees and their dependents. Under the present plans, which may be amended or terminated at NS’ option, a defined percentage of health care expenses is covered, reduced by any deductibles, co-payments, Medicare payments and, in some cases, coverage provided under other group insurance policies.

Pension and Other Postretirement Benefit Cost Components

	Three Months Ended March 31,
	2008	2007	2008	2007
	Pension Benefits		Other Postretirement Benefits
	($ in millions)
Service cost	$6	$6	$6	$5
Interest cost	25	23	12	12
Expected return on plan assets	(43)	(42)	(2)	(3)
Amortization of prior service cost (benefit)	—	1	(2)	(2)
Amortization of net losses	2	2	7	7

Net (benefit) cost	$(10)	$(10)	$21	$19

9. Comprehensive Income

NS’ total comprehensive income was as follows:

	Three Months Ended March 31,
	2008	2007
	($ in millions)
Net income	$291	$285
Other comprehensive income	4	5

Total comprehensive income	$295	$290

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

“Other comprehensive income” in 2008 and 2007 reflects primarily, net of tax, the amortization of the actuarial net losses and prior service costs for the pension and other postretirement benefit plans and for 2007, unrealized gains and losses on available-for-sale securities.

10. Commitments and Contingencies

Lawsuits

Norfolk Southern and/or certain subsidiaries are defendants in numerous lawsuits and other claims relating principally to railroad operations. When management concludes that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, it is accrued through a charge to earnings. While the ultimate amount of liability incurred in any of these lawsuits and claims is dependent on future developments, in management’s opinion, the recorded liability is adequate to cover the future payment of such liability and claims. However, the final outcome of any of these lawsuits and claims cannot be predicted with certainty, and unfavorable or unexpected outcomes could result in additional accruals that could be significant to results of operations in a particular year or quarter. Any adjustments to the recorded liability will be reflected in earnings in the periods in which such adjustments are known.

Casualty Claims

Casualty claims include employee personal injury and occupational claims as well as third-party claims, all exclusive of legal costs. To aid in valuing its personal injury liability and determining the amount to accrue with respect to such claims during the year, NS’ management utilizes studies prepared by an independent consulting actuarial firm. Job-related accidental injury and occupational claims are subject to the Federal Employers’ Liability Act (“FELA”), which is applicable only to railroads. FELA’s fault-based system produces results that are unpredictable and inconsistent as compared with a no-fault workers’ compensation system. The variability inherent in this system could result in actual costs being different from the liability recorded. While the ultimate amount of claims incurred is dependent on future developments, in management’s opinion, the recorded liability is adequate to cover the future payments of claims and is supported by the most recent actuarial study. In all cases, NS records a liability when the expected loss for the claim is both probable and estimable.

In April 2008, NS settled the lawsuit brought by Avondale Mills for claims associated with the Jan. 6, 2005, derailment in Graniteville, SC. A portion of the settlement will not be reimbursed by insurance and is included as an expense in the first quarter. The total liability related to the derailment, which includes a current and long-term portion, represents NS’ best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs. NS’ commercial insurance policies are expected to cover substantially all expenses related to this derailment above the unreimbursed portion and NS’ self-insured retention, including NS’ response costs and legal fees. Accordingly, the Consolidated Balance Sheets reflect a current and long-term receivable for estimated recoveries from NS’ insurance carriers. One of NS’ insurance carriers has made assertions indicating that it may contest all or part of its coverage obligations, as such all or part of the recorded recovery attributable to such carrier ($100 million) may be contested. NS believes these expenses are covered by the insurance policy and that recovery of any contested amount is probable, in that if the carrier contests payment an arbitrator would determine the settlement amounts to be reasonable and that the insurer’s refusal to consent to and to fund the settlement was a breach of contract.

Employee personal injury claims—The largest component of casualties and other claims expense is employee personal injury costs. The actuarial firm engaged by NS provides quarterly studies to aid

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

in valuing its employee personal injury liability and estimating its employee personal injury expense. The actuarial firm studies NS’ historical patterns of reserving for claims and subsequent settlements, taking into account relevant outside influences. The actuary uses the results of these analyses to estimate the ultimate amount of the liability, which includes amounts for incurred but unasserted claims. NS adjusts its liability quarterly based upon management’s assessment and the results of the study. The estimate of loss liabilities is subject to inherent limitation given the difficulty of predicting future events such as jury decisions, court interpretations or legislative changes and as such the actual loss may differ from the estimated liability recorded.

Occupational claims—Occupational claims (including asbestosis and other respiratory diseases, as well as conditions allegedly related to repetitive motion) are often not caused by a specific accident or event but rather result from a claimed exposure over time. Many such claims are being asserted by former or retired employees, some of whom have not been employed in the rail industry for decades. The actuarial firm provides an estimate of the occupational claims liability based upon NS’ history of claim filings, severity, payments and other pertinent facts. The liability is dependent upon management’s judgments made as to the specific case reserves as well as judgments of the consulting actuarial firm in the periodic studies. The actuarial firm’s estimate of ultimate loss includes a provision for those claims that have been incurred but not reported. This provision is derived by analyzing industry data and projecting NS’ experience into the future as far as can be reasonably determined. NS adjusts its liability quarterly based upon management’s assessment and the results of the study. However, it is possible that the recorded liability may not be adequate to cover the future payment of claims. Adjustments to the recorded liability are reflected in operating expenses in the periods in which such adjustments become known.

Third-party claims—NS records a liability for third-party claims including those for highway crossing accidents, trespasser and other injuries, automobile liability, property damage and lading damage. The actuarial firm assists with the calculation of potential liability for third-party claims, except lading damage, based upon NS’ experience including number and timing of incidents, amount of payments, settlement rates, number of open claims and legal defenses. The actuarial estimate includes a provision for claims that have been incurred but have not yet been reported. Each quarter NS adjusts its liability based upon management’s assessment and the results of the study. Given the inherent uncertainty in regard to the ultimate outcome of third-party claims, it is possible that the actual loss may differ from the estimated liability recorded.

Environmental Matters

NS is subject to various jurisdictions’ environmental laws and regulations. It is NS’ policy to record a liability where such liability or loss is probable and its amount can be estimated reasonably. Claims, if any, against third parties for recovery of cleanup costs incurred by NS are reflected as receivables (when collection is probable) on the balance sheet and are not netted against the associated NS liability. Environmental engineers regularly participate in ongoing evaluations of all known sites and in determining any necessary adjustments to liability estimates. NS also has an Environmental Policy Council, composed of senior managers, to oversee and interpret its environmental policy.

NS’ Consolidated Balance Sheets include liabilities for environmental exposures in the amount of $43 million at March 31, 2008, and $46 million at Dec. 31, 2007 (of which $12 million is classified as a current liability at the end of each period). At March 31, 2008, the liability represents NS’ estimate of the probable cleanup and remediation costs based on available information at 154 known locations. As of that date, 11 sites account for $24 million of the liability, and no individual site was considered to be material. NS anticipates that much of this liability will be paid out over five years; however, some costs will be paid out over a longer period.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

At 31 locations, one or more Norfolk Southern subsidiaries, usually in conjunction with a number of other parties, have been identified as potentially responsible parties by the Environmental Protection Agency (EPA) or similar state authorities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or comparable state statutes, which often impose joint and several liability for cleanup costs.

With respect to known environmental sites (whether identified by NS or by the EPA or comparable state authorities), estimates of NS’ ultimate potential financial exposure for a given site or in the aggregate for all such sites are necessarily imprecise because of the widely varying costs of currently available cleanup techniques, the likely development of new cleanup technologies, the difficulty of determining in advance the nature and full extent of contamination and each potential participant’s share of any estimated loss (and that participant’s ability to bear it), and evolving statutory and regulatory standards governing liability.

The risk of incurring environmental liability—for acts and omissions, past, present and future—is inherent in the railroad business. Some of the commodities in NS’ traffic mix, particularly those classified as hazardous materials, pose special risks that NS and its subsidiaries work diligently to minimize. In addition, several NS subsidiaries own, or have owned, land used as operating property, or which is leased and operated by others, or held for sale. Because environmental problems may exist on these properties that are latent or undisclosed, there can be no assurance that NS will not incur environmental liabilities or costs with respect to one or more of them, the amount and materiality of which cannot be estimated reliably at this time. Moreover, lawsuits and claims involving these and potentially other unidentified environmental sites and matters are likely to arise from time to time. The resulting liabilities could have a significant effect on financial position, results of operations or liquidity in a particular year or quarter.

On Nov. 30, 2007, NS received notice from the United States Department of Justice (“DOJ”) that the DOJ is prepared to bring an action against NS for alleged violations of federal environmental laws resulting from the discharge of chlorine and oil that occurred as a result of the Jan. 6, 2005 derailment in Graniteville, SC, including claims for civil penalties as well as injunctive relief. The notice further indicates that the State of South Carolina may also join in any action against NS. NS is in discussions with the DOJ in an effort to settle the DOJ’s claims. NS does not believe that the resolution of these claims will have a material adverse effect on its financial position, results of operations or liquidity.

Based on its assessment of the facts and circumstances now known, management believes that it has recorded the probable costs for dealing with those environmental matters of which NS is aware. Further, management believes that it is unlikely that any known matters, either individually or in the aggregate, will have a material adverse effect on NS’ financial position, results of operations or liquidity.

Insurance

Norfolk Southern obtains on behalf of itself and its subsidiaries insurance for potential losses for third-party liability and first-party property damages. NS is currently self-insured up to $25 million and above $1 billion per occurrence for bodily injury and property damage to third parties and up to $25 million and above $175 million per occurrence for property owned by NS or in NS’ care, custody or control.

Purchase Commitments

At March 31, 2008, NSR had outstanding purchase commitments of approximately $229 million primarily for coal hoppers, RoadRailer® trailers, and track material in connection with its capital programs through 2009. Included in this amount is $64 million added during the first quarter of 2008 to accelerate the purchase of approximately 750 new coal cars.

NORFOLK SOUTHERN CORPORATION

Offer to Exchange
$600,000,000 aggregate principal amount of 5.75% Senior Notes due 2018
(CUSIP Nos. 655844 AY 4 and U65584 AA 9)
for
$600,000,000 aggregate principal amount of 5.75% Senior Notes due 2018
(CUSIP No. 655844 AZ1)
that have been registered under the Securities Act of 1933, as amended

PROSPECTUS
May  , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Virginia Act”) provides, in general, for the indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.

Article VI of the registrant’s Restated Articles of Incorporation provides, in general, for mandatory indemnification of directors and officers (including former directors and officers), to the fullest extent permitted by Virginia law, against liability incurred by them in proceedings by third parties, or by or on behalf of the registrant itself, by reason of the fact that such person is, or was, a director or officer of the registrant, or is, or was, serving at the request of the registrant as a director, officer, employee, agent or otherwise of another corporation. However, the Virginia Act does not permit indemnity for willful misconduct or for a knowing violation of the criminal law.

Article VI of the registrant’s Restated Articles of Incorporation also provides that in every instance, and to the fullest extent, permitted by Virginia corporate law in effect from time to time, the registrant directors and officers (including former directors and officers) shall not be liable to the registrant or its shareholders. Under current Virginia law, this provision cannot limit liability for willful misconduct or for a knowing violation of the criminal law.

The registrant directors and officers are covered by certain policies providing directors’ and officers’ liability insurance. In general, the insurers are obliged to make payments under these policies only if the registrant may indemnify a director or officer and does not or cannot do so. The policies are issued on a “claims made” basis.

Item 21. Exhibits and Financial Statement Schedules.

See the “Exhibit Index" following the signature pages hereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Norfolk Southern Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 21st day of May 2008.

NORFOLK SOUTHERN CORPORATION

By:	/s/ CHARLES W. MOORMAN Name: Charles W. Moorman Title: Chairman, President and Chief Executive Officer

Each person whose signature appears below hereby severally constitutes and appoints James A. Hixon and James A. Squires or any of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on this 21st day of May 2008, by the following persons on behalf of Norfolk Southern Corporation and in the capacities indicated.

Signature	Title

/s/ CHARLES W. MOORMAN (Charles W. Moorman)	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES A. SQUIRES (James A. Squires)	Executive Vice President Finance and Chief Financial Officer (Principal Financial Officer)
/s/ MARTA R. STEWART (Marta R. Stewart)	Vice President and Controller (Principal Accounting Officer)
/s/ GERALD L. BALILES (Gerald L. Baliles)	Director
/s/ DANIEL A. CARP (Daniel A. Carp)	Director
/s/ GENE R. CARTER (Gene R. Carter)	Director
/s/ ALSTON D. CORRELL (Alston D. Correll)	Director
/s/ LANDON HILLIARD (Landon Hilliard)	Director
/s/ KAREN N. HORN (Karen N. Horn)	Director

Signature	Title

/s/ BURTON M. JOYCE (Burton M. Joyce)	Director
/s/ STEVEN F. LEER (Steven F. Leer)	Director
/s/ J. PAUL REASON (J. Paul Reason)	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	The Restated Articles of Incorporation of Norfolk Southern Corporation are incorporated by reference to Exhibit 3(i) to Norfolk Southern Corporation’s Form 10 filed on March 5, 2001.
3.2	The Bylaws of Norfolk Southern Corporation, as amended effective February 22, 2008, are incorporated by reference to Exhibit 3 to Norfolk Southern Corporation’s Form 8-K filed on February 25, 2008.
4.1

Indenture, dated as of April 4, 2008, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on April 9, 2008.

4.2

Indenture, dated as of January 15, 1991, between Norfolk Southern Corporation to First Trust of New York, National Association, as Trustee, incorporated by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Registration Statement on Form S-3 (No. 33-38595).

4.3

First Supplemental Indenture, dated May 19, 1997, between Norfolk Southern Corporation and First Trust of New York, National Association, as Trustee, related to the issuance of notes in the principal amount of $4.3 billion, is incorporated by reference to Exhibit 1.1(d) to Norfolk Southern Corporation’s Form 8-K filed on May 21, 1997.

4.4

Second Supplemental Indenture, dated April 26, 1999, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, related to the issuance of notes in the principal amount of $400 million, is incorporated herein by reference to Exhibit 1.1(c) to Norfolk Southern Corporation’s Form 8-K filed on April 30, 1999.

4.5

Third Supplemental Indenture, dated May 23, 2000, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, related to the issuance of notes in the principal amount of $600 million, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on May 25, 2000.

4.6

Fourth Supplemental Indenture, dated as of February 6, 2001, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, related to the issuance of notes in the principal amount of $1 billion, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on February 7, 2001.

4.7

Fifth Supplemental Indenture, dated as of July 5, 2001, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, related to the issuance of notes in the principal amount of $250 million, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on July 5, 2001.

4.8

Sixth Supplemental Indenture, dated as of April 30, 2002, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, relating to the issuance of notes in the principal amount of $200 million, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on May 1, 2002.

4.9

Seventh Supplemental Indenture, dated as of April 30, 2002, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, relating to the issuance of notes in the principal amount of $100 million, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on May 1, 2002.

4.10

Eighth Supplemental Indenture, dated as of September 17, 2004, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, relating to the issuance of notes in the principal amount of $441.5 million, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on September 23, 2004.

Exhibit Number	Description
4.11

Ninth Supplemental Indenture, dated as of March 11, 2005, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, relating to the issuance of notes in the principal amount of $300 million, is incorporated herein by reference to Exhibit 4.1 to Norfolk Southern Corporation’s Form 8-K filed on March 15, 2005.

4.12

Tenth Supplemental Indenture, dated as of May 17, 2005, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, relating to the issuance of notes in the principal amount of $366.6 million, is incorporated herein by reference to Exhibit 99.1 to Norfolk Southern Corporation’s Form 8-K filed on May 18, 2005.

4.13

Eleventh Supplemental Indenture, dated as of May 17, 2005, between Norfolk Southern Corporation and U.S. Bank Trust National Association, as Trustee, relating to the issuance of notes in the principal amount of $350 million, is incorporated herein by reference to Exhibit 99.2 to Norfolk Southern Corporation’s Form 8-K filed on May 18, 2005.

4.14

The Indenture, dated August 27, 2004, among PRR Newco, Inc., as Issuer, and Norfolk Southern Railway Company, as Guarantor, and The Bank of New York, as Trustee, is incorporated herein by reference to Exhibit 4(l) to Norfolk Southern Corporation’s Form 10-Q filed on October 28, 2004.

4.15

The First Supplemental Indenture, dated August 27, 2004, among PRR Newco, Inc., as Issuer, and Norfolk Southern Railway Company, as Guarantor, and The Bank of New York, as Trustee, related to the issuance of notes in the principal amount of approximately $451.8 million, is incorporated herein by reference to Exhibit 4(m) to Norfolk Southern Corporation’s Form 10-Q filed on October 28, 2004.

5.1*	Opinion of William A. Galanko, Esq.
5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1

Omnibus Amendment, dated as of March 18, 2008, to the Transfer and Administration Agreement dated as of November 8, 2007, is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 10-Q filed on April 23, 2008.

10.2

Purchase Agreement, dated as of April 1, 2008, among Norfolk Southern Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Deutsche Bank Securities Inc. is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on April 4, 2008.

10.3

Registration Rights Agreement, dated as of April 4, 2008, among Norfolk Southern Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Deutsche Bank Securities Inc. is incorporated herein by reference to Exhibit 4.2 to Norfolk Southern Corporation’s Form 8-K filed on April 9, 2008.

10.4

Certificate representing up to $500,000,000 principal amount of 5.750% Senior Notes due 2018 is incorporated herein by reference to Exhibit 4.3 to Norfolk Southern Corporation’s Form 8-K filed on April 9, 2008.

10.5

Certificate representing up to $95,000,000 principal amount of 5.750% Senior Notes due 2018 is incorporated herein by reference to Exhibit 4.4 to Norfolk Southern Corporation’s Form 8-K filed on April 9, 2008.

10.6

Certificate representing up to $5,000,000 principal amount of 5.750% Senior Notes due 2018 is incorporated herein by reference to Exhibit 4.5 to Norfolk Southern Corporation’s Form 8-K filed on April 9, 2008.

Exhibit Number	Description
10.7

The Transaction Agreement, dated as of June 10, 1997, by and among CSX, CSX Transportation, Inc., registrant, Norfolk Southern Railway Company, Conrail Inc., Consolidated Rail Corporation and CRR Holdings LLC, with certain schedules thereto, previously filed, is incorporated herein by reference to Exhibit 10(a) to Norfolk Southern Corporation’s Form 10-K filed on February 24, 2003.

10.8

Amendment No. 1, dated as of August 22, 1998, to the Transaction Agreement, dated as of June 10, 1997, by and among CSX Corporation, CSX Transportation, Inc., Norfolk Southern Corporation, Norfolk Southern Railway Company, Conrail Inc., Consolidated Rail Corporation and CRR Holdings LLC is incorporated herein by reference from Exhibit 10.1 to Norfolk Southern Corporation’s Form 10-Q filed on August 11, 1999.

10.9

Amendment No. 2, dated as of June 1, 1999, to the Transaction Agreement, dated June 10, 1997, by and among CSX Corporation, CSX Transportation, Inc., Norfolk Southern Corporation, Norfolk Southern Railway Company, Conrail Inc., Consolidated Rail Corporation and CRR Holdings LLC is incorporated herein by reference from Exhibit 10.2 to Norfolk Southern Corporation’s Form 10-Q filed on August 11, 1999.

10.10

Amendment No. 3, dated as of June 1, 1999, and executed in April 2004, to the Transaction Agreement, dated as of June 10, 1997, by and among CSX Corporation, CSX Transportation, Inc., Norfolk Southern Corporation, Norfolk Southern Railway Company, Conrail Inc., Consolidated Rail Corporation and CRR Holdings LLC is incorporated herein by reference from Exhibit 10(dd) to Norfolk Southern Corporation’s Form 10-Q filed on July 30, 2004.

10.11

Amendment No. 5 to the Transaction Agreement, dated as of August 27, 2004, by and among CSX Corporation, CSX Transportation, Inc., Norfolk Southern Corporation, Norfolk Southern Railway Company, Conrail Inc., Consolidated Rail Corporation and CRR Holdings LLC, is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on September 2, 2004.

10.12

Shared Assets Area Operating Agreement for North Jersey, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibit thereto, is incorporated herein by reference from Exhibit 10.4 to Norfolk Southern Corporation’s Form 10-Q filed on August 11, 1999.

10.13

Shared Assets Area Operating Agreement for South Jersey/ Philadelphia, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibit thereto, is incorporated herein by reference from Exhibit 10.5 to Norfolk Southern Corporation’s Form 10-Q filed on August 11, 1999.

10.14

Shared Assets Area Operating Agreement for Detroit, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibit thereto, is incorporated herein by reference from Exhibit 10.6 to Norfolk Southern Corporation’s Form 10-Q filed on August 11, 1999.

10.15

Amendment No. 1, dated as of June 1, 2000, to the Shared Assets Areas Operating Agreement for North Jersey, South Jersey/Philadelphia and Detroit, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibit thereto, is incorporated herein by reference to Exhibit 10(h) to Norfolk Southern Corporation’s 10-K filed on March 5, 2001.

Exhibit Number	Description
10.16

Amendment No. 2, dated as January 1, 2001, to the Shared Assets Area Operating Agreements for North Jersey, South Jersey/Philadelphia and Detroit, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibit thereto, is incorporated herein by reference to Exhibit 10(j) to Norfolk Southern Corporation’s Form 10-K filed on February 21, 2002.

10.17

Amendment No. 3, dated as of June 1, 2001, and executed in May of 2002, to the Shared Assets Area Operating Agreement for North Jersey, South Jersey/Philadelphia and Detroit, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibit thereto, is incorporated herein by reference to Exhibit 10(k) to Norfolk Southern Corporation’s Form 10-K filed on February 24, 2003.

10.18

Amendment No. 4, dated as of June 1, 2005, and executed in late June 2005, to the Shared Assets Area Operating Agreement for North Jersey, South Jersey/Philadelphia and Detroit, dated as of June 1, 1999, by and among Consolidated Rail Corporation, CSX Transportation, Inc. and Norfolk Southern Railway Company, with exhibits thereto, is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K filed on July 1, 2005.

10.19

Monongahela Usage Agreement, dated as of June 1, 1999, by and among CSX Transportation, Inc., Norfolk Southern Railway Company, Pennsylvania Lines LLC and New York Central Lines LLC, with exhibit thereto, is incorporated herein by reference from Exhibit 10.7 to Norfolk Southern Corporation’s Form 10-Q filed on August 11, 1999.

10.20

The Agreement, entered into as of July 27, 1999, between North Carolina Railroad Company and Norfolk Southern Railway Company, is incorporated herein by reference from Exhibit 10(i) to Norfolk Southern Corporation’s Form 10-K filed on March 6, 2000.

10.21

First Amendment dated March 19, 2007, to the Master Agreement dated July 27, 1999, by and between North Carolina Railroad Company and Norfolk Southern Railway Company is incorporated herein by reference to Exhibit 10.3 to Norfolk Southern Corporation’s Form 10-Q filed on July 27, 2007.

10.22

The Supplementary Agreement, entered into as of January 1, 1987, between the Trustees of the Cincinnati Southern Railway and The Cincinnati, New Orleans and Texas Pacific Railway Company (the latter a wholly owned subsidiary of Norfolk Southern Railway Company) extending and amending a Lease, dated as of October 11, 1881 is incorporated by reference to Exhibit 10(k) to Norfolk Southern Corporation’s Form 10-K filed on March 5, 2001.

10.23

The Norfolk Southern Corporation Executive Management Incentive Plan, effective January 25, 2000, is incorporated by reference herein from Exhibit 10(1) to Norfolk Southern Corporation’s Form 10-K filed on March 6, 2000.

10.24

The Norfolk Southern Corporation Long-Term Incentive Plan, as amended effective January 28, 2003, is incorporated herein by reference to Exhibit 10(p) to Norfolk Southern Corporation’s Form 10-K filed on February 24, 2003.

10.25

The Norfolk Southern Corporation Officers’ Deferred Compensation Plan, as amended effective September 26, 2000, is incorporated herein by reference to Exhibit 10(n) to Norfolk Southern Corporation’s Form 10-K filed on March 5, 2001.

10.26

The Norfolk Southern Corporation Executives’ Deferred Compensation Plan, as amended effective January 20, 2001, is incorporated herein by reference to Exhibit 10(o) to Norfolk Southern Corporation’s Form 10-K filed on March 5, 2001.

Exhibit Number	Description
10.27

The Directors’ Deferred Fee Plan of Norfolk Southern Corporation, as amended effective January 23, 2001, is incorporated herein by reference to Exhibit 10(p) to Norfolk Southern Corporation’s Form 10-K filed on March 5, 2001.

10.28

The Norfolk Southern Corporation Directors’ Restricted Stock Plan, effective January 1, 1994, as restated November 24, 1998, is incorporated herein by reference from Exhibit 10(h) to Norfolk Southern Corporation’s Form 10-K filed on March 24, 1999.

10.29

Form of Severance Agreement, dated as of June 1, 1996, between Norfolk Southern Corporation and certain executive officers (including those defined as “named executive officers” and identified in the Corporation’s Proxy Statement for the 1997 through 2001 Annual Meetings of Stockholders) is incorporated herein by reference from Exhibit 10(t) to Norfolk Southern Corporation’s Form 10-K filed on February 21, 2002.

10.30

Norfolk Southern Corporation Supplemental (formerly, Excess) Benefit Plan, as amended effective as of May 2, 2005, is incorporated herein by reference to Exhibit 10(v) to Norfolk Southern Corporation’s Form 10-K filed on February 15, 2008.

10.31

The Norfolk Southern Corporation Directors’ Charitable Award Program, effective February 1, 1996, is incorporated herein by reference from Exhibit 10(v) to Norfolk Southern Corporation’s Form 10-K filed on February 21, 2002.

10.32

The Norfolk Southern Corporation Outside Directors’ Deferred Stock Unit Program, as amended effective January 28, 2003, is incorporated herein by reference to Exhibit 10(x) to Norfolk Southern Corporation’s Form 10-K filed on February 24, 2003.

10.33

Agreement, dated as of October 1, 2001, providing enhanced pension benefits to three officers in exchange for their continued employment with Norfolk Southern Corporation for two years, is incorporated herein by reference to Exhibit 10(w) to Norfolk Southern Corporation’s Form 10-Q filed on November 9, 2001. The agreement was entered into with L. Ike Prillaman, Vice Chairman and Chief Marketing Officer; Stephen C. Tobias, Vice Chairman and Chief Operating Officer; and Henry C. Wolf, Vice Chairman and Chief Financial Officer.

10.34

The Norfolk Southern Corporation Thoroughbred Stock Option Plan, as amended effective January 28, 2003, is incorporated herein by reference to Exhibit 10(z) to Norfolk Southern Corporation’s Form 10-K filed on February 24, 2003.

10.35

The Norfolk Southern Corporation Restricted Stock Unit Plan, effective January 28, 2003, is incorporated herein by reference to Exhibit 10(bb) to Norfolk Southern Corporation’s Form 10-K filed on February 24, 2003.

10.36

The Norfolk Southern Corporation Executive Life Insurance Plan, as amended, effective October 1, 2003, is incorporated herein by reference to Exhibit 10 to Norfolk Southern Corporation’s Form 10-Q filed on October 31, 2003.

10.37

Distribution Agreement, dated as of July 26, 2004, by and among CSX Corporation, CSX Transportation, Inc., CSX Rail Holding Corporation, CSX Northeast Holdings Corporation, Norfolk Southern Corporation, Norfolk Southern Railway Company, CRR Holdings LLC, Green Acquisition Corp., Conrail Inc., Consolidated Rail Corporation, New York Central Lines LLC, Pennsylvania Lines LLC, NYC Newco, Inc. and PRR Newco, Inc., is incorporated herein by reference to Exhibit 2.1 to Norfolk Southern Corporation’s Form 8-K filed on September 2, 2004.

10.38

Tax Allocation Agreement, dated as of August 27, 2004, by and among Green Acquisition Corp., Conrail Inc., Consolidated Rail Corporation, New York Central Lines LLC and Pennsylvania Lines LLC, is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on September 2, 2004.

Exhibit Number	Description
10.39

Amended and Restated Credit Agreement dated as of June 26, 2007, with respect to the registrant’s $1 billion unsecured revolving credit facility, is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K filed on June 27, 2007.

10.40

The description of Norfolk Southern Corporation’s executive physical reimbursement for non-employee directors and certain executives is incorporated herein by reference to Norfolk Southern Corporation’s Form 8-K filed on July 28, 2005.

10.41

Form of 2006 Incentive Stock Option and Non-Qualified Stock Option Agreement under the Norfolk Southern Long-Term Incentive Plan, is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K/A filed on December 7, 2005.

10.42

Form of 2006 Restricted Share and Restricted Stock Unit Agreement under the Norfolk Southern Corporation Long-Term Incentive Plan, is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K/A filed on December 7, 2005.

10.43

Form of 2005 Performance Share Unit Award, as amended, under the Norfolk Southern Corporation Long-Term Incentive Plan is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K filed on January 7, 2005.

10.44

The Transaction Agreement, dated as of December 1, 2005, by and among Norfolk Southern Corporation, The Alabama Great Southern Railroad Company, Kansas City Southern and The Kansas City Southern Railway Company, is incorporated herein by reference to Exhibit 10(ll) to Norfolk Southern Corporation’s Form 10-K filed on February 23, 2006.

10.45

Amendment No. 1, dated as of January 17, 2006, by and among Norfolk Southern Corporation, The Alabama Great Southern Railroad Company, Kansas City Southern and the Kansas City Southern Railroad,, is incorporated herein by reference to Exhibit 10(mm) to Norfolk Southern Corporation’s Form 10-K filed on February 23, 2006.

10.46

Amendment No. 2, dated as of May 1, 2006, to the Transaction Agreement, dated as of December 1, 2005, by and among Norfolk Southern Corporation, The Alabama Great Southern Railroad Company, Kansas City Southern and The Kansas City Southern Railway Company is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on May 4, 2006.

10.47

The retirement agreement, dated January 27, 2006, between Norfolk Southern Corporation and David R. Goode, is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on January 27, 2006.

10.48

The waiver agreement, dated January 27, 2006, between Norfolk Southern Corporation and David R. Goode, providing for the waiver of forfeiture provisions otherwise applicable to certain restricted shares and restricted stock units upon retirement, is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on January 27, 2006.

10.49	Revised fees for outside directors are incorporated herein by reference to Norfolk Southern Corporation’s Form 8-K filed on January 27, 2006.
10.50

The retirement agreement, dated March 28, 2006, between Norfolk Southern Corporation and L. Ike Prillaman, is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on March 31, 2006.

10.51

The waiver agreement, dated March 28, 2006, between Norfolk Southern Corporation and L. Ike Prillaman, providing for the waiver of forfeiture provisions otherwise applicable to certain restricted shares and restricted stock units upon retirement, is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on March 31, 2006.

Exhibit Number	Description
10.52

Limited Liability Company Agreement of Meridian Speedway, LLC, dated as of May 1, 2006, by and among The Alabama Great Southern Railroad Company and Kansas City Southern is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on May 4, 2006.

10.53

The Norfolk Southern Corporation Long-Term Incentive Plan, as amended effective July 25, 2006, is incorporated herein by reference to Exhibit 10.3 to Norfolk Southern Corporation’s Form 10-Q filed on July 28, 2006.

10.54

Form of Norfolk Southern Corporation Long-Term Incentive Plan, 2007 Award Agreement is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on January 11, 2007.

10.55

Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies effective June 1, 1982, amended effective December 31, 2007, is incorporated herein by reference to Exhibit 10(uu) to Norfolk Southern Corporation’s Form 10-K filed on February 15, 2008.

10.56	The retirement agreement between Norfolk Southern Corporation and Henry C. Wolf is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on May 11, 2007.
10.57	The waiver agreement between Norfolk Southern Corporation and Henry C. Wolf is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on May 11, 2007.
10.58

Transfer and Administration Agreement dated as of November 8, 2007, with respect to the registrant’s $500 million receivables securitization facility is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K filed on November 14, 2007.

10.59

Form of Norfolk Southern Corporation Long-Term Incentive Plan 2008 Award Agreement is incorporated herein by reference to Exhibit 99 to Norfolk Southern Corporation’s Form 8-K filed on November 20, 2007.

10.60

Dealer Agreement dated as of January 23, 2008, between the registrant and J. P. Morgan Securities Inc. is incorporated herein by reference to Exhibit 10.1 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.61

Dealer Agreement dated as of January 23, 2008, between the registrant and Goldman, Sachs & Co. is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.62

2008 Award Agreement between Norfolk Southern Corporation and Gerald L. Baliles, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.2 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.63

2008 Award Agreement between Norfolk Southern Corporation and Daniel A. Carp, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.3 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.64

2008 Award Agreement between Norfolk Southern Corporation and Gene R. Carter, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.4 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.65

2008 Award Agreement between Norfolk Southern Corporation and Alston D. Correll, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.5 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.66

2008 Award Agreement between Norfolk Southern Corporation and Landon Hilliard, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.6 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

Exhibit Number	Description
10.67

2008 Award Agreement between Norfolk Southern Corporation and Burton M. Joyce, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.7 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.68

2008 Award Agreement between Norfolk Southern Corporation and Steven F. Leer, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.8 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.69

2008 Award Agreement between Norfolk Southern Corporation and Jane M. O’Brien, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.9 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

10.70

2008 Award Agreement between Norfolk Southern Corporation and J. Paul Reason, dated January 24, 2008, is incorporated herein by reference to Exhibit 10.10 to Norfolk Southern Corporation’s Form 8-K filed on January 25, 2008.

12.1*	Statement regarding the computation of ratio of earnings to fixed charges for the registrant.
21	Subsidiaries of the registrant, incorporated herein by reference to Exhibit 21 to Norfolk Southern Corporation’s Form 10-K filed on February 15, 2008.
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of William A. Galanko, Esq. (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
24.1	Power of Attorney included on signature page hereto.
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank Trust National Association, as Trustee under the Indenture relating to the exchange notes.
99.1*	Form of Letter of Transmittal.
99.2*	Notice of Guaranteed Delivery.
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter to Clients.

*	Filed herewith.